Exhibit 2.1

CONFIDENTIAL

FINAL VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

ELASTIC N.V.

AVENGERS ACQUISITION CORP.

ENDGAME, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Securityholder Representative

June 5, 2019

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description

Annex A	Certain Defined Terms

Exhibit	Description

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Acquiror Support Agreement
Exhibit D	Form of Option Amendment Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Restated Certificate of Incorporation
Exhibit G	Form of Restated Bylaws
Exhibit K	Form of Warrant Cancellation Agreement

Schedules

Schedule 2.2(b)(x)	Certain Required Consents
Schedule 7.10(b)	Liens to Be Released
Schedule 7.12	Pre-Closing Actions
Schedule A-1	Accounting Principles
Schedule A-2	Company Support Stockholders
Schedule A-3	Contracts Providing for Excluded Severance Costs
Schedule A-4	Key Employees
Schedule A-5	Key Holders
Schedule A-6	Knowledge Parties
Schedule A-7	Retention Bonus Plan Participants

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 5, 2019 (the “Agreement Date”) by and among Elastic N.V., a Dutch public limited company (naamloze vennootschap) (“Acquiror”), Avengers Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Acquiror (“Merger Sub”), Endgame, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, as solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (the “Securityholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Annex A.

WITNESSETH

WHEREAS, the respective boards of directors or members, as applicable, of each of Acquiror, Merger Sub, and the Company believe it is advisable and in the best interests of each corporation, and its respective stockholders, that, subject to the terms and conditions of this Agreement, Acquiror acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement, the Merger, and the other transactions contemplated hereby.

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive Acquiror Ordinary Shares in the manner and on the terms and subject to the conditions set forth herein.

WHEREAS, the parties intend, by approving the resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the regulations promulgated under the Code, notwithstanding any application of Section 367(a)(1) of the Code.

WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Company Support Stockholders is executing and delivering to Acquiror (i) a Support Agreement substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), and (ii) a Joinder Agreement substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”).

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, substantially concurrently herewith, certain of the Acquiror’s shareholders are executing and delivering to the Company a Support Agreement substantially in the form attached hereto as Exhibit C (the “Acquiror Support Agreement”).

WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Key Holders is executing and delivering to Acquiror an Amendment to Stock Option Agreements substantially in the form attached hereto as Exhibit D (the “Option Amendment Agreement”).

WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Key Employees is agreeing to enter into an “at will” employment arrangement, effective as of the first Business Day after the Closing Date, by executing and delivering to Acquiror (i) Acquiror’s or such Affiliate’s form offer letter (an “Offer Letter”), (ii) Acquiror’s or such Affiliate’s form Confidential Information and Inventions Assignment Agreement, and (iii) Acquiror’s or such Affiliate’s other customary employment-related agreements and documents (collectively, the “Offer Documents” and the Offer Documents, as executed by the Key Employees, the “Key Employee Agreements”), each to be effective as of the first Business Day after the Closing Date.

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WHEREAS, Acquiror, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Acquiror and the Company shall cause Merger Sub to be merged with and into the Company in the Merger, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger as a direct wholly-owned subsidiary of Acquiror. Acquiror and the Company shall cause the Merger to be consummated and become effective under Delaware Law by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit E, with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law (the “Certificate of Merger”). The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Acquiror and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.” The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

(b) The Surviving Corporation.

(i) Certificate of Incorporation. Unless otherwise determined by Acquiror prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be in the form attached hereto as Exhibit F (the “Restated Certificate of Incorporation”), until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation and the Surviving Corporation’s bylaws.

(ii) Bylaws. Unless otherwise determined by Acquiror prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be in the form attached hereto as Exhibit G (the “Restated Bylaws”), until thereafter amended in accordance with Delaware Law and as provided in the Surviving Corporation’s certificate of incorporation and such bylaws.

(iii) Directors. Unless otherwise determined by Acquiror prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successors is duly elected and qualified.

(iv) Officers. Unless otherwise determined by Acquiror prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

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1.2 General Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Effects of the Merger on Securities of Merging Corporations.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, the Securityholders or any other Person, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall thereupon evidence ownership only of such shares of capital stock of the Surviving Corporation.

(b) Company Capital Stock.

(i) Company Series D Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each share of Company Series D Preferred Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(viii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(ix)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)): (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the sum of (i) the Per Series D Liquidation Preference, plus (ii) the Per Share Closing Participation Amount, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series D Preferred Stock pursuant the foregoing clauses (1) and (2).

(ii) Company Series C Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each share of Company Series C Preferred Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(viii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(ix)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)): (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the sum of (i) the Per Series C Liquidation Preference, plus (ii) the Per Share Closing Participation Amount, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par

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Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series C Preferred Stock pursuant the foregoing clauses (1) and (2).

(iii) Company Series B Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each share of Company Series B Preferred Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(viii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(ix)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)): (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the sum of (i) the Per Series B Liquidation Preference, plus (ii) the Per Share Closing Participation Amount by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series B Preferred Stock pursuant the foregoing clauses (1) and (2).

(iv) Company Series A-2 Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each share of Company Series A-2 Preferred Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(viii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(ix)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)): (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the sum of (i) the Per Series A-2 Liquidation Preference, plus (ii) the Per Share Closing Participation Amount, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series A-2 Preferred Stock pursuant the foregoing clauses (1) and (2).

(v) Company Series A-1 Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each share of Company Series A-1 Preferred Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(viii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(ix)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)): (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the sum of (i) the Per Series A-1 Liquidation Preference, plus (ii) the Per Share Closing Participation Amount, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of

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Section 2.3(d)); and (4) an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series A-1 Preferred Stock pursuant the foregoing clauses (1) and (2).

(vi) Company Series A Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each share of Company Series A Preferred Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(viii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(ix)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)): (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the sum of (i) the Per Series A Liquidation Preference, plus (ii) the Per Share Closing Participation Amount, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series A Preferred Stock pursuant the foregoing clauses (1) and (2).

(vii) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each share of Company Common Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(viii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(ix)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)): (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the Per Share Closing Participation Amount, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series A Preferred Stock pursuant the foregoing clauses (1) and (2).

(viii) Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, the Securityholders or any other Person, each share of Company Capital Stock that is issued and outstanding and held by the Company or any Subsidiary as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(ix) Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded and perfected appraisal rights in accordance with Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.3(b)(i), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). Notwithstanding the provisions of this

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Section 1.3(b)(ix), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.3(b)(i), without interest thereon, subject to the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)). The Company shall give Acquiror prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law. The Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld, conditioned, or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by or on behalf of the Company to any Stockholder with respect to such demands shall be submitted to Acquiror in advance and shall not be presented to any Stockholder prior to the Company receiving Acquiror’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed).

(c) Treatment of Company Options.

(i) In-the-Money Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each Company Option that is an In-the-Money Company Option shall be assumed by Acquiror and shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Plan and the option agreement relating thereto (including with respect to the vesting thereof), as in effect immediately prior to the Effective Time, except that such assumed Company Option shall be exercisable (A) for that number of whole Acquiror Ordinary Shares determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately before the Effective Time by the Stock Award Exchange Ratio, and (B) at an exercise price per Acquiror Ordinary Share equal to the exercise price per share of such Company Option, as applicable immediately prior to the Effective Time, divided by the Stock Award Exchange Ratio (rounded up to the nearest whole cent) (an “Assumed Company Option”); provided, however, that in the case of any Assumed Company Option that qualifies immediately prior to the Effective Time as an incentive stock option for U.S. Tax purposes by reason of its qualification under Section 422 of the Code, at and following the Effective Time, it will constitute a nonstatutory stock option for U.S. Tax purposes. Notwithstanding anything herein to the contrary, (x) if the foregoing calculation results in an Assumed Company Option being exercisable for a fraction of an Acquiror Ordinary Share, then the number of Acquiror Ordinary Shares subject to such option will be rounded down to the nearest whole number of shares, and (y) if an Assumed Company Option is scheduled to vest a fraction of an Acquiror Ordinary Share during any vesting period, the number of Acquiror Ordinary Shares to vest during such vesting period shall be rounded down to the nearest whole number of shares and the aggregate number of Acquiror Ordinary Shares resulting from such fractional rounding will be added to the last vesting period of such Assumed Company Option (rounded down to the nearest whole number of shares).

(ii) Out-of-the-Money Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each Out-of-the-Money Company Option (if any) shall be terminated and cancelled without any consideration therefor.

(iii) Necessary Actions. Prior to the Closing, and subject to the prior review and approval of Acquiror (acting reasonably), the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.3(c) under the Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices and obtaining all necessary approvals and consents.

(iv) Form S-8. Within two (2) Business Days after the Effective Time, Acquiror shall file with the SEC a registration statement on Form S-8 (or any successor form), relating to the Acquiror Ordinary Shares

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issuable with respect to the Assumed Company Options. Acquiror shall use its best efforts to maintain the effectiveness of such registration statement or statements for so long as Assumed Company Options remain outstanding.

(d) Treatment of Company Warrants. Acquiror shall not assume any Company Warrants, or substitute any Company Warrants with an equivalent option or right, in connection with the Merger or the other transactions contemplated by this Agreement and no Company Warrants shall remain outstanding after the Effective Time.

(i) Company Series D Preferred Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each outstanding and unexercised Company Series D Preferred Warrant that is an In-the-Money Company Series D Preferred Warrant shall be terminated and cancelled and, subject to the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents pursuant to Section 2.3(b)), be converted into the right to receive with respect to each share issuable upon exercise in full of such Company Series D Preferred Warrant: (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the excess of the sum of (i) the Per Series D Liquidation Preference, plus (ii) the Per Share Closing Participation Amount, over the per share exercise price of such Company Series D Preferred Warrant, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series D Preferred Warrants pursuant the foregoing clauses (1) and (2).

(ii) Company Series C Preferred Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each outstanding and unexercised Company Series C Preferred Warrant that is an In-the-Money Company Series C Preferred Warrant shall be terminated and cancelled and, subject to the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents pursuant to Section 2.3(b)), be converted into the right to receive with respect to each share issuable upon exercise in full of such Company Series C Preferred Warrant: (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the excess of the sum of (i) the Per Series C Liquidation Preference, plus (ii) the Per Share Closing Participation Amount, over the per share exercise price of such Company Series C Preferred Warrant, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series C Preferred Warrants pursuant the foregoing clauses (1) and (2).

(iii) Company Series A Preferred Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each outstanding and unexercised Company Series A Preferred Warrant that is an In-the-Money Company Series A Preferred Warrant shall be terminated and cancelled and, subject to the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents pursuant to Section 2.3(b)), be converted into the right to receive with respect to each share issuable upon

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exercise in full of such Company Series A Preferred Warrant: (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the excess of the sum of (i) the Per Series A Liquidation Preference, plus (ii) the Per Share Closing Participation Amount, over the per share exercise price of such Company Series A Preferred Warrant, by (y) the Acquiror Share Price; (2) a contingent right to receive the Per Share Adjustment Consideration; (3) an amount in cash, without interest, equal to the Per Share Expense Contribution (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of Section 2.3(d)); and (4) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such share of Company Series A Preferred Warrants pursuant the foregoing clauses (1) and (2).

(iv) Out-of-the-Money Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder or any other Person, each Out-of-the-Money Company Warrant shall be terminated and cancelled without any consideration therefor.

(v) Necessary Actions. Prior to the Closing, and subject to the prior review and approval of Acquiror (acting reasonably), the Company shall take all actions reasonably necessary to effect the transactions anticipated by this Section 1.3(d) under any Contract applicable to the Company Warrants (whether written or oral, formal or informal), including delivering all required notices and obtaining all necessary approvals and consents.

(e) Treatment of Retention Bonus Pool Awards.

(i) Retention Bonus Pool Awards. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, any Retention Bonus Pool Participant, or any other Person, each Retention Bonus Pool Award outstanding as of immediately prior to the Effective Time shall be terminated and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the establishment of the Indemnity Escrow Fund pursuant to Section 2.3(c), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(b)): (1) a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (x) the Retention Bonus Pool Award Value of such Retention Bonus Pool Award, by (y) the Acquiror Share Price; and (2) subject to Section 1.3(g), an amount in cash, without interest, equal to (i) the Euro Par Value, multiplied by (ii) the number of Acquiror Ordinary Shares issuable in respect of such Retention Bonus Pool Award pursuant the foregoing clause (1).

(ii) Necessary Actions. Prior to the Closing, and subject to the prior review and approval of Acquiror (acting reasonably), the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.3(e) under the Company’s Retention Bonus Plan and any Contract applicable to any Retention Bonus Pool Awards (whether written or oral, formal or informal), including delivering all required notices and obtaining all necessary approvals and consents.

(f) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any reverse or forward split in the capital stock or share capital of the Company or Acquiror, respectively, any stock or share capital dividend (including any dividend or distribution of securities convertible into Company Capital Stock or Acquiror Ordinary Shares, as applicable), any recapitalization, reclassification, or other like change with respect to the number of shares of Company Capital Stock or Acquiror Ordinary Shares outstanding after the Agreement Date and prior to the Effective Time. Nothing in this Section 1.3(e) shall be construed to permit any Person to take any action that is prohibited by the terms of this Agreement.

(g) Subscription by Persons receiving Acquiror Ordinary Shares. At the Effective Time, by virtue of the Merger and without further action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or

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any other Person, each Person receiving Acquiror Ordinary Shares pursuant to the Merger, including the Escrow Agent (on behalf of the applicable Securityholders), shall be deemed to have subscribed hereunder for the Acquiror Ordinary Shares to be issued to such Person in accordance with this Section 1.3 and Section 2.3(c). In accordance with Dutch Law, each such Person, as a result of such deemed subscription shall be obligated to pay up each such Acquiror Ordinary Share in an amount equal to the Euro Par Value, and such obligation shall be satisfied by each such Person upon issuance of such Acquiror Ordinary Share by set off by Acquiror of its obligation to pay such Person the cash payments contemplated by Section 1.3 (including with respect to the Indemnity Escrow Shares) against its right to receive payment of the Euro Par Value with respect to such Acquiror Ordinary Share.

(h) Not Inconsistent with the Certificate of Incorporation. For the avoidance of doubt, it is the parties intention that the distribution of the Merger Consideration contemplated by this Section 1.3 be consistent with the Certificate of Incorporation and, to the extent there is inconsistency between this Section 1.3 and the Certificate of Incorporation, this Agreement, including this Section 1.3, shall be reformed to be consistent with the Certificate of Incorporation. Each of Acquiror, the Company, the Securityholder Representative, and the Securityholders shall take all actions necessary or desirable to give effect to this Section 1.3(h).

1.4 Further Action. If at any time from and after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Acquiror and its Affiliates, including the Surviving Corporation, and the officers and directors, thereof are fully authorized in the name of their respective entities or otherwise to take, and shall take, all such lawful and necessary action.

1.5 Tax Matters.

(a) Acquiror makes no representations or warranties to the Company or to any Securityholder or other Person regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or to any Securityholder or other Person of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Notwithstanding the foregoing, for United States federal income Tax purposes, (i) the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code notwithstanding any application of Section 367(a)(1) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Acquiror, Merger Sub, and the Company are parties under Section 368(b) of the Code. The parties shall treat and shall not take any Tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by a change in Law after the date hereof or by a Tax authority in connection with an audit.

(b) The parties hereto shall use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment; provided that none of the parties shall be required pursuant to this Section 1.5(b) to use any efforts, or refrain from taking any action or causing any action to be taken, as relates to the composition or fair market value of the consideration to be delivered pursuant to this Agreement.

ARTICLE II

CLOSING AND CLOSING CONSIDERATION

2.1 The Closing. Unless this Agreement is validly terminated pursuant to Section 8.1, Acquiror, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) within two (2) Business Days

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following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, unless another time or place (including by remote exchange of documents) is mutually agreed upon in writing by Acquiror and the Company; provided, however, that in the event that, pursuant to the foregoing terms, the Closing would occur on a date that is within the fourteen (14) day period prior to the last day of Acquiror’s fiscal year or the last day of any other fiscal quarter of Acquiror, at Acquiror’s election in Acquiror’s sole and absolute discretion, the Closing shall take place on the first (1st) Business Day of the immediately succeeding fiscal quarter, subject to the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”

2.2 Closing Conditions.

(a) Mutual Conditions. The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(i) Effectiveness of Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or pending litigation seeking a stop order with respect to the Form S-4.

(ii) Acquiror Shareholder Approval. The Acquiror Requisite Shareholder Approval shall have been obtained.

(iii) Company Stockholder Approval. The Company Requisite Stockholder Approval shall have been obtained pursuant to the Stockholder Written Consent.

(iv) Regulatory Approvals.

(A) All waiting periods (and extensions thereof) applicable to the Merger and the other transactions contemplated hereby, if any, under the HSR Act shall have expired or been terminated (the “Antitrust Approval”).

(B) The CFIUS Approval shall have been obtained.

(C) The DSS Approval shall have been obtained.

(v) No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) shall be in effect which has the effect of making either of the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting or preventing consummation of either of the Merger or any other transaction contemplated hereby in accordance with the terms hereof.

(vi) No Litigation. There shall be no Action pending or threatened against Acquiror or any of its Affiliates, or against the Company or any of its Affiliates, by any Governmental Entity arising out of, or in any way connected with, this Agreement, the Merger or any other transactions contemplated hereby.

(b) Additional Acquiror and Merger Sub Conditions. The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror:

(i) Company Covenants. The Company shall have performed and complied in all material respects with each of its covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

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(ii) Company Representations and Warranties.

(A) The Fundamental Representations that are not qualified by materiality shall have been true and correct in all material respects on and as of the Agreement Date and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date).

(B) The Fundamental Representations that are qualified by materiality shall have been true and correct in all respects on and as of the Agreement Date and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).

(C) The representations and warranties of the Company (other than the Fundamental Representations) shall have been true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect or similar qualification) in all respects on and as of the Agreement Date and shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect or similar qualification) in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date), except, with respect to this Section 2.2(b)(ii)(C) only, where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect or similar qualification) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since December 31, 2018 that is continuing.

(iv) Appraisal Claims and Rights. Stockholders holding no more than ten percent (10%) of the issued and outstanding shares of Company Capital Stock (on an as converted into Company Common Stock basis) shall have exercised appraisal or dissenters’ rights under applicable Law, including Delaware Law, in either case, with respect to the Merger and the other transactions contemplated by this Agreement.

(v) Joinder Agreements. Indemnifying Parties that together represent an aggregate Pro Rata Portion (measured as if the Merger had occurred) greater than ninety percent (90%) shall have executed and delivered to Acquiror a Joinder Agreement, and all such Joinder Agreements shall be in full force and effect.

(vi) 280G Stockholder Approval. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder), which determination shall be made by the Company and shall be subject to the review and approval of Acquiror (acting reasonably), the Stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner.

(vii) Option Amendment Agreements. The Option Amendment Agreements executed by the Key Holders shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.

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(viii) Non-Competition and Non-Solicitation Agreements. The Non-Competition and Non-Solicitation Agreements executed by the Non-Compete Parties shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.

(ix) Employee Matters.

(A) The Key Employee Agreements executed by the Key Employees shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any such Person. Each of the Key Employees (1) shall not have terminated his or her employment with or services to the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing or overtly expressed an intention or interest in, or taken action toward terminating his or her employment with or services to the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with Acquiror (or one of its Affiliates, as applicable) following the Closing, (2) shall have satisfied Acquiror’s employee customary background investigation and reference check, and (3) shall not be prohibited by applicable Law from working in the jurisdiction in which such Employee is employed or engaged by the Company (or one of its Subsidiaries, as applicable) as of the Agreement Date.

(B) At least eighty percent (80%) of the Employees to whom Acquiror or one of its Affiliates delivers an Offer Letter (1) shall have executed and delivered to Acquiror the Offer Documents, none of which shall have been revoked, rescinded or otherwise repudiated by any such Employee, (2) shall not have terminated his or her employment with or services to the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing or overtly expressed an intention or interest in, or taken action toward terminating his or her employment with or services to the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with Acquiror (or one of its Affiliates, as applicable) following the Closing, (3) shall have satisfied Acquiror’s customary employee background investigation, and (4) shall not be prohibited by applicable Law from working in the jurisdiction in which such Employee is employed or engaged by the Company (or one of its Subsidiaries, as applicable) as of the Agreement Date. Solely for purposes of the condition contained in this Section 2.2(b)(ix)(B), if an Employee receives an Offer Letter providing for aggregate cash compensation in an amount less than that Acquiror or its Affiliates provides to a similarly situated employee of Acquiror or such Affiliate having substantially the same role and the same level classification, then such Employee shall be deemed to have satisfied each of the foregoing clauses (1) through (4) of this Section 2.2(b)(ix)(B).

(x) Third Party Contracts. Acquiror shall have received all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 2.2(b)(x) as are required thereunder in connection with the Merger.

(xi) Pre-Closing Actions. Acquiror shall have received evidence satisfactory to Acquiror (acting reasonably) that each of the Pre-Closing Actions has been completed.

(xii) Company Convertible Notes. The Company shall have provided to Acquiror evidence, satisfactory to Acquiror (acting reasonably), evidencing that all Company Convertible Notes shall be repaid by the issuance of Acquiror Ordinary Shares (with each such share being valued at the Acquiror Share Price).

(xiii) Termination of Employee Plans. The Company shall have provided to Acquiror evidence, satisfactory to Acquiror (acting reasonably), as to the termination of any Company Employee Plans, if any, required to be terminated pursuant to Section 7.8(c).

(xiv) Required Financial Statements. Acquiror shall have received from the Company all audited and unaudited financial statements of the Company and its Subsidiaries that are required to be filed on (or as an exhibit to) a Current Report on Form 8-K in connection with the Merger or with a registration statement filed by Acquiror with the SEC, in each case, pursuant to applicable Law, including the rules and regulations of the SEC

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(including Regulation S-X and Rule 3-05 thereunder), including, for the avoidance of doubt, the Required Financial Statements (even if such financial statements are not required to be so filed prior to or at the Closing), but excluding any required pro forma financial statements.

(xv) Receipt of Closing Deliveries. The Company shall have delivered to Acquiror (A) good standing certificates (dated no later than the date that is five (5) Business Days prior to the Closing Date) with respect to the Company and each of its Subsidiaries from each applicable Governmental Entity in each jurisdiction where the Company or any of its Subsidiaries is qualified to do business, as applicable, including each jurisdiction of incorporation, formation, or organization, (B) the Payment Spreadsheet, (C) the Statement of Expenses, (D) the Closing Date Balance Sheet, (E) the Director and Officer Resignation Letters, (F) the Payoff Letters, (G) the Final Invoices, (H) the Warrant Cancellation Agreements executed and delivered by each of the Warrantholders, and (I) all other certificates and other documents that it is required to deliver to Acquiror pursuant to this Agreement prior to the Closing.

(xvi) Company Closing Certificates.

(A) Officer’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Chief Executive Officer or Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 2.2(b)(i), 2.2(b)(ii), and 2.2(b)(iii) have been satisfied (the “Company Officer’s Certificate”).

(B) Secretary’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying (i) as to the terms and effectiveness of the Charter Documents and the Subsidiary Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors of the Company), (iii) that the Company Requisite Stockholder Approval has been obtained, and (iv) that all Company Book-Entries have been cancelled, effective as of the Effective Time.

(C) FIRPTA Certificate. Acquiror shall have received: (a) a statement from the Company conforming to the requirements of Section 1.1445-2(c)(3) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

(c) Additional Company Conditions. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived in writing exclusively by the Company:

(i) Acquiror Covenants. Acquiror and Merger Sub shall have performed and complied in all material respects with each of their covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

(ii) Acquiror Representations and Warranties. Except as would not materially impair Acquiror’s ability to consummate the Merger, the representations and warranties of Acquiror shall have been true and correct in all respects on the date they were made and are true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Acquiror made only as of a specified date, which shall be true and correct in all respects as of such date).

(iii) Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

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(iv) Listing of Acquiror Ordinary Shares. Acquiror Ordinary Shares to be issued in the Merger, including those Acquiror Ordinary Shares issuable upon the exercise of Assumed Company Options, shall have been approved for listing, subject to official notice of issuance. No trading halt issued by any Governmental Entity or the NYSE with respect to the Acquiror Ordinary Shares shall be in effect.

(v) Acquiror’s Certificate. The Company shall have received a certificate from the Acquiror, validly executed by the Chief Executive Officer or the Chief Financial Officer of the Acquiror that the conditions in Sections 2.2(c)(i), 2.2(c)(ii) and 2.2(c)(iii) have been satisfied.

2.3 Payment of Merger Consideration.

(a) Payment Spreadsheet.

(i) At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a spreadsheet, certified on behalf of the Company’s Chief Executive Officer and Chief Financial Officer, setting forth the following information, in a form and substance satisfactory to Acquiror (acting reasonably) and accompanied by documentation satisfactory to Acquiror (acting reasonably) in support of the information set forth therein (the “Payment Spreadsheet”):

(A) a detailed calculation of the Total Closing Consideration, the Aggregate Liquidation Preference, the Residual Consideration, and each of the components and subcomponents of the foregoing;

(B) a detailed calculation of the Total Share Number and the Stock and Warrant Share number and each of the components and subcomponents of the foregoing;

(C) a detailed calculation of the Stock Award Exchange Ratio and each of the components and subcomponents thereof;

(D) a detailed calculation of the Per Share Residual Amount, the Per Share Expense Contribution, the Per Share Closing Participation Amount, and each of the components and subcomponents of the foregoing;

(E) a detailed calculation of the Per Share Indemnity Escrow Release Consideration and each of the components and subcomponents thereof, assuming full release of the Indemnity Escrow Fund;

(F) a detailed calculation of the Per Share Adjustment Consideration assuming a hypothetical Closing Net Working Capital Surplus of one million dollars ($1,000,000);

(G) with respect to each Stockholder: (A) the name, address of record, e-mail address (if available), and jurisdiction of Tax residence of such Stockholder (if available); (B) whether such Stockholder is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (C) the number, class and series of all shares of Company Capital Stock held by such Stockholder and the respective certificate or other identifying numbers of all Company Stock Certificates or Company Book-Entries evidencing all such shares (and whether such shares are certificated or in book-entry); (D) the date of issuance of such shares of Company Capital Stock and the date of acquisition of such shares of Company Capital Stock by such Stockholder, and the consideration paid to the Company for such issuance (on a per share and aggregate basis) and, if such shares were not acquired by issuance from the Company, the transferee of such shares, and, if Known, the consideration paid by the holder thereof for such shares (on a per share and aggregate basis); (E) the identification of any shares of Company Capital Stock that were (x) acquired through the exercise of an option, whether such option was a nonstatutory option or an incentive stock option as

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defined in Section 422 of the Code, the date of grant of such option, the vesting schedule of such option, and the date of exercise of such option, or (y) issued as Company Restricted Stock, the date of grant of such shares of Company Restricted Stock, the vesting schedule of such shares of Company Restricted Stock; (F) the number of any such shares that are Dissenting Shares; (G) such Stockholder’s Loan Repayment Amount, if any, and whether any Taxes are required to be withheld (assuming for this purpose that such Stockholder provides the necessary documentation to establish that backup withholding does not apply); (H) the aggregate number of Acquiror Ordinary Shares such Stockholder is entitled to receive pursuant to Section 1.3(b) (on a certificate-by-certificate and book-entry-by-book-entry basis and in the aggregate), gross and net of such Stockholder’s Loan Repayment Amount, if any, and the amount of any Taxes that are required to be withheld; (I) such Stockholder’s aggregate Per Share Indemnity Escrow Release Consideration assuming full release of the Indemnity Escrow Fund, and Per Share Adjustment Consideration assuming a hypothetical Closing Net Working Capital Surplus of one million dollars ($1,000,000); and (J) such Stockholder’s Pro Rata Portion and Escrow Pro Rata Share;

(H) with respect to each Optionholder: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of such Optionholder (if available); (B) whether such Optionholder is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (C) the grant date and expiration date of each In-the-Money Company Option held by such Optionholder; (D) whether each such In-the-Money Company Option was granted pursuant to the Plan; (E) the vesting schedule (including all acceleration provisions) applicable to each such In-the-Money Company Option and the extent to which each such In-the-Money Company Option is vested and unvested as of immediately prior to the Effective Time (taking into account any In-the-Money Company Option (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions); (F) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying each such In-the-Money Company Option immediately prior to the Effective Time; (G) whether each such In-the-Money Company Option is an incentive stock options as defined in Section 422 of the Code or a nonstatutory stock option; (H) such Optionholder’s Loan Repayment Amount, if any, and whether any Taxes are required to be withheld; (I) the aggregate number of Acquiror Ordinary Shares subject to an Assumed Company Option, the per share exercise price of such Assumed Company Option, and the vesting schedule (including number of shares vesting per vesting period) of such Assumed Company Option;

(I) with respect to each Warrantholder: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of such Warrantholder (if available); (B) whether such Warrantholder is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (C) the issue date and expiration date of each Company Warrant held by such Warrantholder; (D) the vesting schedule (including all acceleration provisions) applicable to each such Company Warrant and the extent to which each such Company Warrant is vested as of immediately prior to the Effective Time (taking into account any Company Warrant (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions); (E) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying each such Company Warrant immediately prior to the Effective Time; (F) whether each such Company Warrant is an In-the-Money Company Warrant or an Out-of-the-Money Company Warrant; (G) such Warrantholder’s Loan Repayment Amount, if any, and whether any Taxes are required to be withheld (assuming for this purpose that such Warrantholder provides the necessary documentation to establish that backup withholding does not apply); (H) the aggregate number of Acquiror Ordinary Shares such Warrantholder is entitled to receive pursuant to Section 1.3(d) (on a warrant-by-warrant basis and in the aggregate), gross and net of such Warrantholder’s Loan Repayment Amount, if any, and whether any Taxes are required to be withheld (assuming for this purpose that such Warrantholder provides the necessary documentation to establish that backup withholding does not apply); (I) such Warrantholder’s aggregate Per Share Indemnity Escrow Release Consideration assuming full release of the Indemnity Escrow Fund, and Per Share Adjustment Consideration

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assuming a hypothetical Closing Net Working Capital Surplus of one million dollars ($1,000,000); and (J) such Warrantholder’s Pro Rata Portion and Escrow Pro Rata Share;

(J) with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other Company Security that, in each case, would be deemed a “covered security” under Treasury Regulations Section 1.6045-1(a)(15), the cost basis and date of acquisition (if not already provided) of such shares or securities;

(K) with respect to each Company Convertible Note: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of the holder of such Company Convertible Note; (B) whether such holder is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (C) the issue date of such Company Convertible Note; (D) the aggregate Indebtedness owing in respect of such Company Convertible Note as the Effective Time; (E) such holder’s Loan Repayment Amount, if any, and whether any Taxes are required to be withheld (assuming for this purpose that such holder provides the necessary documentation to establish that backup withholding does not apply); and (F) the number of Acquiror Ordinary Shares to be issued in satisfaction of such Company Convertible Note;

(L) wire or other payment instructions for all amounts to be paid by Acquiror in accordance with this Agreement, including any Third Party Expenses and Closing Indebtedness (other than with respect to Company Convertible Notes) that Acquiror is to pay, or cause to be paid, following the Closing on the Company’s behalf;

(M) with respect to each Retention Bonus Pool Participant: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of the Retention Bonus Pool Participant; (B) whether such Retention Bonus Pool Participant is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (C) the Retention Bonus Pool Award Value for the Retention Bonus Pool Award held by such Retention Bonus Pool Participant; (D) such holder’s Loan Repayment Amount, if any, and the amount of any Taxes that are required to be withheld, (E) the number of Acquiror Ordinary Shares to be issued in satisfaction of such Retention Bonus Pool Award and (F) such Retention Bonus Pool Participant’s Pro Rata Share and Escrow Pro Rata Share; and

(N) such other information reasonably requested by Acquiror in connection with facilitating the transactions contemplated by this Agreement.

(ii) Preliminary Payment Spreadsheet. At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a preliminary Payment Spreadsheet with, to the extent reasonably practicable, the Company’s estimated calculations of the requisite information as of such date. The Company shall consider in good faith any of Acquiror’s reasonable comments to such preliminary Payment Spreadsheet and provide any additional supporting documentation or other information reasonably requested by Acquiror. The Payment Spreadsheet shall take into account any adjustments to the preliminary Payment Spreadsheet requested by Acquiror in good faith and not otherwise rejected by the Company in its good faith determination. Nothing in this Section 2.3, including the fact that Acquiror may provide comments or request changes to the preliminary Payment Spreadsheet or that Acquiror and the Company may agree to changes to the information or amounts on the Payment Spreadsheet, shall in any way limit the right of any Person under this Agreement, including Article IX.

(iii) Reliance. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Acquiror or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (i) it is expressly acknowledged and agreed that Acquiror, the Payment Agent and their respective Affiliates and all

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Representatives of the foregoing shall be entitled to rely on the Payment Spreadsheet, and (ii) in no event shall Acquiror, the Payment Agent or any of their respective Affiliates or any Representative of the foregoing have any liability to any Person (including the Securityholder Representative or any Securityholder) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Payment Spreadsheet and the allocation set forth therein, or payments made by any Person (including Acquiror, the Company, the Payment Agent and their respective Affiliates) in accordance with the Payment Spreadsheet.

(b) Exchange Procedures.

(i) Exchange Agent. Computershare Inc., a national banking association, or another Person selected by Acquiror, shall serve as the exchange agent for the Merger (the “Exchange Agent”).

(ii) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver written instruction to its transfer agent, eShares, Inc., d/b/a Carta, Inc. (the “Company Transfer Agent”), with a copy to Acquiror, directing the Company Transfer Agent to (A) cancel all electronic certificates or other book-entry entitlements representing shares of Company Capital Stock (the “Company Book-Entries”), such cancellation to be effective as of the Effective Time, and (B) at the Closing, deliver to Acquiror and the Exchange Agent written confirmation from the Company Transfer Agent of the cancellation of all Company Book-Entries, effective as of the Effective Time (the “Cancellation Certificate”).

(iii) Within five (5) Business Days following the Closing Date, to the extent not previously mailed or otherwise delivered by the Company or any other Person, Acquiror or the Exchange Agent shall mail or otherwise deliver to each Securityholder to be issued Acquiror Ordinary Shares pursuant to this Agreement, at the address or e-mail address set forth opposite each such Person’s name on the Payment Spreadsheet, a letter of transmittal in a form acceptable to Acquiror and the Company (each acting reasonably) (the “Letter of Transmittal”).

(iv) Within two (2) Business Days following receipt by the Exchange Agent of a duly completed Letter of Transmittal and any other documents that Acquiror or the Exchange Agent may reasonably require in connection therewith, including any original certificate representing shares of Company Capital Stock (a “Company Stock Certificate”), and, if a Warrantholder, a Warrant Cancellation Agreement (collectively, the “Exchange Documents”), Acquiror shall issue to the delivering Securityholder, as the case may be, in exchange therefor, that number of Acquiror Ordinary Shares issuable to such Person pursuant to Section 1.3 and this Section 2.3(b)(iv) for such surrendered Company Securities, as applicable. Notwithstanding anything herein to the contrary, as Acquiror Ordinary Shares become issuable pursuant to the terms of this Agreement, the aggregate number of Acquiror Ordinary Shares to be issued to any Securityholder in any particular issuance shall be rounded down to the nearest whole number of shares (and the corresponding cash amounts payable in respect of the Euro Par Value will be rounded down accordingly), and such Securityholder will receive no compensation in respect of such rounding. Any Company Stock Certificates surrendered pursuant to this Section 2.3(b) shall be cancelled. No Acquiror Ordinary Shares shall be issued or issuable to any Securityholder until such Person delivers to the Exchange Agent duly completed and validly executed Exchange Documents, in accordance with the terms and conditions hereof and the instructions set forth in the Letter of Transmittal. Further, no Acquiror Ordinary Shares shall be issued or issuable in respect of any shares of Company Capital Stock represented by Company Book-Entries until Acquiror and the Exchange Agent shall have received the Cancellation Certificate. From and after the Effective Time, all Company Stock Certificates and Company Book-Entries shall, for all corporate purposes, evidence only the ownership of the right to receive the consideration contemplated by this Agreement.

(v) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed

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certificates, upon the making of an affidavit of that fact by the holder thereof, such number of Acquiror Ordinary Shares, if any, as may be required pursuant to Section 1.3; provided, however, that Acquiror may, in its discretion, or as required by the Exchange Agent, and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (A) deliver a bond in such amount as it may reasonably direct, or (B) provide an indemnification agreement in a form and substance acceptable to Acquiror, against any claim that may be made against Acquiror or the Exchange Agent or their respective Affiliates with respect to the certificates alleged to have been lost, stolen or destroyed.

(vi) Transfers of Ownership. If any Acquiror Ordinary Shares to be issued pursuant to Section 1.3 to a Person other than the Person whose name is reflected on the corresponding Company Stock Certificate or Company Book-Entry, it will be a condition of the issuance or delivery thereof that any certificate or other entitlement so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(vii) No Further Ownership Rights in Company Securities. The consideration paid in respect of the surrender for exchange of Company Securities in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such Company Securities. Following the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(viii) No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of Acquiror, the Exchange Agent, the Surviving Corporation, nor any of their respective Representatives shall be liable to any Person for any amount paid or surrendered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(ix) Acquiror Ordinary Shares. Notwithstanding anything herein to the contrary, the Acquiror Ordinary Shares issued in connection with the Merger will be subject to (i) the terms and conditions of, including any restrictions and encumbrances provided for under, this Agreement, the Escrow Agreement (in the case of Indemnity Escrow Shares), Acquiror’s articles of association and other organizational documents, as may be amended, or amended and restated, from time to time, and any applicable Joinder Agreement, or other Contract entered into by the party to whom such shares were issued, and (ii) applicable securities and corporate Laws, including Dutch Law and U.S. state or federal Law.

(c) Indemnity Escrow Share Deposit.

(i) Computershare Inc., a national banking association, or another Person selected by Acquiror, shall serve as the escrow agent in connection with the Merger (the “Escrow Agent”).

(ii) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, any Retention Bonus Pool Participant, or any other Person, (i) a number of Acquiror Ordinary Shares equal to the product obtained by multiplying (a) such Indemnifying Party’s Escrow Pro Rata Portion, by (b) the Indemnity Escrow Shares, shall be withheld from the Acquiror Ordinary Shares otherwise issuable to such Indemnifying Party pursuant to Sections 1.3(b), 1.3(d) and 1.3(e).

(iii) As soon as reasonably practicable following the Closing, Acquiror shall issue to the Escrow Agent the Indemnity Escrow Shares, which shall be held in trust, for the account of the Indemnifying Parties, as

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an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement (and together with all dividends and distributions and other income thereon, the “Indemnity Escrow Fund”), and, upon issuance to the Escrow Agent, Acquiror shall be deemed to have contributed to the Indemnity Escrow Fund, on behalf of each Indemnifying Party, each Indemnifying Party’s Escrow Pro Rata Portion of the Indemnity Escrow Shares. The Indemnity Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement, including Article IX, irrespective of any of Indemnifying Parties’ respective Escrow Pro Rata Portions, and shall be distributed in accordance with the terms and conditions of this Agreement, including Article IX, and the Escrow Agreement. Each Indemnifying Party shall have the ability to exercise all rights with respect to the Indemnity Escrow Shares to which such Indemnifying Party has a continuing contingent right to retain in accordance with the terms of this Agreement, including voting rights, except for the right of possession thereof, and the right to pledge, encumber, sell, assign or transfer such Indemnity Escrow Shares or any interest therein except as contemplated by the Escrow Agreement. Each Indemnifying Party may direct the Securityholder Representative to vote all Indemnity Escrow Shares to which such Indemnifying Party has a continuing contingent right to retain in accordance with the terms of this Agreement. The Securityholder Representative (on behalf of the Indemnifying Parties) shall direct the Escrow Agent in writing as to the exercise of any such voting rights in accordance with the direction received from the Indemnifying Parties (and if no direction is received, shall direct the Escrow Agent not to vote such Indemnity Escrow Shares).

(d) Expense Fund Amount. As soon as reasonably practicable following the Closing, Acquiror shall deposit, or cause to be deposited, by wire transfer of immediately available funds to the Securityholder Representative cash in the amount of $350,000 (the “Expense Fund Amount”), into a segregated account designated by the Securityholder Representative in a written notice delivered to Acquiror at least three (3) Businesses Days prior to the Closing Date (the Expense Fund Amount in such account, together with any income earned on the Expense Fund Amount, the “Expense Fund”). Notwithstanding anything herein to the contrary, Acquiror’s obligations to make payment of all or any portion of the Expense Fund Amount shall be fully satisfied upon deposit of the Expense Fund Amount in the Expense Fund. The Expense Fund shall be treated as received and deposited by the Securityholders pursuant to Section 1.3 at the Effective Time for Tax purposes and be held as a trust fund for the benefit of the appropriate Securityholders and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person. The Expense Fund shall be used by the Securityholder Representative as agent and for the benefit of the Securityholders and shall be used (i) for the purposes of paying directly or reimbursing the Securityholder Representative for any Securityholder Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Securityholder Representative that the Expense Fund is no longer required to be withheld, the Securityholder Representative shall distribute all amounts then-remaining in the Expense Fund (if any) to the Stockholders and Warrantholders in accordance with their respective Escrow Pro Rata Portions (determined without including the Retention Bonus Pool Awards payable to any Stockholder or Warrantholder in the calculation of the numerator or denominator thereof).

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2.4 Withholding Taxes. The Company, the Exchange Agent, Acquiror and the Surviving Corporation, and each of their Affiliates and Representatives shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law, and to be provided any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Any such withholding shall be effected by reduction in the number of Acquiror Ordinary Shares deliverable pursuant to this Agreement, with each Acquiror Ordinary Share valued for this purpose at Acquiror Share Price. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify the applicable withholding agent for any amounts imposed by a Governmental Entity.

2.5 Outstanding Loans. In the event that any Person entitled to consideration hereunder has outstanding loans from the Company or any Subsidiary as of the Effective Time, the consideration payable to such Person pursuant to Section 1.3 shall be reduced by that number of Acquiror Ordinary Shares having an aggregate value equal to the outstanding principal plus accrued interest, if any, of such Person’s loans as of the Effective Time, plus any other amounts owed by such Person to the Company or any Subsidiary (collectively, such Person’s “Loan Repayment Amount”), with each Acquiror Ordinary Share valued for this purpose at Acquiror Share Price. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.5. To the extent the consideration payable to such Person is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule delivered by the Company to Acquiror on the Agreement Date (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article III to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, or subclause of this Article III, and (B) any other representations and warranties set forth in this Article III if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article III), the Company hereby represents and warrants to Acquiror and Merger Sub, as of the Agreement Date and as of the Closing Date, as though made at the Closing Date, as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Except as would not be material, the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification, license or good standing material to the Company’s business as currently conducted.

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(b) The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each validly adopted and approved and in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed, nor has any Person proposed, any amendment to any of the Charter Documents.

(d) Section 3.1(d) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity or enterprise of which the Company owns or has owned, directly or indirectly, any of the stock or other Equity Interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”), and the percentage ownership thereof. Each Subsidiary is a corporation, limited liability company, partnership, association, joint venture or other business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Except as would not be material, each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary. A true, correct and complete copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the Agreement Date, has been Made Available. All of the outstanding shares or other Equity Interests of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares or other Equity Interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all Laws. There are no, and no Subsidiary has any unfilled promises or commitments (whether or not binding) to issue or grant any Equity Interests or enter into any commitments or agreements of any character, written or oral, for the issuance or grant of any Equity Interests to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other Equity Interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized, and no Subsidiary has any unfilled promises or commitments (whether or not binding) to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries (whether payable in Equity Interests, cash, or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any shares of the capital stock or Equity Interest of any Subsidiary. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

(e) Section 3.1(e) of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries.

(f) Section 3.1(f) of the Disclosure Schedule lists every jurisdiction in which the Company and its Subsidiaries has Employees or facilities as of the Agreement Date.

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3.2 Authority and Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other transactions contemplated hereby and thereby, other than the adoption of this Agreement and approval of the Merger by the Stockholders who hold (a) at least sixty six and two-thirds percent (66 2/3%) of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis, and (b) at least a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted into Company Common Stock basis (the “Company Requisite Stockholder Approval”). The Company Requisite Stockholder Approval is the only vote or approval of the Stockholders required under Law, the Charter Documents and all Contracts to which the Company or any Subsidiary is a party to legally adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

(b) This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

(c) No “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law (including Section 203 of Delaware Law) or any anti-takeover provision in the Charter Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, or the Merger or the other transactions contemplated hereby.

3.3 Governmental Approvals.

(a) No consent, notice, waiver, approval, Order or authorization of, or filing with any Governmental Entity, is required by, or with respect to, the Company, the Surviving Corporation or any of their respective subsidiaries as a result of the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Merger or any other transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the Antitrust Approval, (iv) the CFIUS Approval, (v) the DSS Approval, and (vi) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings that a failure to obtain would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b) As of and immediately prior to the Closing, in relation to the HSR Act: (i) the Company will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and as interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and as interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and as interpreted by the PNO); (ii) the Company is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and as interpreted by the PNO); (iii) the total

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assets (as such term is defined in 16 C.F.R. § 801.11 and as interpreted by the PNO) of the Company will be below the $10,000,000 (as adjusted) threshold set forth in 15 U.S.C. § 18a(a)(2)(B)(ii)(II) (as of the Agreement Date, $18,000,000); and (iv) the annual net sales (as such term is defined in 16 C.F.R. § 801.11 as interpreted by the PNO) of the Company will be below the $100,000,000 (as adjusted) threshold set forth in 15 U.S.C. § 18a(a)(2)(B)(ii)(III) (as of the Agreement Date, $180,000,000).

3.4 Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation or imposition of any Lien (other than Permitted Liens) upon the assets of the Company or any Subsidiary and will not conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any notice, consent, waiver, or approval under (any such event, a “Conflict”) (a) any provision of the Charter Documents or the organizational documents of any Subsidiary, as amended, (b) any Material Contract, Company Authorization, or Lien to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible) are bound or subject, or (c) any Law or Order applicable to the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c), as would not be reasonably expected to be material. Section 3.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger or the other transactions contemplated by this Agreement, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration following the Closing so as to preserve all rights of, and benefits to, the Company and its Subsidiaries or the Surviving Corporation and its subsidiaries, as the case may be, under such Material Contracts from and after the Closing. Following the Closing, the Surviving Corporation and each of its Subsidiaries, will be permitted to exercise all of its rights under all Material Contracts to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary, as the case may be, would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred. Notwithstanding the foregoing, the term “Material Contract” as used in this Section 3.4 does not include any Contracts substantially in the form of the applicable customer or end user Contracts for Company Product(s) (including reseller agreements) that absent Section 3.13(b)(z) would not otherwise constitute Material Contracts.

3.5 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, of which 10,805,507 shares are issued and outstanding as of the Agreement Date; and 45,200,040 shares of Company Preferred Stock, 42,000,191 of which is outstanding as of the Agreement Date, consisting of 389,656 shares of Company Series A Preferred Stock, none of which is outstanding as of the Agreement Date, 17,121,265 shares of Company Series A-1 Preferred Stock, 17,121,265 of which is outstanding as of the Agreement Date, 2,361,553 shares of Company Series A-2 Preferred Stock, 2,361,553 of which is outstanding as of the Agreement Date, 14,301,719 shares of Company Series B Preferred Stock, 14,301,719 of which is outstanding as of the Agreement Date, 7,868,882 shares of Company Series C Preferred Stock, 6,669,267 of which is outstanding as of the Agreement Date, and 3,156,965 shares of Company Series D Preferred Stock, 1,546,387 of which is outstanding as of the Agreement Date.

(b) The Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock. As of the Agreement Date, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 3.5(b) of the Disclosure Schedule which further sets forth for each such Person (i) name, address, e-mail address, jurisdiction of Tax residence (if Known), and the number of shares held,

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(ii) the class and series of such shares, (iii) the number of the applicable Company Stock Certificates or Company Book-Entry representing such shares, and (iv) whether such Person is or has ever been an Employee. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to any Liens (other than a Permitted Lien), outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it or any of its assets is bound. None of the outstanding shares of Company Capital Stock are, or have ever been, Company Restricted Stock. All shares of Company Capital Stock and other Company Securities ever issued by the Company have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation. No Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received written (or, to the Knowledge of the Company, other) notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock and the Company has never declared or paid any dividend or other distribution. Other than the Company Capital Stock set forth in Section 3.5(b) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(c) Except for the Plan, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and the Stockholders and is in full force and effect. The Company has reserved 21,141,942 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company or any of its Affiliates upon the issuance of stock or the exercise of options granted under the Plan, of which 15,814,615 shares are issuable, as of the Agreement Date, upon the exercise of outstanding, unexercised options granted under the Plan, 5,016,274 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the Agreement Date and 311,053 shares remain available for future grant. Section 3.5(c) of the Disclosure Schedule sets forth, as of the Agreement Date, for each outstanding Company Option, (1) name, address, e-mail address, and jurisdiction of Tax residence (if Known), (2) whether such Optionholder is an Employee, (3) the grant date and expiration date thereof, (4) whether such Company Option was not granted pursuant to the Plan, (5) the vesting schedule (including all acceleration provisions) applicable to such Company Option and the extent to which such Company Option is vested to date, (6) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option to date, and (7) whether such Company Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such Company Option is, to the Knowledge of the Company, subject to Section 409A of the Code, (8) whether such Company Option is held by a current employee or non-employee director of the Company, and (9) whether such Company Option may be early exercised for shares of restricted stock. The terms of the Plan and the applicable agreements for each Company Option permit the assumption of options to purchase Acquiror Ordinary Shares and the termination of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all form Contracts relating to the Plan have been Made Available and all outstanding Company Options have been issued pursuant to such form Contracts.

(d) Section 3.5(d) of the Disclosure Schedule sets forth, as of the Agreement Date, for each outstanding Company Warrant, (1) name, address, e-mail address, and jurisdiction of Tax residence (if Known), (2) the grant date and expiration date thereof, (3) the vesting schedule (including all acceleration provisions) applicable to such Company Warrant, if any, and the extent to which such Company Warrant is vested to date and whether such vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other

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events, (4) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Warrant to date, and (5) a summary of the effect on such Company Warrant as a result of the entry into this Agreement and consummation of the transactions contemplated hereby. The terms of the applicable Contracts for each Company Warrant permit the termination of such Company Warrants as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise. True and complete copies of all Contracts relating to or issued under or with respect to the Company Warrants have been Made Available and such Contracts have not been amended, modified or supplemented and there are no Contracts to amend, modify or supplement such Contracts from the forms thereof Made Available, in each case, except as contemplated by the Warrant Cancellation Agreement.

(e) Except for the shares of Company Capital Stock, the Company Options and the Company Warrants set forth on Sections 3.5(b), 3.5(c) and 3.5(d) of the Disclosure Schedule, as of the Agreement Date there are no, and the Company has no unfulfilled, Contracts, promises or commitments (whether or not binding) to issue or grant any Company Securities or enter into any Contract of any character, written or oral, to issue or grant any Company Securities to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Company Securities. As of the Agreement Date, there are no outstanding or authorized, and the Company has no unfulfilled promises or commitments (whether or not binding) to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (whether payable in Company Securities, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other Contracts with respect to the voting stock of the Company, and there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, right of first offer, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all Company Securities.

(f) Section 3.5(f) of the Disclosure Schedule sets forth, as of the Agreement Date, all Indebtedness of the Company and each Subsidiary, including (i) the amount of such Indebtedness, and (ii) any assets securing such Indebtedness. Other than as set forth on Section 3.5(f) of the Disclosure Schedule, the Company and the Subsidiaries have no outstanding Indebtedness. The Company has Made Available a true, correct and complete copy of each Contract or other instrument evidencing Indebtedness of the Company With respect to each such item of Indebtedness, neither the Company nor any Subsidiary is in default and no payments are past due. There are no outstanding loans or Indebtedness involving, on the one hand, the Company and on the other hand, any of the Securityholders. After giving effect to the Closing and the payment of all Closing Indebtedness set forth in Payoff Letters delivered to Acquiror prior to the Closing, the Company and its Subsidiaries will have no Indebtedness, and each holder of any Indebtedness of the Company will have no rights in respect of such Indebtedness.

(g) There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company.

(h) The allocation of the Total Consideration set forth in Article I is consistent with, and does not violate any of the Charter Documents, the Plan, or any Contract applicable to any Company Securities or Indebtedness of the Company or any of its Subsidiaries, in each case, as amended immediately prior to the Effective Time.

(i) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in any liability of the Company or any

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Subsidiary to any current, former or alleged holder of Company Securities or securities of any Subsidiary in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Merger or otherwise.

3.6 Company Financial Statements; Internal Financial Controls.

(a) Section 3.6(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2018, December 31, 2017, and December 31, 2016, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of April 30, 2019 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations, cash flows, and stockholders’ equity for the four (4) month period then ended (the “Interim Financials” and together with the Year-End Financials, the “Financials”). The Financials have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that any unaudited Financials need not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, GAAP) and the Financials are consistent with such books and records.

(b) Section 3.6(b) of the Disclosure Schedule sets forth an aging schedule with respect to each of the accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, indicating a range of days elapsed since invoice, which aging schedule shall be accurate and complete, in all material respects, aging of each such accounts receivable as of the Balance Sheet Date and all such accounts receivable in the aggregate as of the Balance Sheet Date. All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries derive from bona fide sales transactions entered into in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis, and are not subject to any other repurchase or return arrangement. No Person has any Lien (other than a Permitted Lien) on any accounts receivable of the Company or any Subsidiary.

(c) The Company and each Subsidiary has established and maintains a system of internal accounting controls that are customary for a company at a similar stage of development as a Company and are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials) in accordance with GAAP, including policies and procedures that are designed to (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and its Subsidiaries, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any Subsidiary (including any Employee) has currently identified or currently been made aware of (A) any deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (B) any fraud, whether or not material, that involves the Company’s or its Subsidiary’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (C) any claim or allegation regarding any of the foregoing.

(d) On or prior to the Closing Date, neither Company nor any Subsidiary has recorded revenue (whether in the Financials or otherwise) or received payments in the amount or in the timeframe required in

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respect of any sale or other transaction with respect to which any commission or other payment will accrue or otherwise become payable to any Employee at any time after the Closing.

3.7 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material in amount or significance, either individually or in the aggregate, and do not result from a breach of Contract (including any representation or warranty therein), breach of warranty, violation of Law, infringement, misappropriation, or other tort, (c) are Third Party Expenses, Closing Indebtedness, Tax Amount, or included as a liability in Closing Net Working Capital, or (d) are executory performance obligations arising under Contracts to which the Company or any Subsidiary is a party or otherwise bound and that do not result from a breach of such Contract (including any representation or warranty therein).

3.8 No Changes. Since December 31, 2018 through the Agreement Date, no Company Material Adverse Effect has occurred or arisen. Since the Balance Sheet Date through the Agreement Date, neither the Company nor any Subsidiary has taken any action that would be prohibited by Section 5.2 if proposed to be taken or actually taken after the Agreement Date.

3.9 Tax Matters.

(a) Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule or amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company or any Subsidiary with any Governmental Entity on or before the Closing Date (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) is true, correct and complete in all material respects and has been prepared in compliance with all applicable Laws in all material respects. All Taxes required to be paid by the Company or its Subsidiaries (regardless of whether or not shown on any Tax Return) have been timely paid. The Company has delivered or made available to Acquiror accurate and complete copies of all Company Returns (other than immaterial information returns (e.g. Form 1099s, W-2s, etc.)) filed for the four most recent taxable periods.

(b) Reserves for Payment of Taxes. The Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof. The Company or each Subsidiary, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Acquiror as soon as practicable and in any event reasonably in advance of the Closing Date (other than any Taxes arising in connection with the Merger). Neither the Company nor any Subsidiary has incurred any liability for Taxes (other than any Taxes arising in connection with the Merger) since the Balance Sheet Date outside of the ordinary course of business.

(c) Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity which has not been paid or otherwise resolved in full. Neither the Company nor any Subsidiary has received from any Governmental Entity any written: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment, in each case, which has not been paid or otherwise resolved in full. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or any Subsidiary in each case, that is still currently in effect. No Action is currently pending or threatened against the

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Company or any Subsidiary in respect of any Tax. There are (and immediately following the Merger there will be) no liens for Taxes upon any of the assets of the Company or any Subsidiary except liens for current Taxes not yet due and payable (and for which there are full and adequate accruals).

(d) Deficiencies. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Subsidiary with respect to any Tax.

(e) Distributed Stock. Neither the Company nor any Subsidiary has distributed stock of another Person, and neither the Company nor any Subsidiary has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the two (2) years prior to the Closing Date or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(f) 280G Matters. There is no agreement, plan, arrangement or other Contract covering any “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) with respect to the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be reasonably characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) with respect to the Company is entitled to any payment of any tax “gross-up” or similar “make-whole” payments from the Company or any Subsidiary, including as a result of excise taxes which could become payable under Section 280G of the Code or Section 4999 of the Code. Section 3.9(f) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to the Company.

(g) Tax Indemnity Agreements. Neither the Company nor any Subsidiary has: (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, by operation of law, or otherwise, (iii) been a party to any Tax sharing, indemnification or allocation agreement (other than customary commercial contracts entered into in the ordinary course of business and the primary purpose of which is unrelated to Tax), or (iv) been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(h) FIRPTA. Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns. Neither the Company nor any Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that other country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary, as applicable, is or may be required to file a Tax Return in, or be subject to Tax by, that jurisdiction.

(j) Transfer Pricing. The prices for any property or services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of the relevant transfer pricing Laws.

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(k) Tax Shelters; Listed Transactions. Neither the Company nor any Subsidiary has consummated or participated in, nor is the Company or any Subsidiary currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Laws. The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which reasonably could be expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law).

(l) Section 83(b) Matters. No Person holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(m) Withholding. Each of the Company and its Subsidiaries: (i) has complied in all material respects with all Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law); (ii) has, within the time and in the manner prescribed by applicable Laws in all material respects, withheld from Employee wages or compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, including Taxes described in Section 3.9(m)(i), federal and state income and employment Taxes, the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Laws; and (iii) has timely filed all withholding Tax Returns, for all periods.

(n) Change in Accounting Methods; Closing Agreements. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring prior to the Effective Time; (iv) installment sale or open transaction disposition made prior to the Effective Time; (v) prepaid amount received prior to the Effective Time (other than amounts received in the ordinary course of business), (vi) election pursuant to Section 108(i) of the Code made prior to the Effective Time (or any corresponding or similar provision of state, local or foreign Tax Law), or (vii) under Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law). The Company has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(o) Section 1503 Matters. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(p) Tax Incentives. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order granted by a Governmental Entity that are not generally available to Persons without specific application therefor.

(q) Tax Status. Neither the Company nor any of its Subsidiaries has ever elected to be treated as an S corporation under Section 1362 of the Code or any corresponding or similar provision of Law or filed an election under Treasury Regulation Section 301.7701-3.

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(r) Tax Accounting. The Company and its Subsidiaries use the accrual method of accounting for income Tax purposes.

(s) Section 409A Matters.

(i) Section 3.9(s)(i) of the Disclosure Schedule lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state Law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan has been operated in (a) material documentary and (b) material operational compliance with Section 409A, such that no compensation is required by Law to be included in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any Company Employee Plan. To the extent required by Law, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. There is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party which, individually or collectively, could give rise to Acquiror, Company, Subsidiary Tax under Section 409A of the Code or that would give rise to an Employee Tax and/or Company or Subsidiary reporting obligations under Section 409A of the Code.

(ii) No Company Option or other stock right of the Company (as defined in U.S. Treasury Regulation 1.409A-1(l)) (A) has an exercise price less than the fair market value of the underlying equity as of the date such option or right was granted, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (C) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(t) Limitations. This Section 3.9 and Section 3.14 (to the extent it relates to Taxes) contain the exclusive representations and warranties of the Company with respect to Taxes, and any claim for breach of representation with respect to Taxes shall be based on the representations and warranties made in this Section 3.9 and Section 3.14 (to the extent it relates to Taxes), and shall not be based on the representations or warranties set forth in any other provision of this Agreement. Except for Sections 3.9(e), (f), (g), (l), (m), (n), (o), (p) and (s), no representation or warranty contained in this Section 3.9 shall be deemed to apply directly or indirectly with respect to any Taxes that are not Taxes for Pre-Closing Tax Periods. For the avoidance of doubt, the Company makes no representation as to any limitations on any net operating losses, Tax basis, Tax credits, or other Tax attributes that it may have in any taxable period (or portion thereof) beginning on or after the Closing Date.

3.10 Real Property. Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property nor is either party to any Contract to purchase or sell any real property. Section 3.10 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”). Section 3.10 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder and all amendments, terminations and modifications thereof (the “Lease Agreements”). The Company has provided Acquiror with true, correct and complete copies of all Lease Agreements. All such Lease

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Agreements are valid and effective in accordance with their respective terms against the Company (or its Subsidiary, as applicable), and, to the Knowledge of the Company, the other parties thereto, and there is not, under any of such leases, any existing default, rent past due or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company (or its Subsidiary, as applicable), and, to the Knowledge of the Company, the other parties thereto. Neither the Company nor its Subsidiaries have received any written (or, to the Knowledge of the Company, other) notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or any of its subsidiaries or materially alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any material rights of termination, amendment, acceleration or cancellation of any Lease Agreements, or otherwise materially adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each of its Subsidiaries has performed all of its obligations under any termination Contracts pursuant to which it has terminated any leases, subleases, licenses or other occupancy Contracts for real property that are no longer in effect and has no continuing liability with respect to such terminated Contracts. The Leased Real Property is in good operating condition and repair and otherwise suitable for the conduct of the business of the Company and its Subsidiaries and otherwise suitable for the conduct of the business of the Company and its Subsidiaries. The Company expects to be able to continue to have the right to occupy the Leased Real Property through the remainder of the term of the applicable Lease Agreement.

3.11 Property. The Company or a Subsidiary has good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold interests or license rights in, all tangible properties and assets used or held for use by the Company or any Subsidiary in their respective businesses, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, and (b) Permitted Liens. All such items of property owned, leased, or licensed by the Company or any Subsidiary (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) in good operating condition, subject to normal wear and tear. The tangible properties and assets owned by the Company and its Subsidiaries (including the assets owned by the Company and its Subsidiaries at, and as of immediately following, the Closing), together with any properties and assets to which the Company and its Subsidiaries has valid leasehold interests or license rights in, constitute all of the tangible assets that are (and for the prior twelve (12) months have been) used in or held for use in, the conduct of the business of the Company and its Subsidiaries as such business is currently conducted.

3.12 Intellectual Property.

(a) Disclosures. The Disclosure Schedule accurately identifies and describes:

(i) in Section 3.12(a)(i) of the Disclosure Schedule, each Company Product;

(ii) in Section 3.12(a)(ii) of the Disclosure Schedule, (A) each item of Company IPR that is Registered IP (“Company Registered IP”); (B) the jurisdiction in which such item of Company Registered IP has been registered or filed, the applicable application, registration or serial number and the applicable application, filing or registration date; (C) all current owners, registrants or assignees of such item, and the nature of such Person’s ownership interest; (D) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant, and (E) a list of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), arbitral body or mediator to which the Company or a Subsidiary is a party and in which claims are

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raised relating to the validity, enforceability, scope, ownership, misappropriation or infringement of such item of Company Registered IP; and (F) for each item of Company Registered IP, whether it was registered with “small business status”;

(iii) in Section 3.12(a)(iii) of the Disclosure Schedule, each Inbound License, other than Contracts for (A) Open Source Licenses or Contracts primarily for granting rights or licenses with respect to Shrink-Wrap Software); (B) nondisclosure agreements entered in the ordinary course of business consistent with past practice that do not contain any licenses of Intellectual Property Rights other than limited rights to use confidential information for the purposes expressly stated therein; and (C) non-exclusive licenses of Intellectual Property Rights granted by Employees that are on a Standard Form IP Contract without material deviation; and

(iv) in Section 3.12(a)(iv) of the Disclosure Schedule, each Outbound License, other than (A) Contracts substantially in the form of the applicable Standard Form IP Contract without material modifications that have been entered into in the ordinary course of business; (B) nondisclosure agreements entered in the ordinary course of business consistent with past practice that do not contain any licenses of Intellectual Property Rights other than limited rights to use confidential information for the purposes expressly stated therein; and (C) non-exclusive licenses of Intellectual Property Rights granted to Employees that are on a Standard Form IP Contract without material deviation.

(b) Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Contract entered into on the form of Standard Form IP Contract.

(c) Ownership Free and Clear. The Company and each of its Subsidiaries exclusively own all right, title and interest to and in the Company IPR (including the Company Registered IP) free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing:

(i) each Employee who is or was involved in the creation or development of any Company IP has signed an agreement containing an irrevocable assignment of all rights, title and interest in and to such Company IP to the Company or a Subsidiary, a waiver of moral rights with respect to such Company IP (for Employees residing in jurisdictions that recognize moral rights), and confidentiality provisions protecting the Company IP substantially in form of the Company’s Standard Form IP Contract for employees (a copy of which is attached to Section 3.12(c)(i)-A of the Disclosure Schedule (the “Employee Proprietary Information Agreement”)), or the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which is attached to Section 3.12(c)(i)-B of the Disclosure Schedule (the “Consultant Proprietary Information Agreement”, and together with the Employee Proprietary Information Agreement, the “Proprietary Information Agreements”)), as the case may be, that provides for the Company to have complete and exclusive ownership of such Company IP;

(ii) no Employee has excluded from assignment to the Company or any Subsidiary, or otherwise reserved or retained any rights in or to, any Intellectual Property Rights incorporated into or used in connection with any Company Product or the business of the Company or any Subsidiary;

(iii) no other Person, Employee or former employer of any Employee has any claim, right or interest to or in any material Company IP;

(iv) to the Company’s Knowledge, no Employee is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights;

(v) no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or research center were used to develop or create any Company IP in a manner that would affect the Company’s or its Subsidiaries’ rights in any Company IP or Company Products;

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(vi) no material Company IP has been developed for or pursuant to a Contract with any other Person who has any ownership interest in or with respect to such Company IP;

(vii) neither the Company nor any Subsidiary has permitted the rights of the Company or any Subsidiary in any Company IPR that is or was material to its business to enter into the public domain, or to be abandoned or lapsed;

(viii) no Company IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary;

(ix) neither the Company nor any Subsidiary has assigned or otherwise transferred ownership of or granted an exclusive license with respect to, or agreed to assign or otherwise transfer ownership of or grant an exclusive license with respect to, any Intellectual Property Right that is or was Company IPR; and

(x) all Company IPR (excluding domain names) is (and following the Closing will be) fully transferable, alienable and licensable by the Company or a Subsidiary (or Surviving Corporation) without restriction and without payment of any kind to any third party, except for ordinary course prosecution and maintenance fees for Company Registered IP.

(d) Valid and Enforceable. Each item of Company Registered IP (excluding domain names) is subsisting and to the Knowledge of the Company, enforceable and valid. All filings, payments and other actions required by Governmental Entities to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, there is no basis for a claim that any such item of Company Registered IP is invalid or, except for pending applications, unenforceable. Without limiting the generality of the foregoing, (i) the Company and each Subsidiary has not engaged in any patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP. No interference, opposition, reissue, reexamination, or other legal proceeding (other than normal prosecution) is or has been pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened in which the ownership, scope, validity, or enforceability of any Company Registered IP is being, has been, or could reasonably be expected to be contested or challenged.

(e) Government Rights. No rights have been granted by the Company (directly or through a subcontract at any tier) to any Governmental Entity with respect to any Company Products, or under any Company IP, other than pursuant to Contracts that grant the Governmental Entity substantially similar rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business. All Company IP delivered or used by the Company in performance of any Government Contract, including technical data, computer software and computer software documentation, other than third party computer software, has been marked with included the proper restrictive legends in accordance with the terms of the applicable Government Contract and which grant the applicable Governmental Entity the most restrictive applicable license.

(f) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any Related Agreement to which the Company or any Subsidiary is a party, nor the consummation of any of the transactions contemplated by this Agreement or any Related Agreement will, with or without notice or the lapse of time, pursuant to a Contract to which the Company or any Subsidiary is a party, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) Acquiror or any of its Affiliates, or the Company or any Subsidiary, becoming bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses; (iii) the release, disclosure or delivery of any Source Code of the Company Products or any other Source Code for which the Intellectual Property Rights are Company IPR (“Company Source Code”) by or to any escrow agent or other Person; or (iv) the grant, assignment

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or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Technology or Intellectual Property Rights of Acquiror or any of its Affiliates.

(g) No Third Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IPR. Neither the Company nor any of its Subsidiaries have brought any actions or lawsuits alleging infringement, misappropriation or other violation of any Company IPR. Neither the Company nor any of its Subsidiaries have entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Company IPR. Section 3.12(g) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IPR, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) Use of Licensed IP. All Licensed IP is licensed to Company and its Subsidiaries pursuant to a valid, binding, written Inbound License. No third party that has licensed material Licensed IP to the Company or any Subsidiary has retained any rights or license in any improvements or derivative works to such Licensed IP made solely or jointly by the Company or any Subsidiary.

(i) No Infringement of Third Party IP Rights. Neither the conduct of the business of the Company and its Subsidiaries as previously or currently conducted, including the Company’s and its Subsidiaries’ design, development, use, promotion, marketing, provision, delivery, distribution, offering, sale, support, making available, and licensing out of any Company Product, (i) has infringed, misappropriated, or otherwise violated, or infringes, misappropriates or otherwise violates any Intellectual Property Right of any other Person, or (ii) constituted or constitutes unfair competition or trade practices under the Laws of any jurisdiction. Without limiting the generality of the foregoing: (x) no infringement, misappropriation or similar Action, or any Action alleging unfair competition or trade practices, is pending or has been threatened against the Company or any Subsidiary or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such Action; and (y) neither the Company nor any Subsidiary has received written (or, to the Knowledge of the Company, other) notice from any Person (A) claiming the Company’s or any of its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction nor is there any basis therefor, (B) inviting the Company or any Subsidiary to license any Intellectual Property Right of another Person where the notice contains a suggestion, allegation or any other implication (whether or not reasonable) that absent such license, the Company or its Subsidiaries are infringing the Intellectual Property Rights of that Person, or (C) seeking indemnification from the Company or any Subsidiary in connection with the infringement, misappropriation or violation of any Intellectual Property Rights.

(j) Bugs. Section 3.12(j) of the Disclosure Schedule contains a true and complete list of all known material bugs, defects and errors in each Company Product that is currently being distributed, offered, made available, used, supported, or in development by the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, other) notice indicating that any customer of the Company or any Subsidiary is dissatisfied in any material respect with any Company Product (other than requests for technical support or maintenance services received in the ordinary course of business consistent with past practice that are not on the whole material to the business of the Company or any of its subsidiaries).

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(k) Contaminants; Vulnerabilities. To the Company’s Knowledge, none of the Company Products contains any Contaminants. The Company and each Subsidiary use commercially reasonable, industry standard measures designed to prevent the introduction of or detect Contaminants.

(l) No Spyware or Malware. None of the Company Products performs the following functions, other than as described in the Company’s documentation for the Company Products, without the knowledge and consent of the owner or user of an affected system, network, or device: (i) collects data, including Private Data, stored on or transmitted by the system, network, or device; (ii) interferes with the owner’s or an authorized user’s control of the system, network, or device; (iii) changes or interferes with settings or preferences of, or commands installed or stored on, the system, network, or device without the knowledge of the owner or an authorized user of the system, network, or device; (iv) changes or interferes with data that is stored on or transmitted by the system, network, or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the system, network, or device; (v) causes the system or device to communicate with another system or device without the authorization of the owner or an authorized user of the system or device; or (vi) installs a computer program or code that may be activated without the knowledge of the owner or an authorized user of the system, network, or device.

(m) Use of Open Source Code.

(i) Section 3.12(m)(i) of the Disclosure Schedule accurately identifies and describes each item of Open Source Software that: (A) is linked to, incorporated into, or distributed with any Company Product, or from which any part of any Company Product is derived; (B) the applicable Open Source License for such item of Open Source Software; (C) the Company Product to which each such item of Open Source Software relates; (D) whether (and, if so, how) such item was modified and/or distributed by the Company or any Subsidiary; and (E) whether (and if so, how) such item was incorporated into or linked to any Company Product.

(ii) Neither the Company nor any Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (A) could or does require (or could or does condition the use or distribution of such software on) the disclosure, licensing or distribution of any Company IP; (B) imposes any restriction on the consideration to be charged for the distribution of any Company Technology;(C) grants, or purports to grant, to any third party, any rights or immunities under any Company IPR; or (D) could or does otherwise impose any other material limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use, license or distribute any Company IP. The Company and each Subsidiary has complied with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices. No Software authored by or for the Company or any Subsidiary is subject to or has been licensed or made available under the terms of any Open Source License or contributed to any open source project.

(n) Confidential Information. The Company and each Subsidiary has taken reasonable steps to protect its Confidential Information, and to the Company’s Knowledge, there has been no loss of or unauthorized access to or disclosure of any Confidential Information.

(o) Standards Organizations. Neither the Company nor any Subsidiary is currently or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company IPR.

(p) Company Source Code.

(i) Neither the Company nor any Subsidiary, nor any other Person acting on any of their behalves, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or

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deposited or agreed to deposit with any escrow agent or other Person, any Company Source Code, other than disclosures to Employees bound by Proprietary Information Agreements or to a third party conducting a scan of the Company Source Code on behalf of Acquiror in connection with the negotiation of this Agreement (the “Scan”). No Person other than an Employee bound by a Proprietary Information Agreement has accessed or obtained any Company Source Code No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure or delivery of any Company Source Code to any Person (including escrow agents) other than an Employee bound by a Proprietary Information Agreement.

(ii) Except for the Open Source Software set forth in Section 3.12(m)(i) of the Disclosure Schedule, all of the software (including all Source Code thereof) that is incorporated into or comprises any portion of any Company Product constitutes Company IP.

(q) Private Data.

(i) The Company, each Subsidiary, the Company Products (and any prior products or services of the Company or any Subsidiary), and to the Knowledge of the Company, all third parties performing services for the Company or any Subsidiary (in the case of such third parties, to the extent relating to the performance of services for the Company involving the processing of Private Data for the Company or any Subsidiary) comply, and at all times have complied, in all material respects, with all applicable Privacy Laws, including those relating to (x) the privacy of users of Internet websites and mobile applications owned, maintained, or operated by the Company or any Subsidiary (the “Company Sites”) and Company Products; (y) the creation, collection, use, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal and any other processing of any Private Data by or for the Company or any Subsidiary; and (z) the obligation to comply with requests from individuals to exercise their rights under Privacy Laws (such as rights to access, rectify, or delete their Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability).

(ii) All Company Privacy Policies have been Made Available. The execution, delivery and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Privacy Law or any Company Privacy Policy. Section 3.12(q)(ii) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct, and complete copy of) each letter or other written or electronic communication or correspondence that has been received by the Company, any of its Subsidiaries, or any of their respective Representatives regarding any actual, alleged or suspected violation of any Privacy Law by (x) the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries, or (y) any of their respective Representatives or customers, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. To the Knowledge of the Company, there is no, and has been no, complaint to, or any audit, proceeding, investigation (formal or informal) or Action, in each case, against the Company, any of its Subsidiaries, any of their respective customers (in the case of customers, to the extent relating to any Company Product or Company Site, any prior product or service of the Company or any of its Subsidiaries, or the practices of the Company or any of its Subsidiaries), or any Representative or independent contractor of the Company or any of its Subsidiaries, by any private party, the Federal Trade Commission, any data protection authority or any other Governmental Entity relating to an actual or potential violation of Privacy Law, with respect to (i) the creation, collection, storage, hosting, use, disclosure, transmission, transfer, disposal, security, possession, interception, or other processing of any Private Data by or for the Company or any of its Subsidiaries or (ii) the security, confidentiality, availability, or integrity of any Systems or of any Private Data or Confidential Information used, processed, or maintained by or for the Company or any of its Subsidiaries.

(r) Systems. The Systems currently used by the Company and its Subsidiaries are reasonably sufficient for the existing needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to

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process current peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the current operation of the Company and its Subsidiaries.

(s) Security Measures. The Company and each Subsidiary has at all times implemented, maintained, and monitored reasonable and appropriate plans, policies, safeguards, and measures (including with respect to technical, administrative, and physical security, and with respect to disaster recovery and business continuity) designed to protect the confidentiality, availability, security, and integrity of all Systems and all Private Data and Confidential Information used, handled, transmitted, stored, or otherwise processed by or for the Company or any Subsidiary. Such measures, plans, policies, safeguards, and measures comply, and at all times have complied, in all material respects with applicable Privacy Laws, Company Privacy Policies, and contractual obligations of the Company or any Subsidiary. The Company’s and each Subsidiary’s information security practices and policies comply, and at all times have complied, in all material respects with all Privacy Laws and Company Privacy Policies. There have been no material intrusions or breaches of security of any Systems, nor any material breaches with respect to, or resulting in or leading to any accidental or unlawful loss or destruction, alteration, or unauthorized disclosure or acquisition of or access to, any Private Data used, handled, transmitted, stored, or otherwise processed by or for the Company or any Subsidiary (including, for clarity, Private Data used, handled, transmitted, stored, or otherwise processed by the Company Products or any prior products or services of the Company or any Subsidiary), including any breaches, intrusions, or incidents that have required or would require notification to any affected Person or Governmental Entity under Privacy Laws or any contractual obligation of the Company or any Subsidiary.

3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule identifies, as of the Agreement Date, in each subpart that corresponds to the subsection listed below, any Contract to which the Company or any Subsidiary is a party:

(i) that is with a Top Supplier or Top Customer;

(ii) pursuant to which the Company or any Subsidiary has been appointed a partner, reseller, distributor, referral agent, OEM or independent software vendor of any products or services of any other Person;

(iii) pursuant to which the Company or any Subsidiary has appointed another party as a partner, reseller, distributor, OEM or independent software vendor of any Company Product;

(iv) pursuant to which the Company or any Subsidiary is bound to or has committed to provide any Company Product or Company IP to any third party on a most favored nation basis or similar terms;

(v) pursuant to which the Company or any Subsidiary is bound to, or has committed to provide or license, any Company Product or Company IP to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(vi) imposing or purporting to impose any restriction or limit on the right or ability or freedom of the Company or any Subsidiary (or that would impose or purport to impose any restriction or limit the right or ability or freedom of Acquiror or any of its Affiliates after the Merger): (A) to engage in any business practices or other activities in any material manner, or (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market in any material manner;

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(vii) any data processing agreement, business associate agreement, or other Contract relating primarily to privacy, data protection, or data security obligations, in connection with the creation, collection, use, disclosure, storage, access or other processing of Private Data, but not including confidentiality or nondisclosure agreements or any Contract that is the primary agreement governing the purchase or sale of a Company Product or other good or service;

(viii) set forth or required to be set forth in Sections 3.12(a)(iii), 3.12(a)(iv) or Section 3.12(f) of the Disclosure Schedule;

(ix) providing for the development of any Technology, independently or jointly, by the Company or any Subsidiary for any other Person;

(x) relating to the development of any Technology for the Company or any Subsidiary, or the provision of consulting, development, sales or any other similar services to the Company or any Subsidiary, in each case, by any other Person, but other than agreements in the form of the applicable Proprietary Information Agreement without material modifications;

(xi) relating to the escrow of any Company Source Code;

(xii) relating to (A) any facility or cloud-based computing service where the computer, network, telephony, or other equipment used to operate or provide Company Products is located or (B) the lease, license or rental of any such network, telephony, equipment or cloud-based computing service (or the provision of related services) to the Company or any of its Subsidiaries;

(xiii) relates to the purchase, lease, license or rental of equipment in excess of $15,000 on a one-time or annual basis;

(xiv) that is a collectively bargained agreement or other Contract or arrangement (each a “Labor Agreement”) with any union, works council, trade union, employee representatives, personnel delegates or similar labor relations entity, labor organization or group of employees (each, a “Labor Entity”);

(xv) any employment or services agreement, offer letter, or similar Contract that sets forth the terms and conditions of employment or service with any Employee, that cannot be terminated within sixty (60) days after the delivery of a termination notice by the Company or any Subsidiary without payment or other liability;

(xvi) that grants any retention, change of control, severance or termination pay or benefits (in cash, Company Securities, or otherwise) to any Employee;

(xvii) that is an agreement with any current contractor, developer, consultant, or advisor of the Company or any of its Subsidiaries, other than agreements in the form of the applicable Proprietary Information Agreement without material modification;

(xviii) that is a Lease Agreement;

(xix) relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;

(xx) relating to the settlement or other resolution of any Action;

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(xxi) relating to any past, present, or future disposition or acquisition of (A) any material assets outside of the ordinary course of business or (B) any material interest (Equity Interest or otherwise) in any Person or other business enterprise;

(xxii) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien (other than Permitted Liens) with respect to any asset of the Company or any Subsidiary;

(xxiii) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(xxiv) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xxv) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

(xxvi) that is with a Governmental Entity (other than or Contracts with any business, entity, or enterprise owned or controlled by any of the Persons listed in subsections (a)—(e) of the definition of Governmental Entity), or constitutes or relates to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest (each a “Government Contract”), or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity by the Company or any of its Subsidiaries (each, a “Bid”);

(xxvii) that is a hedging, futures, options or other derivative Contract;

(xxviii) that is with any investment banker, broker, financial advisor or similar party, or accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby;

(xxix) pursuant to which the Company and its Subsidiaries, individually or as a group, has made aggregate expenditures or payments, or received aggregate payments, in excess of $200,000 in the past twelve (12) months, other than any Contract referenced in the foregoing clauses (i) through (xxviii) of this Section 3.13(a); and

(xxx) that otherwise contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate over the next twelve months, or (B) the performance of services having a value in excess of $200,000 in the aggregate over the next twelve months, in each case, other than the Contracts referenced in the foregoing clauses (i) through (xxix) of this Section 3.13(a).

(b) Each Contract (x) set forth in Section 3.13(a) of the Disclosure Schedule, (y) required to be set forth in Section 3.13(a) of the Disclosure Schedule (or that would have been required to be set forth in the Section 3.13(a) of Disclosure Schedule had such Contract been entered into prior to the Agreement Date) in order to make the applicable representation or warranty true, correct, and complete, or (z) that is an Outbound License in the form of or derived from any Contracts substantially in the form of the applicable customer or end user Contracts for Company Product(s) (including reseller agreements) is referred to herein as a “Material Contract”. The Company has Made Available true, correct and complete copies of all Material Contracts, including all

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amendments thereto. All Material Contracts are in writing. Each Material Contract is valid and in full force and effect and is enforceable by the Company (or its Subsidiary, as applicable) in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any Subsidiary has materially violated or breached, or committed any material default under, any Material Contract and, to the Company’s Knowledge, no other Person that is party to a Material Contract has materially violated or breached, or committed any material default under, such Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any material remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or materially modify any Material Contract; provided, that in respect of each of (i)—(iv), the foregoing excludes Contracts substantially in the form of the applicable customer or end user Contracts for Company Product(s) (including reseller agreements) that absent Section 3.13(b)(z) would not otherwise constitute Material Contracts. Neither the Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, other) notice regarding any actual or alleged violation or breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has waived any material rights under any Material Contract. The Company and each Subsidiary has materially fulfilled all obligations required to have been performed by them pursuant to each Material Contract. No Person has threatened in writing (or, to the Knowledge of the Company, otherwise) to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). As of the Agreement Date, neither the Company nor any Subsidiary is involved in any renegotiation of any amount paid or payable to the Company or any Subsidiary under any Material Contract or any other material term or provision of any Material Contract (except, in each case, for Contracts substantially in the form of the applicable customer or end user Contracts for Company Product(s) (including reseller agreements) that absent Section 3.13(b)(z) would not otherwise constitute Material Contracts). No Person is disputing any amount paid or payable to the Company or any Subsidiary under any Material Contract or any other material term or provision of any Material Contract.

3.14 Employee Benefit Plans.

(a) Schedule. Section 3.14(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan (other than (i) offer letters that provide for at-will employment and do not contain any severance, change in control, retention bonus, or vesting acceleration provisions and stock option agreements that do not contain any vesting acceleration provisions, in each case, in substantially the form Made Available to Acquiror), including a separate designation for each International Employee Plan. Neither Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any Law), or to enter into any Company Employee Plan.

(b) Documents. The Company and each of its ERISA Affiliates has Made Available, to the extent applicable: (i) correct and complete copies of all documents embodying the terms and conditions of each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of all modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material written communications to Employees relating to any Company Employee Plan regarding

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amendments, terminations, establishments, increases or decreases in benefits or vesting or other events that would result in any liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (vii) all model COBRA forms and related notices, if maintained by the Company for the prior two (2) years, (viii) all outstanding policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. No promises or commitments have been made to amend any Company Employee Plan or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. Each Company Employee Plan has been maintained, in all material respects, in compliance with its terms and all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either (A) applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination or (B) adopted a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2011-49, and no amendment has been made nor has any event occurred that could reasonably be expected to adversely affect such qualification, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending or reasonably threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability as a result of such amendment termination or discontinuance to Acquiror, the Company or any ERISA Affiliate (other than ordinary administration expenses and benefits accrued through the date of amendment, termination or discontinuance). There are no Actions pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its ERISA Affiliates have timely made all contributions and other payments (including, but not limited to, insurance premiums) required by and due under the terms of each Company Employee Plan.

(d) Bonus Plan Compliance. The Company and its Subsidiaries are in compliance, in all respects, with its bonus, commission and other compensation plans and has paid all amounts required to be paid under such plans. As of the Balance Sheet Date, all bonuses and commissions (or a pro rata portion thereof) required to be made to or with respect to any bonus, commission or other compensation plan by the terms of such plan, Law, any contractual undertaking or otherwise have been paid in full or, to the extent not required to be made or paid on or before the Closing Date, are reflected on the Financials.

(e) No Pension Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

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(f) No Self-Insured Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(h) International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by applicable Laws. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable Law, and no condition exists that would prevent the Company or Acquiror from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits). To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company and its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply. Except as required by applicable Laws, no condition or term under any relevant Company Employee Plan exists which would reasonably be expected to prevent the Surviving Corporation or Acquiror from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or any of its Subsidiaries, the Surviving Corporation or Acquiror (other than ordinary administration expenses or routine claims for benefits).

(i) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute or law (including similar state Law), and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by COBRA (or similar state Law).

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) under any Company Employee Plan becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) increase any benefits otherwise payable by the Company or any Subsidiary under any Company Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any such benefits under any Company Employee Plan except as required under Section 411(d)(3) of the Code or (v) increase the cost to the Company or any Subsidiary or impose a loss to any Employee under any Company Employee Plan (including but not limited to as a result of the termination of any Company Employee Plan following the Closing).

(k) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the

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requirements of the FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, or any amendment to each such act, or any similar provisions of state Law.

(l) Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

3.15 Employment Matters.

(a) The Company has Made Available an accurate and complete table entitled “Schedule 3.15(a)” setting forth (i) the name, (ii) hiring date, (iii) title, (iv) status (full-time or part-time employee status), (v) work location, (vi) basis for work authorization (citizenship or immigration status, including visa information, if applicable), (vii) supervisor, (viii) annual salary or applicable base wages, (ix) exemption status, (x) any commission and bonus opportunities (target, maximum and any amounts paid in respect of the current and immediately preceding calendar years), (xi) any contractual or statutory severance obligations, (xii) any leave status and applicable return to work date, and (xiii) accrued but unpaid vacation or other applicable paid time off balances, of each current employee of the Company and each of its Subsidiaries as of the Agreement Date. To the Knowledge of the Company, no current employee of the Company or any of its Subsidiaries intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement.

(b) The Company has Made Available (x) an accurate and complete table entitled “Schedule 3.15(b)” of all Persons that have a current contracting, consulting, advisory, or similar relationship with the Company or any Subsidiary (including, for the avoidance of doubt, any workers leased, seconded, or outsourced from another entity) including (i) the name of such service provider, (ii) termination date (if any), (iii) a description of services, (iv) the affiliated third-party entity (if applicable), (v) any pay arrangement or other compensation for services, (vi) any prior dates of service (if applicable), and (vii) the location of services, and (y) an accurate and complete copy of each Contract with each such Person under which the Company or any of its Subsidiaries has any ongoing obligation or Liability.

(c) Compliance with Employment Laws. The Company and each of its Subsidiaries is in compliance, in all material respects, with all Laws and any applicable Labor Agreement respecting employment, employment practices, terms and conditions of employment, collective bargaining, worker classification (including the proper classification of workers as independent contractors or consultants), Tax declaration and withholding, withholding and payment, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, leave of absence, affirmative action, disability rights or benefits, employee privacy, immigration and immigration status, occupational safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, compensation, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions pending or threatened against the Company, any ERISA Affiliate, or any of their Employees relating to any Employee, employee Contract or Company Employee Plan. There are no pending or threatened Actions against Company, any ERISA Affiliate, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term

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disability policy. Neither the Company nor any ERISA Affiliate is party to a conciliation agreement, consent decree or other Contract or Order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by each of the Company’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). Neither the Company nor any Subsidiary has employed or engaged any Employee whose employment or engagement would require, to the Knowledge of the Company, special licenses or permits. Section 3.15(a) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Acquiror or any Subsidiary of such Employee’s employment or provision of services, other than those disclosed in Section 3.14(j). Neither the Company nor any ERISA Affiliate has direct or indirect material liability with respect to (x) any misclassification of any Employee currently or formerly as an independent contractor, consultant, advisor, or similar service provider rather than as an employee, (y) any Employee leased from another employer, or (z) any misclassification of any Employee currently or formerly classified as exempt from overtime wages. To the Knowledge of the Company, neither the Company nor its Subsidiaries have engaged any consultants, sub-contractors or freelancers who, according to Laws, would be entitled to the rights of an employee vis-à-vis the Company or its Subsidiaries, including rights to severance pay, vacation, and other employee-related statutory benefits. Neither the Company nor any Subsidiary are delinquent in payment to any Employees for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Employees or in payments owned upon any termination of such person’s employment or service. The Company has Made Available accurate and complete copies of all employee manuals and handbooks, codes of conduct, policy statements and other material documents in effect as of the date hereof relating to the employment of the employees of the Company or any of its Subsidiaries. There are no Actions or other matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company in any forum by or on behalf of any Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its employees in connection with the employment relationship.

(d) Labor. No strike, labor dispute, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Subsidiary is pending threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any Labor Entity to organize any Employees. There are no Actions, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Law. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any Labor Agreement with respect to Employees and no such agreement is being negotiated by the Company or any Subsidiary.

(e) Relocation. No agreement, commitment, or obligation restricts the Company or any of its Subsidiaries from relocating, closing, or terminating any of their operations or facilities or any portion thereof, and no Action or occurrence is threatened or contemplated by any Person to prevent any such relocation, closing or termination.

(f) Workers’ Compensation. There are no pending or threatened or reasonably anticipated Actions against the Company or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy. The Company and its Subsidiaries has maintained workers’ compensation insurance at all times required by Law.

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(g) WARN Act. The Company and its Subsidiaries have not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state, local or foreign Law (“WARN”), issued any notification of a plant closing or mass layoff required by the WARN, or incurred any liability or obligation under WARN that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN.

(h) No Interference or Conflict. No current Employee is obligated under any Contract, subject to any Order of any Governmental Entity that would interfere with such Person’s efforts to promote the interests of the Company or any Subsidiary or that would interfere with the business of the Company or its Subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business or any Subsidiary’s businesses as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Employees, or consultants is now bound. To the Knowledge of the Company, no Employee is in violation of, or has been alleged to be in violation of, any material term of any employment contract, non-disclosure, non-competition, non-solicitation or confidentiality agreement or consulting or independent contractor agreement with the Company or any third party as a result of such person’s employment with the Company and activities associated therewith.

3.16 Governmental Authorizations. Each consent, license, permit, franchise, grant or other authorization or approval (a) pursuant to which the Company or any Subsidiary operates or holds any interest in any of their respective properties, or (b) which has been or is required for the operation of the Company’s or any Subsidiary’s business as currently conducted (collectively, “Company Authorizations”) has been issued or granted to the Company or any Subsidiary, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses as currently conducted or hold any interest in their respective properties or assets as currently held and none of the Company Authorizations is subject to any term, provision, condition or limitation which may terminate such Company Authorizations by virtue of the completion of the Merger. The Company has been and is in compliance in all material respects with the terms and conditions of the Company Authorizations. The Company has not received any written (or to the Knowledge of the Company other) notice of any breach, violation, or default under or with respect to any Company Authorization.

3.17 Litigation. There is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (in their capacities as such), (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (in their capacities as such) (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or permit), or (c) to the Company’s Knowledge, any Actions pending or, to the Company’s Knowledge, threatened against any Interested Party in connection with the business of the Company or any of its Subsidiaries. No Governmental Entity has in the past three years formally challenged or overtly questioned the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. As of the date hereof, there is no Action of any nature pending or, to the Company’s Knowledge, threatened against any Person who has a contractual right or a right pursuant to Law to indemnification from the Company or its Subsidiaries related to facts and circumstances existing prior to the Effective Time.

3.18 Insurance. Section 3.18 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term

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and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been timely paid (or if installment payments are due, will be timely paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. To the Knowledge of the Company, there has been no threatened, termination of, or premium increase with respect to, any of such policies. None of the Company or any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.19 Compliance with Laws.

(a) General. The Company and each Subsidiary has at all times in the past six (6) years complied with and is currently in compliance, in all material respects, with any Law to which the Company, its Subsidiaries, or any of the properties, assets or business activities of the Company or any of its Subsidiaries are subject. Neither the Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, other) notice of any actual or potential noncompliance with any Law.

(b) Export Control and Trade Sanctions Laws. The Company and each Subsidiary has at all times in the last six (6) years conducted its export, re-export and in-country transactions in accordance with all applicable import/export and trade sanctions Laws in all material respects, including those under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120- 130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and all comparable applicable export and import Laws outside the United States for each country where the Company and each Subsidiary conducts business (collectively, “Trade Laws”). Without limiting the foregoing, except as would not be material to the operation of the business as a whole, (i) the Company and each of its Subsidiaries has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import, re-export and transfer of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals; (iii) the Company and each Subsidiary has never, directly or indirectly, sold, exported, re-exported, transferred or provided any products, software, services or technology to any destination, entity, or person in Cuba, Iran, North Korea, Sudan, Syria, or the Crimea Region of the Ukraine or Restricted Person, (iv) there are no pending or threatened Actions against the Company or any Subsidiary with respect to such Export Approvals or Trade Laws, (v) no Export Approvals for the transfer of export licenses to Acquiror or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without cost; (vi) Section 3.19(b) of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s and each Subsidiary’s products, services, software and technologies and the locations (city and country) where the Company or its Subsidiaries hosts its software as a service and or maintains a the software as a service; (vii) none of the Company or any Subsidiary is a Restricted Person and no Person affiliated with the Company or any Subsidiary, including its Employees, is a Restricted Person; and (viii) none of the Company or any Subsidiary, any current Employee, or, to the Knowledge of the Company, any other Person affiliated with the Company or any Subsidiary has any presence, directly or indirectly, in a country subject to comprehensive sanctions under the Trade Laws.

(i) Anti-Corruption Laws. Each of the Company and its Subsidiaries has at all times been, and is currently, fully in compliance with all applicable Anti-Corruption Laws. None of the Company, its Subsidiaries,

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or, to the Knowledge of the Company, any of its and their respective Representatives (to the extent acting on their behalf) has, directly or indirectly: (i) used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses; made, offered, authorized, or promised to make any unlawful payment or provided, offered, authorized, or promised to provide anything of value to any Person including but not limited to any Governmental Official, or made or promised to make any contribution, bribe, improper rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause it to be in violation of any applicable Anti-Corruption Laws; (ii) requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, improper rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Corruption Laws; (iii) offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, including any Governmental Official, or to any Person acting in an official capacity for or on behalf of any Governmental Entity, for purposes of (A) influencing any act or decision of any Person, or such Governmental Official in his or her official capacity, or (B) inducing any Person or such Governmental Official to do or omit to do any act in violation of the lawful duty of such Person or Governmental Official, or (C) inducing such Person or Governmental Official to use his or her influence improperly including with a Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company. No Employee or owner of the Company, or any Affiliate thereof, is currently a Governmental Official. There are no pending or threatened Actions against, or settlements involving, the Company or any of its Subsidiaries or, to the Knowledge of the Company, its or their respective Representatives with respect to any Anti-Corruption Laws, nor is there any basis therefor. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their Representatives acting on their behalf has ever received an allegation, whistleblower complaint or conducted any investigation, or been accused of, investigated, or prosecuted by any Governmental Entity, regarding noncompliance with any Anti-Corruption Law. The Company has established and maintains a compliance program and reasonable internal controls and procedures to ensure that the Company and its Subsidiaries and its and their respective Representatives (to the extent acting on their behalf) does not violate any Anti-Corruption Law.

(c) Environmental Laws. Except as would not be material, the Company and each Subsidiary has complied with, and is not in violation of, any Environmental Law, which compliance has included obtaining and maintaining all Company Authorizations required pursuant to Environmental Law. Neither the Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, other) notices of suspected, potential or actual violation or liability with respect to any Environmental Law. To its the Company’s Knowledge, except as would not be material, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased. Neither the Company nor any Subsidiary has transported or arranged for the transportation of, stored or arranged for the storage of, used, manufactured, disposed of or arranged for the disposal of, released or exposed their Employees or any other person to any Hazardous Materials in violation of any Law or in a manner that could result in liability to the Company or any Subsidiary, nor has the Company or any Subsidiary disposed of or arranged for the disposal of, transported or arranged for the transportation of, stored or arranged for the storage of, sold, or manufactured any product containing a Hazardous Material in violation of any Environmental Law or other applicable Law or treaty. Neither the Company nor any Subsidiary has assumed or provided an indemnity with respect to the liability of any other Person arising under Environmental Law. The Company has Made Available to Acquiror all environmental site assessments, audits, and other similar documents in its possession or control relating to compliance with Environmental Laws or the environmental condition of any real property currently or formerly owned, leased or operated by the Company or any Subsidiary.

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3.20 Government Contracts.

(a) To the Company’s Knowledge, each Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with its terms. None of the Company or any of its Subsidiaries has received written (or, to the Knowledge of the Company, other) notice (i) that any Government Contract is the subject of bid or award protest proceedings or similar Actions, and, to the Company’s Knowledge, no such Government Contract is reasonably likely to become the subject of bid or award protest proceedings or similar Actions, (ii) of termination, “show cause” or cure notice pertaining to any Government Contract. The Company and each of its Subsidiaries has complied in all material respects with the terms and conditions of each Government Contract, and none of the Company nor any of its Subsidiaries is currently conducting any internal audit or similar undertaking with respect to any violation of any Government Contract. None of the Company nor any of its Subsidiaries has made a written voluntary disclosure to any Governmental Entity with respect to any suspected, alleged or possible breach, violation, irregularity mischarging, misstatement or other similar act or omission arising under or relating to any Government Contract. There are no outstanding disputes or other Actions between the Company or any of its Subsidiaries and a Governmental Entity arising under or related to a Government Contract. To the Company’s Knowledge, no reasonable basis exists to give rise to a material claim by a Governmental Entity for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Government Contract.

(b) No Governmental Entity or any prime contractor, subcontractor or other Person or entity has provided written (or, to the Knowledge of the Company, other) notice to the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract. To the Company’s Knowledge, all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with any Government Contract or Bid were current, accurate and complete in all material respects as of their respective effective dates.

(c) Neither the Company nor any of its Subsidiaries was awarded an existing Government Contract based on its status as a Small Business Concern, a Small Disadvantaged Business, an 8(a) Concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (collectively, a “Preferred Bidder Status”).

(d) To the Company’s Knowledge, none of the Company’s or any of its Subsidiaries’ (i) expected or forecasted sales volume or orders (on a consolidated basis) related to a Government Contract could reasonably be expected to be lost (including without limitation non-exercise of options) as a result of the entry into this Agreement or the consummation of the transactions contemplated hereby, or (ii) customer relationships with any Governmental Entity could reasonably be expected to be materially adversely affected, due to the entry into this Agreement or the consummation of the transactions contemplated hereby, or any loss of any Preferred Bidder Status; provided, however, for the avoidance of doubt, by making this representation, the Company is not providing a guaranty that the Company will achieve any specific revenue amounts following the Closing.

(e) No cost in excess of $10,000 incurred by or on behalf of the Company or any of its Subsidiaries pertaining to a Government Contract has been questioned in writing by any Governmental Entity, is the subject of any audit or similar Action (other than routine audits and similar routine inquiries) or, to the Company’s Knowledge, is under investigation or has been disallowed by any Governmental Entity. No payment in excess of $10,000 due to the Company or any of its Subsidiaries pertaining to any Government Contract has been withheld or set off, and the Company and its Subsidiaries are entitled to all progress or other payments received to date with respect thereto.

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(f) To the Company’s Knowledge, with respect to any ongoing Government Contract or completed Government Contract under which final payment was received by the Company or any of its Subsidiaries within three years prior to the date hereof, the Company and its Subsidiaries do not have credible evidence that a Principal, Employee, Agent or Subcontractor (as such terms are defined by Federal Acquisition Regulation (FAR) 52.203-13(a) or 52.223-6(a), as applicable) of the Company or any of its Subsidiaries has committed a violation of United States federal criminal Laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company and its Subsidiaries have not conducted and are not presently conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent or Subcontractor (as such terms are defined by FAR 52.203-13(a) or 52.223-6(a), as applicable) of the Company or any of its Subsidiaries has committed a violation of United States federal criminal Laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act.

(g) To the Company’s Knowledge, with respect to any ongoing Government Contract or completed Government Contract under which final payment was received by the Company or any of its Subsidiaries within three (3) years prior to the Agreement Date, the Company and its Subsidiaries do not have credible evidence of any significant overpayment(s) on such Government Contract, other than overpayments resulting from a contract financing payment as defined in FAR 32.001, and the Company and its Subsidiaries have not conducted and are not presently conducting an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Government Contract, other than overpayments resulting from a contract financing payment as defined in FAR 32.001.

(h) None of the Company and its Subsidiaries, nor, to the Company’s Knowledge, any of its Employees, or Principals (as such term is defined by FAR 52.203-13(a)) is (or since the formation of the Company has been) are, nor any of them ever been, (i) suspended or debarred from doing business with a Governmental Entity, (ii) to the Company’s Knowledge, proposed for suspension or debarment by a Governmental Entity, (iii) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity, (iv) under indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract with a Governmental Entity, or (v) subject to, or have entered into, any consent order or administrative agreement relating directly or indirectly to any Government Contract with a Governmental Entity.

(i) All sales representatives who assist the Company and its Subsidiaries in soliciting or obtaining Government Contracts are bona fide employees or bona fide agencies as defined in FAR 52.203-5.

(j) To the Company’s Knowledge, all past performance evaluations received by the Company and its Subsidiaries in the past three (3) years from a Governmental Entity in relation to a Government Contract have been satisfactory or better.

(k) The Company and each of its Subsidiaries have the capacity, facilities and personnel necessary to deliver, in a timely fashion and in accordance with the Defense Priorities and Allocations System regulations, all outstanding defense rated orders received under a Government Contract.

(l) No personal property or equipment has been furnished to the Company or any of its Subsidiaries by a Governmental Entity in furtherance of the performance of a Government Contract.

(m) To the Company’s Knowledge, no Employee formerly employed by a Governmental Entity in the past three (3) years (a “Former Government Employee”) participated personally in any procurement decisions by such Governmental Entity, and the Company and its Subsidiaries, and all of the Former Government Employees are in compliance with all Laws regarding post-employment conflict of interest restrictions applicable to such

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Former Government Employees. No Governmental Entity or any prime contractor, subcontractor or other Person or entity has provided written (or, to the Knowledge of the Company, other) notice to the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries has an actual, apparent or potential organizational conflict of interest as defined in FAR Subpart 9.5.

(n) Section 3.20(n) of the Disclosure Schedule sets forth a list of each Government Contract that requires access to classified information (“Classified Contracts”). All Forms DD-254 for such Classified Contracts have been provided to the Acquiror. The Company and each of its Subsidiaries has complied in all material respects with (i) all requirements relating to the safeguarding of, and access to, classified information under each Classified Contract, and (ii) any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any), and all material violations of the requirements and Laws referenced in the foregoing clause (i) and (ii) have been reported to the appropriate Governmental Entity and contracting parties as required by any Government Contracts or any Law.

(o) The Company and its Subsidiaries possess all facility security clearances required to perform the applicable Classified Contracts (“Facility Security Clearances”). Section 3.20(o) of the Disclosure Schedule sets forth an accurate and complete list of each Facility Security Clearance. Such clearances are (i) all of the Facility Security Clearances reasonably necessary to conduct the current business of the Company and its Subsidiaries, and (ii) valid and in full force and effect. No termination, denial of eligibility, notice of rescission, notice of wrongdoing, marginal or unsatisfactory or failed vulnerability assessment, notice of breach, cure notice or show cause notice from DSS or any other Governmental Entity has been issued and remains unresolved with respect to any of the Facility Security Clearances, and to the Company’s Knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

(p) The appropriate Employees possess all United States Government security clearances required to perform the applicable Classified Contracts (“Security Clearances”). Section 3.20(p) of the Disclosure Schedule sets forth an accurate and complete list of each Security Clearance. To the Company’s Knowledge, the subcontractor(s) and independent contractor(s) of the Company and its Subsidiaries possess all necessary security clearances required to perform the applicable Classified Contracts. Such clearances are (i) all of the personal Security Clearances reasonably necessary to conduct the current business of the Company and its Subsidiaries and (ii) to the Company’s Knowledge, valid and in full force and effect. No termination, denial of eligibility, notice of rescission, notice of wrongdoing, notice of breach, cure notice or show cause notice from DSS or any other Governmental Entity has been issued to the Company, or to the Company’s Knowledge any Employee holding a personal Security Clearance, and remains unresolved with respect to any of the personal Security Clearances held by any current Employees to the extent held or required in connection with the conduct of the business of the Company and its Subsidiaries.

(q) The Company and its Subsidiaries and, to the Company’s Knowledge, each of the Employees who hold Security Clearances are in compliance with all applicable national security obligations, including those specified in the NISPOM, and any supplements, amendments or revised editions thereof. To the Company’s Knowledge, there has been no audit or similar Action relating to the Company’s or its Subsidiaries’ compliance with the requirements of the National Industrial Security Program that resulted in material adverse findings against the Company or its Subsidiaries.

3.21 Top Customers and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedule contains a true, correct and complete list, as of the Agreement Date, of the top 20 customers, distributors, resellers or licensees of Company Products by aggregate revenue for calendar years 2018 and 2019 combined, sorted by and listing revenues generated in connection with

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such Persons for each of calendar years 2018, and 2019 to date (each such Person, a “Top Customer”). As of the date hereof, neither the Company nor its Subsidiaries have received written (or, to the Knowledge of the Company, other) notice that any Top Customer (i) intends to cancel, terminate, or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise) for any reason or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase or pay for Company Products from the Company or any Subsidiary in quantities and manner consistent with past practice.

(b) Section 3.21(b) of the Disclosure Schedule contains a true, correct and complete list, as of the Agreement Date, of the top 10 suppliers or vendors of the Company and its Subsidiaries, whether of products, services, Intellectual Property or Technology or otherwise by aggregate expenditure for calendar years 2018 and 2019 combined, sorted by and listing dollar volume of sales and purchases, respectively, for each of the calendar years 2018, and 2019 to date (each such Person, a “Top Supplier”). As of the date hereof, neither the Company nor its Subsidiaries have received written (or, to the Knowledge of the Company, other) notice that any Top Supplier (i) intends to cancel, terminate or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise) for any reason or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply or support products or services to or for the Company or any Subsidiary in quantities and manner consistent with past practice.

3.22 Interested Party Transactions.

(a) No officer, director or any other Stockholder or holder of any Equity Interest in any Subsidiary (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, any interest in any Person party to, or is a party to, any Material Contract, other than ordinary course Company Employee Plans that have been Made Available; provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.22(a). Notwithstanding the foregoing, without limiting the definition of “Interested Party” or the representations and warranties in Section 3.22(b), no disclosure will be required pursuant to this Section 3.22(a) with respect to any portfolio company of any venture capital or private equity investor in the Company so long as the transactions described in Section 3.22(b) between the Company or its Subsidiaries and such portfolio company have been on an arms’-length basis on terms no more favorable to the Company or such Subsidiary than would be available from an unaffiliated party.

(b) All Material Contracts and all transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any Technology or Intellectual Property Rights to, the Company or any Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Subsidiary than would be available from an unaffiliated party.

(c) To the Knowledge of the Company, there are no Contracts with regard to contribution or indemnification between or among any of the Securityholders.

3.23 Books and Records. The minute books of the Company and each of its Subsidiaries, as of the Agreement Date, have been Made Available and have been maintained in accordance with sound and prudent business practice. The minutes of the Company and each of its Subsidiaries contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company and each of its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. The Company and each of its

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Subsidiaries has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries. At the Closing, the minute books and other Books and Records will be in the possession of the Company and its Subsidiaries.

3.24 Certain Third Party Expenses. Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to financial advisory, investment banking or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Acquiror, the Surviving Corporation, or any of their respective subsidiaries incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.25 Banking Relationships. Section 3.25 of the Disclosure Schedule sets forth a complete and accurate list, as of the Agreement Date, of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account, safe deposit box or other arrangement, the account numbers, account balances of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such accounts, safe deposit boxes or other arrangements. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

3.26 Complete Copies of Materials. The Company has Made Available true, correct and complete copies of each Material Contract and all other Contracts, documents, and information set forth or referenced in the Disclosure Schedule or required to be set forth or referenced in the Disclosure Schedule to make any representation or warranty true, correct, and complete.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Except as disclosed in the Acquiror SEC Documents that are publicly available (including exhibits and other information incorporated by reference therein), Each of Acquiror and Merger Sub hereby represents and warrants to the Company as follows:

4.1 Organization and Standing. Acquiror is a Dutch public limited company (naamloze vennootschap) duly organized and validly existing under Dutch Law. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

4.2 Authority and Enforceability.

(a) Each of Acquiror and Merger Sub has all requisite corporate or similar organizational power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar organizational and other action on the part of Acquiror and Merger Sub, other than the adoption of this Agreement and approval of the Merger by a simple majority of the votes cast in a general meeting where at least one-third (1/3) the issued and outstanding shares of Acquiror are represented (the “Acquiror Requisite Shareholder Approval”).

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(b) This Agreement and any Related Agreements to which Acquiror and Merger Sub are parties have been duly executed and delivered by Acquiror and Merger Sub and constitute the valid and binding obligations of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with their terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

4.3 Governmental Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Acquiror or Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the Antitrust Approval, (d) the CFIUS Approval, (e) the DSS Approval, and (f) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Acquiror’s ability to consummate the Merger.

4.4 Share Capital. The authorized share capital of Acquiror amounts to €3,300,000, which is divided into 165,000,000 Acquiror Ordinary Shares and 165,000,000 Acquiror Preference Shares. As of April 30, 2019 (the “Acquiror Capitalization Date”), 73,675,083 Acquiror Ordinary Shares were outstanding and no Acquiror Preference Shares were outstanding. As of the Acquiror Capitalization Date, Acquiror had reserved for issuance under its Amended and Restated 2012 Stock Option Plan 33,256,028 Acquiror Ordinary Shares and there were outstanding under such plan Equity Interests to acquire 23,461,941 Acquiror Ordinary Shares.

4.5 Acquiror SEC Documents and Financial Statements.

(a) Since October 4, 2018, Acquiror has filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Acquiror SEC Documents”). As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed amendment to the Acquiror SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of Acquiror included in the Acquiror SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case, in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Acquiror and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) Acquiror is not a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or

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among the Acquiror or any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquiror in the Acquiror’s published financial statements or any Acquiror SEC Documents.

4.6 Operation of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.7 Valid Issuance. The Acquiror Ordinary Shares to be issued to Stockholders and Warrantholders in exchange for their shares of Company Capital Stock and Company Warrants, respectively, and to the Escrow Agent pursuant to the terms hereof, when issued as provided in this Agreement, and after delivery of the Exchange Documents and compliance with all applicable Dutch Laws, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under (a) this Agreement, the Escrow Agreement (in the case of Indemnity Escrow Shares), Acquiror’s articles of association and other organizational documents, as may be amended, or amended and restated, from time to time, and any applicable Joinder Agreement, or other Contract entered into by the party to whom such shares were issued, and (b) applicable securities and corporate Laws, including Dutch Law and U.S. state or federal Law.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), except to the extent that Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), the Company and its Subsidiaries shall conduct their businesses in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay all Taxes of the Company and its Subsidiaries when due), pay or perform all other obligations of the Company and its Subsidiaries when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Law), and, to the extent consistent with such business, preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present Employees, preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time.

5.2 Restrictions on Company Activities. During the Pre-Closing Period, except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.2 of the Disclosure Schedule, none of the Company or any of its Subsidiaries shall, without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned, or delayed):

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock or other Equity Interest of any Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock or other Equity

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Interest of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock or other Equity Interest of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock or other Equity Interest of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock or other Equity Interest of any Subsidiary), except in accordance with the Contracts evidencing Company Options as of the Agreement Date;

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, Company Securities or otherwise) or the capital stock or other Equity Interest of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Company Securities, except for the issuance of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants outstanding as of the Agreement Date and listed on Section 3.5(c) or Section 3.5(d), respectively, of the Disclosure Schedule;

(d) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing;

(e) make or agree to make any capital expenditure or commitment exceeding $250,000 individually or $500,000 in the aggregate;

(f) acquire or agree to acquire or dispose or agree to dispose of (i) any assets of any Person (including the Company or any Subsidiary), other than acquisitions of supplies or similar assets in the ordinary course of the business consistent with past practice or the disposal of non-material assets of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, or (ii) any Equity Interest in any Person (including any Subsidiary) or any business enterprise or division thereof;

(g) (i) sell, divest, license or assign to any Person or enter into any Contract to sell, divest, license or assign to any Person any rights to any Company IPR (other than non-exclusive licenses pursuant to a Contract substantially in the form of a Standard Form IP Contract entered into in the ordinary course of business consistent with past practice); (ii) buy or license in any Technology or Intellectual Property Right of any third party (other than (i) Open Source Software or Shrink-Wrap Software), except in the ordinary course of the Company’s business consistent with past practices but, in case of any material Technology or Intellectual Property Right, with prior written notice to Acquiror; (iii) license any Company Products or Company IPR to third parties, except in the ordinary course of business consistent with past practice but, in case any such licenses are pursuant to a Contract that would have been a Material Contract if entered into prior to the Agreement Date and is not substantially in the form of a Standard Form IP Contract, with prior written notice to Acquiror; (iv) enter into any distributor, reseller, sales representative, referral, marketing, or similar Contract, except in the ordinary course of the Company’s business consistent with past practices but, in case of any such Contracts that are material to the Company or any of its Subsidiaries, with prior written notice to Acquiror; (v) amend, modify, or extend any Material Contract (other than Contracts substantially in the form of the applicable customer or end user Contracts for Company Product(s) (including reseller agreements)) that absent Section 3.13(b)(z) would not otherwise constitute Material Contracts) for the license, sale, or other distribution of Company Products or Company IP (other than amendments, extensions, or modifications are entered into in the ordinary course of business consistent with past practice and which do not change pricing under such Contracts); (vi) enter into any Contract with respect to the development of any Technology or Intellectual Property Right on behalf of the Company or any Subsidiary with a third party (other than Contracts with Employees in the form of the applicable

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Proprietary Information Agreement), except in the ordinary course of the Company’s business consistent with past practices but, in case of any material Technology or Intellectual Property Right, with prior written notice to Acquiror; (vii) change pricing or royalties charged by the Company or any Subsidiary to their respective distributors, resellers, sales representatives, customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company or any of its Subsidiaries; or (viii) disclose any Company Source Code to, or deposit in escrow any Company Source Code with, any third party other than its Employees who have entered into Contracts in the form of a Proprietary Information Agreement;

(h) (i) incur any Indebtedness, including by the issuance or sale of any debt securities, in excess of $500,000 in the aggregate, (ii) create or permit any Lien (other than Permitted Liens) over any material asset of the Company or any Subsidiary, or (iii) amend the terms of any outstanding loan agreement or other Contract evidencing Indebtedness;

(i) make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person (other than intercompany arrangements among the Company and its Subsidiaries entered into in the ordinary course of business consistent with past practice);

(j) commence or settle any Action or threat of any Action by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(k) pay, discharge, release, waive or satisfy any material claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date;

(l) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(m) except as may be required by applicable Law (in which case the Company or one of its Subsidiaries, as applicable, shall notify Acquiror prior to taking such action), make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, waive any right to a material tax refund or credit, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar Contract or arrangement (other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Tax), enter into any transactions giving rise to deferred gain or loss outside the ordinary course of business, amend any Tax Return or file any Tax Return except in accordance with Section 7.9(a);

(n) except as required by Law, adopt, amend or terminate any Company Employee Plan, including any indemnification Contract or enter into or amend any employee Contract;

(o) modify or remove any Company Privacy Policy, publish any new Company Privacy Policy, or announce any modification, removal, or publication of any Company Privacy Policy;

(p) (i) increase or make any other change that would result in increased cost to the Company with respect to the salary, wage rate, employment status, title or other compensation (including Company Security-based compensation, whether payable in cash, Company Securities or other property) payable or to become

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payable by the Company or any Subsidiary to any Employee or (ii) hire or engage any Person for service, demote, terminate (other than for cause) or otherwise modify the terms and conditions of the service or employment of any current Employee, or cause any Employee to resign from the Company or otherwise terminate the services of any Employee (other than for cause), other than, subject to prior notice to Acquiror, hiring or terminating employees in the ordinary course of business consistent with past practice in a manner not material to the business or operations of the Company and its Subsidiaries as a whole;

(q) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, Company Securities or otherwise) of any severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including Company Security-based compensation) to any Employee, except payments made pursuant to written agreements existing on the Agreement Date and disclosed in Section 5.2(q) of the Disclosure Schedule;

(r) take any action to accelerate or otherwise modify the terms of any of the outstanding Company Options;

(s) send any communications (including electronic communications) to Employees regarding (i) this Agreement or the transactions contemplated hereby that are inconsistent with this Agreement or the transactions contemplated thereby, or (ii) the Offer Documents or any terms of employment with or service to Acquiror or any of its Affiliates;

(t) cancel, amend (other than in connection with the addition of customers, distributors, resellers, licensees, suppliers, or vendors to such insurance policies from time to time in the ordinary course of business consistent with past practices), or fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;

(u) (i) terminate, amend, extend, waive, or modify any Material Contract in a manner that would be material relative to the Company’s or any Subsidiary’s businesses or operations, (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the Agreement Date (other than Contracts substantially in the form of the applicable Standard Form IP Contract), except in the ordinary course of business consistent with past practice and with prior written notice to Acquiror, or (iii) knowingly or willfully violate the terms of any Contract referenced in the foregoing clauses (i) or (ii);

(v) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property or alter, amend, modify, knowingly or willfully violate or terminate any of the terms of any Lease Agreements;

(w) (i) other than in the ordinary course of business consistent with past practice, defer payment of any accounts payable, commissions, or other liabilities of the Company or any of its Subsidiaries, (ii) provide for a reduction in fees or other amounts due to the Company or any of its Subsidiaries after the Closing, (iii) give any discount, credits, accommodation or other concession, or otherwise take action that would reasonably be expected to accelerate or induce the collection of any receivable or otherwise increase the cash or cash equivalents or other current assets of the Company or any of its Subsidiaries, including any sales of a Company Product (A) with payment terms longer than terms customarily offered for such Company Product in the ordinary course of business consistent with past practice, (B) at a greater discount from listed prices or with more credits or other monetary incentives than customarily offered for such Company Product, other than pursuant to a promotion of a nature previously used in the ordinary course of business consistent with past practice for such Company Product, (C) at a price that does not give effect to any general increase in the list price for such Company Product publicly announced prior to the Closing Date, (D) in a quantity or volume greater than the

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reasonable resale requirement of the particular customer, distributor or reseller, (E) in conjunction with other material benefits to the customer, distributor or reseller not previously offered in the ordinary course of business consistent with past practice to such customer, or (F) accelerating the timing of any new releases for Company Products, or (iv) take any other action or omit to take any action with the primary intention of increasing the Total Closing Consideration; or

(x) take, commit, or agree in writing or otherwise to take or make, (i) any of the actions described clause (a) through (w) of this Section 5.2, or (ii) any other action or omission that would (A) prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries not to perform, its covenants or agreements hereunder, or (B) cause or result in the Company knowingly or willfully breaching or otherwise causing to be untrue or incorrect any of its representations and warranties contained herein.

ARTICLE VI

COMPANY NON-SOLICITATION AGREEMENT

6.1 Termination of Discussions. The Company, its Affiliates and their respective Representatives shall immediately cease and cause to be terminated any such negotiations and discussions with third parties (other than Acquiror and its Representatives) regarding (i) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Securities or the Equity Interests of any Subsidiary, whether or not outstanding (in each case, other than in connection with the exercise of Company Options or Company Warrants outstanding as of the Agreement Date or the conversion of Company Preferred Stock in accordance with the Charter Documents), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of Intellectual Property Rights in connection therewith), (ii) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than pursuant to a commercial or strategic relationship in the ordinary course of business consistent with past practice), including any new debt, equity, or other financing or investment, or recapitalization of the Company or any of its Subsidiaries, or (iii) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding clauses (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”).

6.2 No Solicitation. During the Pre-Closing Period, the Company shall not, nor shall the Company permit any of its Affiliates or its or their Representatives to, directly or indirectly:

(a) solicit, initiate, seek or knowingly encourage, promote, or support any inquiry, proposal or offer from, furnish any information regarding the Company or any of its Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Alternative Transaction;

(b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access in a manner intended or reasonably likely to facilitate, any Alternative Transaction;

(c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or

(d) enter into any Contract with any person providing for an Alternative Transaction.

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6.3 Notice of Alternative Transaction Proposals. In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.2(b), the Company or such Affiliate or Representative shall promptly (and in any event within twenty four (24) hours) notify Acquiror thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material received from such third party related to such proposal).

6.4 Breaches. It is understood that any violation of the restrictions set forth above by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

6.5 Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach of this Article VI by the Company, any of its Subsidiaries, any Securityholder, or any Representative of the foregoing, (i) Acquiror shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of this Article VI and an injunction preventing or restraining such breach or threatened breach, and (ii) Acquiror shall not be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies expressly conferred in this Article VI upon Acquiror shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon Acquiror, and the exercise by Acquiror of any one remedy will not preclude the exercise of any other remedy.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Form S-4.

(a) As promptly as reasonably practicable after the Agreement Date, Acquiror shall file with the SEC a registration statement on Form S-4 (or any successor form) to register under the Securities Act the offer and sale of Acquiror Ordinary Shares pursuant to the Merger, which shall include a prospectus for the issuance of such Acquiror Ordinary Shares (the “Form S-4”); provided, however, that Acquiror may, in its sole and absolute discretion, elect to file the Proxy Statement contemplated by Section 7.4 together with the Form S-4. Each of the Company and Acquiror shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act, Securities Act, and other applicable Law, and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. The Company shall furnish in writing to Acquiror all information concerning the Company and its Subsidiaries that is customarily included in a Form S-4 for a transaction of the type contemplated by this Agreement, including that which is required by applicable Law to be included in the Form S-4 so as to enable Acquiror to comply with its obligations under this Section 7.1(a). Acquiror and the Company shall cooperate in good faith to determine the information regarding the Company that is to be included in the Form S-4, including that which is necessary to include in the Form S-4 in order to satisfy applicable Law. Each of Acquiror and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Acquiror shall take all steps reasonably necessary to cause the Form S-4, as so corrected, to be filed with the SEC and to be disseminated, in each case, as and to the extent required by applicable Law, or by the SEC or its staff, or the NYSE. Acquiror shall provide the Company and its counsel a reasonable opportunity to review and comment on the Form S-4 prior to the filing thereof with the

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SEC, and Acquiror shall consider in good faith any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Acquiror shall provide the Company and its counsel any and all material written comments or other written material communications that Acquiror or its counsel receives from the SEC or its staff with respect to the Form S-4 as promptly as reasonably practicable after such receipt, and Acquiror shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Acquiror shall consider in good faith any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and participate in any substantive discussions with the SEC or its staff regarding any such comments. Acquiror shall use reasonable best efforts to as promptly as reasonably practicable respond to any comments of the SEC or its staff regarding the Form S-4. Acquiror shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Acquiror Ordinary Shares in the Merger, and the Company shall furnish all information concerning the Company and the Securityholders as may be reasonably requested in connection with any such actions.

(b) The Company shall use reasonable best efforts to cause Cooley LLP (“Cooley”) to deliver to the Company, and Acquiror shall use reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) to deliver to Acquiror, any opinions relating to the Tax treatment of the Merger that are customarily required in connection with the Form S-4. In connection with such opinions, upon the request of Cooley or WSGR, officers of each of the Company and Acquiror shall use reasonable best efforts to deliver to Cooley or WSGR, as applicable, certificates, dated as of the necessary date, signed by such officer of the Company or Acquiror, as applicable, containing customary representations in connection with such opinions.

(c) Without limiting the foregoing, the Company shall, and shall cause its Representatives to, cooperate with and provide to Acquiror and its Representatives with true, correct, and complete information regarding the Company and its Subsidiaries that is customary in connection with the preparation and filing of the Form S-4, including such information as may be required to be included in the Form S-4 pursuant to applicable Law. Without limiting the foregoing, the Company shall use reasonable best efforts to cause its independent accounting firm to deliver to the Company a consent letter of the Company’s independent accounting firm, in form and substance satisfactory to Acquiror (acting reasonably), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

7.2 Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the Acquiror Ordinary Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

7.3 Company Securityholder Approvals.

(a) Company Requisite Stockholder Approval. Promptly (and in any event within two (2) Business Days) following the time at which the Form S-4 is declared effective under the Securities Act (the “S-4 Effective Time”), the Company shall solicit written consent from all of its Stockholders in a form acceptable to Acquiror (the “Stockholder Written Consent”) by delivery of an Information Statement concerning (i) the Company, its business, and financial performance (including financial statements and, if prepared, financial projections), (ii) the terms of this Agreement, (iii) the Merger and the other transactions contemplated hereby, and (iv) the unanimous recommendation of the Company’s Board of Directors that the Stockholders vote in favor of the adoption of this Agreement, the Merger and the other transactions contemplated hereby and not exercise their appraisal or dissenters rights under applicable Law, including Delaware Law, in connection with the Merger (the

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“Information Statement”). The Information Statement shall be prepared and delivered in accordance with the Company’s Charter Documents, Delaware Law and other applicable Law, and shall include any notice required to be made to the Stockholders, including under Section 262 of Delaware Law. The Information Statement and all other materials submitted to the Stockholders will not contain, at or prior to the Effective Time, any untrue statement of a material fact, and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. The Company shall promptly deliver to Acquiror a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. Promptly (and in any event within two (2) Business Days) after the S-4 Effective Time, the Company will deliver to Acquiror the Stockholder Written Consent from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Company Requisite Stockholder Approval. Upon receipt of the Company Requisite Stockholder Approval, the Company shall promptly deliver notice to each Stockholder whose consent was not obtained prior to the Company’s receipt of the Company Requisite Stockholder Approval, which notice shall include the notice to Stockholders required by Sections 228(e) and 262 of Delaware Law of the approval of the Merger. All materials submitted to the Stockholders, including the Information Statement, shall be subject to the review and comment of Acquiror. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the other transactions contemplated hereby, nor its unanimous recommendation to the Stockholders to vote in favor of adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby.

(b) 280G Approvals. Prior to the Effective Time, the Company shall submit to the Stockholders for approval (in a form satisfactory to Acquiror (acting reasonably)), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” (which determination shall be made by the Company and shall be subject to review and approval by Acquiror) (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the “280G Solicitations”). Prior to the Effective Time, the Company shall deliver to Acquiror evidence satisfactory to Acquiror (acting reasonably) that (i) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the Company Requisite Stockholder Approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers executed by the affected individuals prior to the 280G Solicitations.

(c) Joinders. Prior to the Closing, the Company shall use its reasonable best efforts to cause each Indemnifying Party to execute and deliver to the Company a Joinder Agreement.

(d) Warrant Cancellation Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause each Warrantholder to sign a Warrant Cancellation Agreement (each, a “Warrant Cancellation Agreement”) in the form attached hereto as Exhibit K.

7.4 Acquiror Shareholder Approval.

(a) As promptly as reasonably practicable after the Agreement Date, Acquiror shall file with the SEC a proxy statement in connection with seeking the Acquiror Requisite Shareholder Approval (the “Proxy Statement”); provided, however, that Acquiror may, in its sole and absolute discretion, elect to file the Form S-4 contemplated by Section 7.1 together with the Proxy Statement. The Company shall furnish in writing to Acquiror all information concerning the Company and its Subsidiaries that would customarily be included in the Proxy Statement for a transaction of the type contemplated by this Agreement, including that which is required by applicable Law to be included in the Proxy Statement so as to enable Acquiror to comply with its obligations

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under this Section 7.1(a). Acquiror and the Company shall cooperate in good faith to determine the information regarding the Company that is to be included in the Proxy Statement, including that which is necessary to include in the Proxy Statement in order to satisfy applicable Law. Each of Acquiror and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Acquiror shall take all steps reasonably necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated, in each case, as and to the extent required by applicable Law, or by the SEC or its staff, or the NYSE. Acquiror shall provide the Company and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and Acquiror shall consider in good faith any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Acquiror shall provide the Company and its counsel any and all material written comments or other written material communications that Acquiror or its counsel receives from the SEC or its staff with respect to the Proxy Statement as promptly as reasonably practicable after such receipt, and Acquiror shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any substantive discussions with the SEC or its staff regarding any such comments. Acquiror shall use reasonable best efforts to as promptly as reasonably practicable respond to any comments of the SEC or its staff regarding the Proxy Statement.

(b) Without limiting the foregoing, the Company shall, and shall cause its Representatives to, cooperate with and provide to Acquiror and its Representatives with true, correct, and complete information regarding the Company and its Subsidiaries customarily required in connection with the preparation and filing of the Proxy Statement, including such information as may be required to be included in the Proxy Statement pursuant to applicable Law. Without limiting the foregoing, the Company shall use reasonable best efforts to cause its independent accounting firm to deliver to the Company a consent letter of the Company’s independent accounting firm, in form and substance satisfactory to Acquiror (acting reasonably), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Proxy Statement.

(c) As promptly as reasonably practicable after the S-4 Effective Time, Acquiror shall convene a general meeting to approve the resolution of Acquiror’s board of directors that Acquiror shall consummate the transactions contemplated by this Agreement (such meeting, the “Acquiror Shareholders’ Meeting”); provided, however, that Acquiror may, in its sole and absolute discretion, elect to hold the Acquiror Shareholders’ Meeting at its first annual general meeting convened after the S-4 Effective Time. Notwithstanding the foregoing, Acquiror shall have the right to postpone the convocation of the Acquiror Shareholders’ Meeting, or to withdraw the convocation of the Acquiror’s Shareholders’ Meeting, if: (i) on the date that the Acquiror Shareholders’ Meeting is then-scheduled, Acquiror has not received proxies representing a sufficient number of votes to obtain the Acquiror Requisite Shareholder Approval; (b) on the date that the Acquiror Shareholders’ Meeting is then-scheduled, there is insufficient share capital represented at the Acquiror Shareholders’ Meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Shareholders’ Meeting; or (c) the failure to postpone the convocation of the Acquiror Shareholders’ Meeting, or to withdraw the convocation of the Acquiror’s Shareholders’ Meeting, would be a violation of applicable Law.

7.5 Governmental Approvals.

(a) In furtherance and not in limitation of the terms of Section 7.7, each of the Company, any Subsidiary and Acquiror shall, as promptly as reasonably practicable and advisable after the Agreement Date,

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execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required, or that the Company or Acquiror may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Acquiror shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by Laws, each of the Company and Acquiror shall promptly inform the other of any material communication between the Company or Acquiror (as applicable) and any Governmental Entity regarding the transactions contemplated hereby. If the Company or Acquiror or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company or Acquiror (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that neither Company nor Acquiror nor Merger Sub shall have any obligation to litigate any Action that may be brought in connection with the transactions contemplated by this Agreement, and neither Acquiror nor any Affiliate of Acquiror shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Acquiror, the Company or any of their respective Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(c) Each of the Company and Acquiror shall jointly develop, consult and cooperate with one another regarding the strategy with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, including CFIUS and DSS, as pursuant to Section 7.5(d) and Section 7.5(e); provided, however, if the Company and Acquiror cannot agree on a jointly developed strategy, notwithstanding their respective good faith attempts to do so, Acquiror shall have the final say with respect to CFIUS or DSS strategy; provided, further, and without limiting the foregoing, that Acquiror will consult with the Company and consider in good faith the views of the Company in advance of making any decisions with respect to such strategy. Notwithstanding Acquiror’s rights as provided in the prior sentence, Acquiror shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust or anti-competition Law that would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.

(d) CFIUS.

(i) Acquiror and the Company will use reasonable best efforts to prepare and pre-file, as promptly as reasonably practicable and advisable after the Agreement Date, a draft joint voluntary notice with CFIUS pursuant to the DPA with respect to the Merger or the other transactions contemplated by this Agreement. As promptly as reasonably practicable after receipt and resolution of comments from CFIUS on the pre-filing, Acquiror and the Company shall file with CFIUS a joint voluntary notice pursuant to the DPA with respect to the Merger or the other transactions contemplated hereby.

(ii) Without limiting the generality of the foregoing, each of Acquiror and the Company shall use reasonable best efforts to: (A) provide as promptly as reasonably practicable to each other’s counsel and to CFIUS any additional or supplemental information and documentary material as may be necessary, proper or advisable in connection with preparation and submission of the notice and thereafter to achieve CFIUS Approval and permit consummation of the transactions contemplated hereby; (B) permit the other party to review reasonably in advance any communication (subject to mutually acceptable appropriate redactions to maintain confidentiality of business information) proposed to be given by it to CFIUS, and consult with each other in

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advance of any meeting or conference with CFIUS, and, to the extent permitted by CFIUS, give the other party the opportunity to attend and participate in any such meeting or conference; and (C) keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information or documentary material from, CFIUS, in case of each of clauses (A)—(C), to the extent permitted by applicable Law and subject to customary and mutually acceptable confidentiality practices and all applicable privileges (including the attorney-client privilege).

(iii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Acquiror be obligated to accept (A) any requirement by CFIUS to divest or hold separate (through the establishment of a trust, proxy or otherwise) any assets or operations of Acquiror or its Subsidiaries or any assets or operations of the Company and its Subsidiaries or (B) any action, restriction, or condition required by CFIUS as a condition of obtaining CFIUS Approval if the action, restriction, or condition would reasonably be expected to result in individually or in the aggregate, a commercially unreasonable restriction or impairment on the Company and its Subsidiaries, or Acquiror and its Subsidiaries, or their respective assets, products, services, business, operations, directors, officers, or employees (any of the foregoing, a “CFIUS Burdensome Condition”); provided, however, that such CFIUS Burdensome Conditions shall not include, among other things, requirements to (1) appoint a CFIUS-approved Security Director on the board of any Subsidiary of the Company that has a contract with the U.S. federal government, (2) submit cybersecurity or other policies to CFIUS for approval, (3) limit access to customer data to CFIUS-approved employees, (4) engage in CFIUS-approved reviews of Company source code, or (5) appoint a CFIUS-approved, third-party auditor or monitor to oversee compliance with any mitigation agreement or condition. In the event that a CFIUS Burdensome Condition is not acceptable to Acquiror, in its sole and absolute discretion (an “Acquiror Rejected CFIUS Condition”), Acquiror may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS Approval, with which Company shall cooperate and comply, and no party shall have any further obligation to seek CFIUS Approval. Each of the Company and Acquiror shall not be obligated to agree to, commit or effect, (x) any sale, license, holding separate or other disposition of assets or businesses, (y) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements, or (z) creating any relationships, ventures, contractual rights, obligations or other arrangements (any of the foregoing, a “Remedial Action”) by CFIUS unless such Remedial Action is conditioned upon, or will occur subsequent to, consummation of the Merger.

(iv) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that CFIUS notifies Acquiror and the Company in writing that CFIUS (A) has completed its review or investigation and has unresolved national security concerns, and (B) intends to send a report to the President of the United States requesting the President’s decision because it (i) recommends that the President act to suspend or prohibit the Merger, (ii) is unable to reach a decision on whether to recommend that the President suspend or prohibit the Merger or (iii) requests that the President make a determination with respect to the Merger (a “CFIUS Turndown”), each of either Acquiror or the Company may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS Approval, with which the other party shall cooperate and comply, and no party shall have any further obligation to seek CFIUS Approval.

(e) DSS FOCI.

(i) Acquiror and the Company will use reasonable best efforts to submit, as promptly as reasonably practicable and advisable after the Agreement Date, to DSS and, to the extent applicable, any other Governmental Entity, notification of the Merger and the other transactions contemplated hereby pursuant to the NISPOM and any other applicable national or industrial security regulations, and submit and request approval under any FOCI related requirements and similar requirements included in any Government Contract, or where any FOCI may, in the opinion of any Governmental Entity, adversely impact security requirements.

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(ii) Without limiting the generality of the foregoing, each of Acquiror and the Company shall use reasonable best efforts to: (A) provide as promptly as reasonably practicable to each other’s counsel and to DSS or other Governmental Entities, as applicable, any additional or supplemental information and documentary material as may be necessary, proper or advisable in connection with preparation and submission of the notice and thereafter to achieve DSS Approval and permit consummation of the transactions contemplated hereby; (B) permit the other party to review reasonably in advance any communication (subject to mutually acceptable appropriate redactions to maintain confidentiality of business information) proposed to be given by it to DSS or other Governmental Entities, as applicable, and consult with each other in advance of any meeting or conference with DSS or other Governmental Entities, as applicable, and, to the extent permitted by DSS or other Governmental Entities, as applicable, give the other party the opportunity to attend and participate in any such meeting or conference; and (C) keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information or documentary material from, DSS or other Governmental Entities, as applicable, in each case (A) – (C), to the extent permitted by applicable Law and subject to customary and mutually acceptable confidentiality practices and all applicable privileges (including the attorney-client privilege).

(f) Acquiror’s reasonable best efforts as described in this Section 7.5 shall include accepting any action, restriction, or condition required by DSS or other Governmental Entities pursuant to the NISPOM requirements, restrictions, or other safeguards for handling classified material. Notwithstanding the foregoing or anything to the contrary in this Agreement, reasonable best efforts shall not require, and in no event shall Acquiror be required to effect, any material separation of product engineering personnel between the FOCI mitigated entity and parent company or replication or location of all product engineering personnel within the FOCI mitigated entity. In the event that Acquiror does not or is unable to take an action, restriction or condition required by DSS or another Governmental Entity as a condition of obtaining, or DSS notifies Acquiror and the Company it will not provide DSS Approval or another applicable Governmental Entity approval related to national or industrial security regulation (an “Acquiror Rejected DSS Condition” or “DSS Turndown,” as applicable), Acquiror or the Company may request that DSS or another applicable Governmental Entity cease consideration of any notice filed in connection with the DSS Approval or other applicable Governmental Entity approval related to national or industrial security regulations, and no party shall have any further obligation to seek the DSS Approval or other applicable Governmental Entity approval related to national or industrial security regulations. Each of the Company and Acquiror shall not be obligated to agree to any Remedial Action required by DSS or another applicable Government Entity unless such Remedial Action is conditioned upon, or will occur subsequent to, consummation of the Merger.

7.6 Third Party Contract Notices and Consents; Provision of Certain Information.

(a) Third Party Contract Notices and Consents. The Company shall use reasonable best efforts to send all notices to and obtain all consents, waivers and approvals of any third-party party to any Material Contract as are required thereunder in connection with the Merger. Such notices, consents, modifications, waivers and approvals shall be in form and substance acceptable to Acquiror (acting reasonably). In the event the Merger is not consummated for any reason, none of Acquiror or Merger Sub or any of their respective Affiliates shall have any liability to the Company, the Securityholders or any other Person for any Liabilities resulting from the Company sending any such notice or seeking to obtain any such consents, modifications, waivers and approvals.

(b) Provision of Certain Information. Within thirty (30) days of the Agreement Date, the Company shall provide to Acquiror an accurate and complete written list of the following information: (i) any actions that must be taken by the Company or any Subsidiary within 180 days after the Closing Date for the purposes of maintaining, perfecting, or preserving or renewing the rights of the Company and its Subsidiaries in or to any item of Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates; and (ii) a brief description of each then-currently proposed

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Contract that would constitute a Material Contract hereunder if in effect on the Agreement Date and as to which any bid, offer, award, written proposal, term sheet, draft agreement, or similar document has been submitted or received by the Company or any Subsidiary.

7.7 Reasonable Best Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto (other than the Securityholder Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Article VII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

7.8 Employee Matters.

(a) Resignation of Officers and Directors. Prior to the Closing, the Company shall have caused each director and officer of the Company and its Subsidiaries to execute a resignation and release letter in a form acceptable to Acquiror (the “Director and Officer Resignation Letter”), effective as the Effective Time.

(b) Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause each current Employee, including each Person who becomes an Employee after the Agreement Date, to enter into and execute an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement (each in a form satisfactory to Acquiror (acting reasonably)), as applicable.

(c) Termination of Employee Plans. Prior to the Closing, the Company shall terminate any Company Employee Plan intended to be qualified under Section 401(a) of the Code, as well as any Company Employee Plans that are group welfare benefit plans or that include group severance pay or benefits, such termination to be contingent upon the Closing and effective as of no later than the day immediately preceding the Closing Date, unless Acquiror provides written notice to the Company that any such Company Employee Plan shall not be terminated. The Company shall provide Acquiror with evidence reasonably satisfactory to Acquiror that all such Company Employee Plans have been terminated, including, with respect to Company Employee Plans intended to be qualified under Section 401(a) of the Code or as reasonably requested by Acquiror, resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be, terminating such Company Employee Plans. The form and substance of such resolutions shall be subject to review and approval of Acquiror (acting reasonably). In the event that termination of such a Company Employee Plan in connection with the Closing triggers liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in the Statement of Expenses. The Company also shall take such other, commercially reasonable actions in furtherance of terminating any such Company Employee Plan as Acquiror may reasonably require.

(d) Termination of Certain Employee Arrangements. Prior to the Closing, the Company shall, in compliance with applicable Law, use reasonable best efforts to cause each Employee who is employed or engaged by the Company or any of its Subsidiaries as of or after the Agreement Date and who is not a Continuing Employee (each a “Non-Continuing Employee”) to sign a separation and general release agreement (which shall not have been revoked) approved by Acquiror (acting reasonably) (each, a “Separation

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Agreement”), effective as of no later than one (1) Business Day prior to the Closing Date (except with respect to any legally required longer time period that is required for an effective release of federal age discrimination claims, in which case such Separation Agreements shall become effective no later than one (1) Business Day prior to the Closing Date with respect to all matters other than the release of federal age discrimination claims (the “ADEA Release”), which ADEA Release shall become effective no later than the maximum period required by law, and for which additional consideration of $500 will be offered (the “ADEA Consideration”)), and the Company shall pay all severance pay or benefits (other than the ADEA Consideration) required to be paid to such Non-Continuing Employees prior to the Closing in compliance with all applicable Contracts and applicable Law, all of which shall be Third Party Expenses; provided that in no event shall the Company agree to any severance pay or benefits, excluding the ADEA Consideration, in an amount greater than the applicable Employee’s average four (4) week cash compensation except to the extent required by any applicable Contracts and applicable Law; provided further, however, that Acquiror shall bear all Excluded Severance Costs. The Company shall ensure that all such separations shall be in compliance with applicable Law.

(e) Coordination of Special Payroll. Prior to the Closing, and subject to the reasonable prior review and approval of Acquiror, the Company shall take all actions reasonably necessary to provide for the payment of all unpaid Employee Compensation Expenses through the Company’s normal payroll procedures, which payments shall made through a special payroll distribution as soon as practicable following the Effective Time, and in any event on or before the date that is ten (10) Business Days after the Closing Date.

(f) At Will Employment. Neither Acquiror nor any of its Affiliates shall be obligated under the terms of this Agreement to cause the continuation of any employment relationship with any Employee for any specific period of time.

(g) No Employment Commitment or Plan Amendments. Unless expressly stated in this Agreement, no provision of this Agreement is intended, or shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Securityholder, Key Employee or other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Key Employee, other Employee, consultant or contractor or any other Person, other than Acquiror or Merger Sub, the Company, and the Securityholder Representative and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among such parties. In addition, no provision of this Agreement is intended, or shall be interpreted, to establish, amend or modify any term or condition of any employee related plan, program or policy of the Company or any Subsidiary.

7.9 Tax Matters.

(a) Tax Returns Filed On or Prior to Closing. The Company and its Subsidiaries shall prepare, or shall cause to be prepared, all Tax Returns of the Company and its Subsidiaries required to be filed under applicable Law on or prior to the Closing Date and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of such Tax Returns. The Tax Returns described in this Section 7.9(a) shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Company shall provide Acquiror with a copy of each such Tax Return for its review, comment and approval no less than twenty (20) days prior to the earlier of the due date (taking into account valid extensions thereto) for such Tax Return, the Company shall revise such Tax Returns to reflect Acquiror’s reasonable comments, and the Company shall timely file the foregoing unless Acquiror withholds its consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Tax Returns Filed After Closing. Acquiror shall prepare or shall cause to be prepared all Tax Returns with respect to a Pre-Closing Tax Period required by Law to be filed by the Company or its Subsidiaries after the

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Closing Date. If such Tax Return is a federal income Tax Return or reports a material Liability for Taxes for which indemnification by the Securityholders could be required hereunder, Acquiror will, at least twenty (20) days prior to the due date for filing such Tax Return (taking into account valid extensions thereto), provide the Securityholder Representative with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Securityholder Representative in writing) for review and comment. Acquiror will consider in good faith any reasonable comments or suggestions made by the Securityholder Representative. All Taxes that are due and payable with respect to Tax Returns described in this Section 7.9(b) shall be the responsibility of the Securityholders to the extent they constitute Pre-Closing Taxes, and shall, for the avoidance of doubt be subject to indemnification pursuant to Article IX, including Section 9.2(a)(ix). The Tax Returns described in this Section 7.9(b) with respect to a Pre-Closing Tax Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law.

(c) Tax Assistance. The Securityholder Representative agrees to furnish or cause to be furnished to Acquiror and its Subsidiaries (including the Surviving Corporation), and Acquiror agrees to furnish or cause to be furnished, and to cause its Subsidiaries (including the Surviving Corporation) to furnish to Securityholder Representative at any time after the Closing Date, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries, as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim. Each of Acquiror, the Company, their Subsidiaries and the Securityholder Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(d) Transfer Taxes. All Transfer Taxes imposed on the transactions contemplated by this Agreement shall be borne 50% by the Securityholders and 50% by Acquiror. The party required by applicable Law to file any Tax Return relating to such Transfer Taxes shall be responsible for filing such Tax Return.

(e) Straddle Period Apportionment. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company or its Subsidiaries for a Straddle Period, the determination of the Taxes of the Company or its Subsidiaries for the portion of the Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period beginning after the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date. The amount of any Taxes based on or measured by income, receipts or payroll of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be the amount of such allowances or deductions for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire Straddle Period. The amount of other Taxes of the Company for a Straddle Period that relates to the portion ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Company and Acquiror agree to allocate all deductions of the Company accruing on the Closing Date to the Company’s taxable period (or portion thereof) ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)) to the extent permissible under the Code. For the avoidance of doubt, the Company and Acquiror agree that all Tax deductions

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and credits attributable to the transactions made pursuant to Section 1.3 hereof shall be allocated to the Company’s taxable periods (or portion thereof) ending on or before the Closing Date to the extent permissible under the Code and the applicable Treasury Regulations.

(f) Post-Closing Actions. Neither Acquiror, the Surviving Corporation, nor any Indemnified Party shall (i) amend, refile or otherwise modify any Tax Returns of the Company with respect to any Pre-Closing Tax Period, other than as required to correct a position on any such Tax Return that is not in accordance with applicable Law; provided, Acquiror shall provide the Securityholder Representative with reasonable advanced notice and an opportunity to review and provide reasonable comments to such Tax Return before Acquiror takes any action pursuant to this clause (i) (ii) make or change any Tax election (including an election under Section 338 of the Code) that has retroactive effect to any Tax Return of the Company for a Pre-Closing Tax Period; or (iii) agree to extend or waive the statute of limitations with respect to Taxes for a Pre-Closing Tax Period of the Company, , except, in each case, (A) as permitted by Section 7.9(b), (B) with the prior written consent of the Securityholder Representative, which consent may not be unreasonably withheld, conditioned or delayed, or (C) if such action would not increase the liability of the Securityholders for Taxes. If Acquiror, the Surviving Corporation, or any Indemnified Party initiates or files any voluntary disclosure or similar agreements with any Governmental Entity in respect of any Pre-Closing Tax Period of the Company, Securityholder Representative shall be given the opportunity to review and provide reasonable comments to such voluntary disclosure or other agreement prior to filing, which reasonable comments Acquiror shall consider in good faith.

7.10 Payoff Letters and Release of Liens.

(a) Payoff Letters. No later than five (5) Business Days prior to the Closing Date, the Company shall obtain from each holder of Indebtedness of the Company or any Subsidiary, and deliver to Acquiror, an executed payoff letter, in form and substance reasonably acceptable to Acquiror (acting reasonably), setting forth (i) the amounts required to pay off in full on the Closing Date the Indebtedness owing to such holder of Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and, other than with respect to the Company Convertible Notes, wire transfer information for such payment, and, with respect to Company Convertible Notes, the number of Acquiror Ordinary Shares to be issued in respect of such Company Convertible Note, (ii) upon payment of such amounts, a release of the Company and its Subsidiaries, (iii) upon payment of such amounts, a release of all Liens, if any, that the holder may hold on any of the assets of the Company or any of its Subsidiaries and an agreement that the Company or its Representatives may file UCC-3 termination statements and such other documents necessary or desirable to evidence the release of any and all such Liens, and attaching duly completed and executed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each, a “Payoff Letter”).

(b) Release of Liens. At or prior to the Closing, the Company shall cause to be filed all agreements, instruments, certificates and other documents, in form and substance satisfactory to Acquiror (acting reasonably), that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.10(b).

7.11 Third Party Expenses.

(a) Whether or not the Merger are consummated, each party shall be responsible for its own expenses and costs that it incurs (and whether paid prior to, at or after the Effective Time) with respect to the negotiation, execution, delivery and performance of this Agreement, other than the Securityholder Representative to the extent the Securityholders are responsible for such amounts pursuant to this Agreement or any Securityholder Representative Engagement Agreement. Without limiting or expanding the foregoing, the Securityholders shall be responsible for all Third Party Expenses, which will be payable at the Closing pursuant to a dollar-for-dollar adjustment to the Merger Consideration otherwise payable hereunder. For purposes of this Agreement, “Third Party Expenses” means all fees and expenses incurred by or on behalf of the Company or any Subsidiary (or any

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of their successors), whether or not paid or payable prior to, at or after the Effective Time, in connection with this Agreement, the Merger and the other transactions contemplated hereby, including: (i) all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by or on behalf of the Company or any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby pursuant to agreements entered into by or on behalf of the Company or any of its Subsidiaries at or prior to the Effective Time; (ii) any bonus, severance, change-in-control payments, accelerated commissions, or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions (other than “double-trigger” provisions in Contracts Made Available and set forth in the Disclosure Schedule)) of the Company or any Subsidiary to Employees resulting from, or in connection with, the transactions contemplated hereby (in each case, that are adopted by the Company (and not Acquiror or any of its Affiliates) at or prior to the Closing); (iii) any payments in connection with any change in control obligations resulting from or in connection with the Merger or any of the transactions contemplated by this Agreement, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company or any Subsidiary as are required in connection with the Merger for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case, pursuant to any Contract entered into by the Company or any of its Subsidiaries at or prior to the Closing; (iv) the costs and expenses of the Company D&O Tail Policy to the extent not paid by the Company prior to the Closing Date; and (v) the Required Financials Expenses; provided, however, that Third Party Expenses shall exclude (A) Excluded Severance Costs, (B) any fees and expenses of the Exchange Agent and the Escrow Agent, and (C) the Retention Bonus Pool Awards. For the avoidance of doubt, no fees and expenses shall be double counted when calculating Third Party Expenses. The Company shall use its reasonable best efforts to (x) pay or cause to be paid all Third Party Expenses at least three (3) Business Days prior to the Closing and, (y) to the extent such amounts are not so paid, arrange for the payment, contemporaneous with the Closing, by or on behalf of the Company of all Third Party Expenses. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, if the lessor or licensor under any Lease Agreement conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement or the transactions contemplated hereby, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments or providing all such additional security and the terms thereof shall be subject to Acquiror’s approval.

(b) At least two (2) Business Days prior to the Closing, (i) the Company shall provide Acquiror with a statement, in a form satisfactory to Acquiror (acting reasonably), certified by the Chief Executive Officer and Chief Financial Officer of the Company, setting forth all paid and unpaid Third Party Expenses incurred by or on behalf of the Company or any Subsidiary as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company or any Subsidiary (or any of their successors) after the Closing (the “Statement of Expenses”), and (ii) the Company shall obtain from each advisor, counsel, accountant, or other professional service provider owed Third Party Expenses, and deliver to Acquiror, a final invoice or other final statement indicating that such amounts reflected thereon are all amounts owed to such Person in respect of Third Party Expenses, in form and substance reasonably acceptable to Acquiror, setting the amounts required to pay off in full on the Closing Date the Third Party Expenses owing to such Person and wire transfer information for such payment, and attaching duly completed and executed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each a “Final Invoice”). The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Surviving Corporation after the Closing Date without the express prior written consent of Acquiror. No Subsidiary shall incur any Third Party Expenses.

7.12 Pre-Closing Actions. Prior to Closing, the Company shall use its reasonable best efforts to perform the actions described on Schedule 7.12 (the “Pre-Closing Actions”).

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7.13 Access to Information. During the Pre-Closing Period, the Company shall afford Acquiror and its Representatives access to, upon reasonable notice during business hours, (i) all of the Employees, customers, suppliers, assets, properties, Books and Records and Contracts of the Company and its Subsidiaries, and (ii) all other information concerning the business, assets, properties and personnel of the Company and its Subsidiaries as Acquiror may reasonably request. The Company agrees to provide to Acquiror and its accountants, counsel and other Representatives copies of its internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Acquiror shall hold any such information provided by or on behalf of the Company to Acquiror or its representatives in accordance with the provisions of the Non-Disclosure Agreement. Notwithstanding the foregoing, the Company shall not have any obligation to provide Acquiror with any such access or information if providing such access or information would (i) be prohibited under applicable Law or fiduciary duty or (ii) cause the Company to waive any attorney-client or other legal privilege.

7.14 Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt notice to Acquiror of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which results in in the failure of any representation or warranty of the Company contained in this Agreement to be true or accurate at or prior to the Effective Time such that the condition in Section 2.2(b)(ii) cannot be satisfied; provided, however, that the failure of the Company to give such notice shall not be deemed to be a breach of a covenant hereunder but instead shall only constitute a breach of the underlying representation or warranty that was the subject of such failure to give such notice, and (b) any failure of the Company to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.14 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by or on behalf of the Company pursuant to this Section 7.14 or otherwise of any breach, inaccuracy, failure to be true, or failure to comply (or any waiver thereof) shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation, warranty, or covenant contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions of this Agreement, or the rights of Acquiror or any Indemnified Party under this Agreement, except to the extent set forth in the Disclosure Schedule or expressly waived pursuant to the terms of this Agreement.

7.15 Closing Date Balance Sheet.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, in a form reasonably acceptable to Acquiror and certified by the Chief Executive Officer and Chief Financial Officer of the Company, that has been prepared in accordance with the Accounting Principles and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the consolidated balance sheet of the Company as of the Closing Date, after giving effect to the Closing (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall also include a good faith calculation, in reasonable detail, of the Closing Net Working Capital Adjustment Amount (the “Estimated Closing Net Working Capital Adjustment Amount”) and each of the components and subcomponents thereof. The Company shall not take or fail to take any action with the intention or for the purpose of manipulating the Closing Net Working Capital Adjustment Amount (it being understood that efforts to maximize Closing Net Working Capital in the ordinary course of business consistent with past practice will not be deemed to be manipulative). No later than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a preliminary Closing Date Balance Sheet. The Company shall consider in good faith any of Acquiror’s reasonable comments to such preliminary Closing Date Balance Sheet and the figures and calculations set forth thereon and provide any additional supporting documentation reasonably requested by Acquiror. The Closing Date Balance Sheet and the Estimated Closing Net Working Capital Adjustment Amount shall take into account any adjustments to the preliminary Closing Date Balance Sheet requested by Acquiror in good faith and not otherwise rejected by the Company in its good faith

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determination. Nothing in this Section 7.15, including the fact that Acquiror may provide comments or request changes to the preliminary Closing Date Balance Sheet or any of the figures or calculations set forth thereon or that Acquiror and the Company may agree to changes to the information or amounts on the Closing Date Balance Sheet, shall in any way limit the right of any Person under this Section 7.15 or Article IX.

(b) Within ninety (90) days after the Closing Date, Acquiror shall deliver to the Securityholder Representative a statement (the “Post-Closing Statement”) setting forth Acquiror’s good faith calculation of (i) the Closing Net Working Capital Adjustment Amount and each of the components and subcomponents thereof, and (ii) proposed Closing Net Working Capital Surplus or proposed Closing Net Working Capital Shortfall, as applicable, and each of the components thereof. The Post-Closing Statement and Acquiror’s calculation of the Closing Net Working Capital Adjustment Amount and each of the components thereof shall be determined in accordance with the Accounting Principles.

(c) During the forty-five (45) day period following delivery of the Post-Closing Statement to the Securityholder Representative, Acquiror shall, and shall cause its Representatives to, use commercially reasonable efforts to cooperate with the Securityholder Representative and its Representatives to provide them with information used in preparing the Post-Closing Statement reasonably requested by the Securityholder Representative and its Representatives including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of Acquiror and the Company. The Post-Closing Statement shall become final and binding at the end of the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, the Securityholder Representative delivers to Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Securityholder Representative shall be deemed to have agreed with all items and amounts in the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under Section 7.15(e).

(d) During the fifteen (15) day period following delivery of a Notice of Disagreement by the Securityholder Representative to Acquiror, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified therein. During such fifteen (15) day period, the Securityholder Representative and the Company Securityholders shall, and shall cause their Representatives to, cooperate with Acquiror and its Representatives to provide them with information used in the preparation of such Notice of Disagreement reasonably requested by Acquiror or its Representatives including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of the Securityholder Representative and its Representatives. Any disputed items resolved in writing between the Securityholder Representative and Acquiror within such fifteen (15) day period shall be final and binding with respect to such items, and if the Securityholder Representative and Acquiror agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.

(e) If the Securityholder Representative and Acquiror have not resolved all such differences by the end of such fifteen (15) day period (or such later period if extended in a writing signed by the Securityholder Representative and Acquiror) (the “Resolution Deadline”), the Securityholder Representative and Acquiror shall submit, in writing, to a nationally recognized public accounting firm agreed upon in writing by the Securityholder Representative and Acquiror (each acting reasonably) (the “Accounting Firm”) their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Accounting Firm shall make a written determination as to each such disputed item and the amount so disputed (in each case, if and to the extent disputed), which determination shall be final and binding on the parties for all purposes hereunder. The Accounting Firm’s determination of the Closing Net Working Capital Adjustment Amount, and each of the components thereof, shall be determined in accordance with the Accounting Principles. The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in

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accordance with the provisions of this Section 7.15(e), which resolution shall be either the amount of such disputed item as proposed by Acquiror in the Post-Closing Statement or the amount of such disputed item as proposed by the Securityholder Representative in the Notice of Disagreement. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 7.15(e). The Securityholder Representative and Acquiror shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Accounting Firm in any competent court. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by Acquiror and the Securityholder Representative (on behalf of the Securityholders) in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) For purposes of this Agreement, “Final Closing Net Working Capital Adjustment Amount” means the Closing Net Working Capital Adjustment Amount, as finally determined in accordance with this Section 7.15. The parties agree that:

(i) If the Final Closing Net Working Capital Adjustment Amount is less than the Estimated Closing Net Working Capital Adjustment Amount set forth in the Payment Spreadsheet and used to calculate the Total Closing Consideration (the amount (if any) by which Final Closing Net Working Capital Adjustment Amount is less than the Estimated Closing Net Working Capital Adjustment Amount set forth in the Payment Spreadsheet and used to calculate the Total Closing Consideration, the “Closing Net Working Capital Shortfall”), then Acquiror shall recover the Closing Net Working Capital Shortfall from the Indemnity Escrow Shares then-remaining in the Indemnity Escrow Fund, which shall be Acquiror’s sole recourse in case of any Closing Net Working Capital Shortfall. Promptly after the final determination of the Final Closing Net Working Capital Adjustment Amount, Acquiror and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent to release to Acquiror that number of Indemnity Escrow Shares contemplated by this Section 7.15(f)(i), rounded down to the nearest whole number of shares (with each Indemnity Escrow Share being valued at the Acquiror Share Price).

(ii) If the Final Closing Net Working Capital Adjustment Amount is greater than the Estimated Closing Net Working Capital Adjustment Amount set forth in the Payment Spreadsheet and used to calculate the Total Closing Consideration (the amount (if any) by which Final Closing Net Working Capital Adjustment Amount is greater than the Estimated Closing Net Working Capital Adjustment Amount set forth in the Payment Spreadsheet and used to calculate the Total Closing Consideration, the “Closing Net Working Capital Surplus”), then Acquiror shall issue to the Indemnifying Parties that number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (A) the Closing Net Working Capital Surplus, by (B) the Acquiror Share Price, rounded down to the nearest whole number of shares, with each Indemnifying Party to receive that number of shares contemplated by Section 1.3.

(iii) If the Final Closing Net Working Capital Adjustment Amount is equal to the Estimated Closing Net Working Capital Adjustment Amount set forth in the Payment Spreadsheet and used to calculate the Total Closing Consideration at the Closing, then there shall be no adjustments or further obligations under this Section 7.15.

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(iv) Notwithstanding anything to the contrary in this Section 7.15, neither this Section 7.15 nor any final determination of the Final Closing Net Working Capital Adjustment Amount in accordance with this Section 7.15 shall limit any claim of an Indemnified Party for any Fraud.

7.16 Director and Officer Insurance and Indemnity.

(a) Prior to the Closing, the Company shall obtain at its expense a fully prepaid “tail” directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time, and (ii) contains coverage terms comparable to or better than those applicable to the current directors and officers of the Company and its Subsidiaries (the “Company D&O Tail Policy”). The Surviving Corporation (following the Effective Time), and Acquiror shall not cancel (or permit to be cancelled) the Company D&O Tail Policy during its term.

(b) Subject to Section 9.2(b), if the Merger is consummated, until the sixth (6th) anniversary of the Closing Date, the Surviving Corporation shall fulfill and honor in all respects (i) the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date that are Made Available and set forth in the Disclosure Schedule with respect to claims arising out of matters occurring at or prior to the Effective Time, and (ii) the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Restated Certificate of Incorporation and Restated Bylaws, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as otherwise contemplated by this Agreement or required by applicable Law. Any claims for indemnification made under such indemnification agreements or the certificate of incorporation or bylaws of the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(c) For the avoidance of doubt, and notwithstanding anything herein to the contrary, but subject to Section 1.5(b) hereof, Acquiror shall be under no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time; provided that, if the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 7.16.

7.17 Non-Reliance.

(a) Without limiting any claim for Fraud, including pursuant to Sections 9.2(a)(vii) or 9.2(a)(viii), except as set forth in Article III, the Disclosure Schedule, or any certificate referenced in this Agreement and delivered pursuant hereto, neither Acquiror nor Merger Sub is relying on, and each of them acknowledges that no current or former stockholder, director, officer, employee, affiliate, advisor or other representative of the Company or any other Person, has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

(b) Notwithstanding any other provision in this Agreement, including Section 7.17(a) and Sections 9.2(a)(vii) or 9.2(a)(viii), the Indemnified Parties shall have no claim or right to recovery pursuant to Article IX or otherwise (including with respect to any claim for Fraud), and none of the Indemnifying Parties or any other person shall have or be subject to any liability to the Indemnified Parties or any other person, with respect to (i) any information, documents or materials furnished, delivered or made available by the Company or its

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Affiliates, officers, directors, employees, agents or advisors to Acquiror or Merger Sub prior to April 3, 2019; (ii) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof), sales pipeline data, product roadmaps or development plans, hiring plans of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Acquiror, Merger Sub or their respective representatives or Affiliates, including those set forth in management presentations.

7.18 Required Financial Statements.

(a) For purposes of this Agreement, the “Relevant Financial Statements” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of the last day of each of the last three (3) fiscal years ending prior to the Closing Date, and the consolidated statements of stockholders’ equity, operations and cash flow of the Company and its Subsidiaries for the twelve (12) month period then-ended, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Company shall engage an independent certified public accounting firm registered with the PCAOB that is acceptable to Acquiror, the “Audit Firm” to perform an audit of the Relevant Financial Statements (the “Audit”), and shall submit to the Audit Firm the Relevant Financial Statements to perform such audit. The Company shall use its reasonable best efforts to cause the Audit Firm to complete the Audit and to deliver to Acquiror the Audit, together with an unqualified opinion from the Audit Firm with respect to the Audit (the Relevant Financial Statements as so audited by the Audit Firm and accompanied by such unqualified opinion of the Audit Firm with respect thereto, the “Required Audited Financial Statements”) as promptly as reasonably practicable. The Company shall cause the Relevant Financial Statements when delivered to the Audit Firm to, and the Required Audited Financial Statements when delivered to Acquiror shall, (A) be derived from and will be, in accordance with, the Books and Records, and (B) fairly present the financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (clauses (A) and (B), the “Preparation Guidelines”).

(b) As promptly as reasonably practicable, and in any event within thirty (30) days, following the end of each calendar quarter ending on or after December 31, 2018, the Company shall prepare and deliver to Acquiror an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last date of each such calendar quarter, and an unaudited statement of stockholders’ equity, operations and cash flow for such calendar quarter, as well as an unaudited consolidated balance sheet of the Company and a statement of stockholders’ equity, operations and cash flow for the corresponding periods (the “Unaudited Interim Financial Statements”, and together with the Required Audited Financial Statements, the “Required Financial Statements”), which Unaudited Interim Financial Statements shall be in accordance with PCAOB Standards AS 4105, and the applicable rules and regulations promulgated by the SEC for interim financial information, including Regulation S-X and Rule 3-05 thereunder, and prepared in accordance with GAAP and the Preparation Guidelines, applied on a consistent basis throughout the periods indicated. The Company shall take such actions to cause the Required Financial Statements to be delivered to Acquiror as promptly as reasonably practicable such that Acquiror will be able to file the Required Financial Statements with the SEC no later than the date that is seventy (70) days after the Closing Date.

(c) The Company shall (x) cooperate promptly with, and use its reasonable best efforts to cause its Affiliates and its and their Representatives (including the Audit Firm) to cooperate promptly with, Acquiror and its Representatives in connection with the preparation of the Required Financial Statements and to consider, and use its reasonable best efforts to cause the Audit Firm to consider, in good faith all of Acquiror’s reasonable comments in connection therewith, (y) assist promptly, and use its reasonable best efforts to cause its Representatives (including the Audit Firm) to assist promptly, Acquiror and its Representatives in connection with the preparation of any filings, documents, or other materials, including any pro forma financial statements,

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that may be required in connection with the Merger and the other transactions contemplated hereby, or otherwise in connection with Acquiror’s reporting obligations or public offerings under applicable federal securities Laws, including all applicable requirements of the Exchange Act, the Securities Act, and Regulation S-X, and (z) supply promptly and further furnish promptly, and use its reasonable best efforts to cause its Representatives (including the Audit Firm) to supply and furnish promptly, any and all information, documents, and records as Acquiror may reasonably request, and provide reasonable access to the Company’s personnel and facilities, in connection with the matters contemplated by this Section 7.18. The Company agrees that no information or documents delivered by the Company to Acquiror pursuant to this Section 7.18 will contain any untrue statement of a material fact or will omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading, and the Required Financial Statements will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(d) Whether or not the Merger are consummated, the Company shall be responsible for all of the fees, costs, and expenses incurred in connection with the Audit and the preparation of the Required Financial Statements, including those of the Audit Firm (the “Required Financials Expenses”), all of which shall be Third Party Expenses.

ARTICLE VIII

PRE-CLOSING TERMINATION OF AGREEMENT

8.1 Termination. Except as provided in Section 8.3, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:

(a) by mutual agreement of the Company and Acquiror;

(b) by Acquiror if the Company Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Acquiror within two (2) Business Days after the S-4 Effective Time; provided, however, that Acquiror’s right to terminate this Agreement pursuant to this Section 8.1(b) shall expire after the Company’s delivery of a valid Company Requisite Stockholder Approval;

(c) by either Acquiror or the Company if (i) the Acquiror Shareholders’ Meeting (including each adjournment and postponement thereof) shall have been held and completed and Acquiror’s shareholders shall have taken a final vote on this Agreement, the Merger, and the issuance of the Acquiror Ordinary Shares in the Merger, and (ii) this Agreement, the Merger, and the issuance of the Acquiror Ordinary Shares in the Merger shall not have been approved at the Acquiror Shareholders’ Meeting (or any adjournment or postponement thereof) by the Acquiror Requisite Shareholder Approval; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Acquiror where the failure to obtain the Acquiror Requisite Shareholder Approval shall have been caused by an action or failure to act of Acquiror and such action or failure to act constitutes a material breach by Acquiror of this Agreement;

(d) by Acquiror or the Company if the Closing Date shall not have occurred by December 31, 2019 (the “End Date”); provided that if, on the End Date, all of the conditions set forth in Section 2.2, other than the conditions set forth in (i) Section 2.2(a)(iv)(A), Section 2.2(a)(iv)(B), or Section 2.2(a)(iv)(C), (ii) Section 2.2(a)(v) (to the extent such Law or Order preventing the consummation of the Merger is, or is issued by CFIUS or another Governmental Entity in respect of, the DPA or any similar Law or is, or is issued by a Governmental Entity in respect of, any Antitrust Law), or (iii) Section 2.2(a)(vi) (to the extent relating to the matters referenced in the foregoing clauses (i) or (ii), and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been

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satisfied or waived, then Acquiror shall have the right, at its sole discretion, upon (x) written notice to the Company and (y) payment by wire transfer of immediately available funds to an account designated by the Company in writing, an amount in cash equal to $1,400,000 (the “Extension Fee”) on such End Date, to extend the End Date for all purposes hereunder by a period of one (1) month (and the definition of “End Date” shall be deemed to be such extended date); provided, further, that such option to extend the End Date (and the resulting change in the definition of “End Date”) shall not be elected more than twice; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes material breach of this Agreement;

(e) by either Acquiror or the Company if any Law or final and non-appealable Order shall be in effect which has the effect of making the Merger illegal or otherwise prohibits prevents consummation of the Merger;

(f) by Acquiror if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 2.2(b)(i) and 2.2(b)(i) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company (a “Company Breach”); provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 2.2 for the benefit of Acquiror are incapable of being satisfied on or before the End Date;

(g) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Acquiror contained in this Agreement such that the conditions set forth in Sections 2.2(c)(i) and 2.2(c)(i) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Acquiror; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 2.2 for the benefit of the Company are incapable of being satisfied on or before the End Date;

(h) by Acquiror or the Company in the event of a CFIUS Turndown or DSS Turndown; or

(i) by Acquiror or the Company in the event of an Acquiror Rejected CFIUS Condition or Acquiror Rejected DSS Condition.

8.2 Termination Fee.

(a) If (i) this Agreement is terminated (A) by Acquiror or the Company pursuant to Section 8.1(d) (End Date) if, at the time of such termination, all of the conditions set forth in Section 2.2, other than the conditions set forth in (x) Section 2.2(a)(iv)(B), or Section 2.2(a)(iv)(C), (y) Section 2.2(a)(v) (to the extent such Law or Order preventing the consummation of the Merger is, or is issued by CFIUS or another Governmental Entity in respect of, the DPA or any similar Law), or (z) Section 2.2(a)(vi) (to the extent relating to the matters referenced in the foregoing clauses (x) or (y), and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, (B) by Acquiror or the Company pursuant to Section 8.1(e) (Prohibition by Governmental Law or Order) (to the extent such Law or Order preventing the consummation of the Merger is, or is issued by CFIUS or another Governmental Entity in respect of, the DPA or any similar Law), (C) by Acquiror or the Company pursuant to Section 8.1(h) (CFIUS Turndown or DSS Turndown), or (D) by Acquiror or the Company pursuant to Section 8.1(i) (Acquiror Rejected CFIUS Condition or Acquirer Rejected DSS Condition), and (ii) at the time of such termination there is no Company Breach, then Acquiror shall, no later than the date

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that is two (2) Business Days after such termination, pay, or cause to be paid, to the Company, by wire transfer of immediately available funds to an account designated by the Company in writing, an amount in cash equal to $3,510,000 (the “Termination Fee”). The parties hereby acknowledge and agree that (i) in no event shall Acquiror be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times, or as a result of the occurrence of different events and (ii) payment of any Extension Fee shall in no way relieve the Acquiror from its obligation to pay any Termination Fee payable hereunder.

(b) Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.3, in the event Acquiror pays the Termination Fee to the Company (even if any element requiring payment thereof is waived), none of Acquiror or any of the Indemnified Parties, or any of their respective successors or assigns (collectively, the “Acquiror Related Parties”) will have any further liability or obligation to the Company or any of the other Company Related Parties or any other Person under, arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby (except that Acquiror shall continue to be bound by the Non-Disclosure Agreement). Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but liquidated damages, in a reasonable amount that will compensate the Company and its Affiliates, including its Subsidiaries, the Securityholders, and each Representative of the foregoing (collectively, the “Company Related Parties”) in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and endeavoring to consummate the transactions contemplated hereby, and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) subject to Section 8.3, in the event Acquiror pays the Termination Fee to the Company (even if any element requiring payment thereof is waived), none of the Company or any of the other Company Related Parties or any other Person shall (x) assert any claim or seek to obtain any recovery, judgment, or relief (whether in law or in equity, including specific performance) against Acquiror or any of the other Acquiror Related Parties or any of their respective assets, or (y) be entitled to seek or obtain any other damages of any kind, including consequential, indirect, special or punitive damages, in any case, under, arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby, and (iv) without these agreements, the parties would not have entered into this Agreement.

8.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, or the Company, or their respective Representatives, if applicable; provided, however, that each party hereto shall remain liable for any Willful Breach of this Agreement, any of the Related Agreements (with respect to the parties thereto), or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 7.11 (Third Party Expenses), 10.2 (Exculpation and Indemnification of Securityholder Representative), Article XI (General Provisions), and this Section 8.3 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

ARTICLE IX

POST-CLOSING INDEMNIFICATION

9.1 Survival.

(a) Company. The representations and warranties of the Company set forth in Article III of this Agreement or in any certificate delivered by or on behalf of the Company pursuant to Section 2.2(b)(xvi) shall

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survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is eighteen (18) months following the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties of the Company set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4(a) (Conflicts), Section 3.5 (Company Capital Structure), and Section 3.24 (Certain Third Party Expenses) (collectively, the “Fundamental Representations”) or set forth in any certificate delivered by or on behalf of the Company pursuant to Section 2.2(b)(xvi) related thereto shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is five (5) years following the Closing Date; provided, further, however, that the representations and warranties of the Company set forth in Section 3.9 (Tax Matters) (the “Tax Representations”) or set forth in any certificate delivered by or on behalf of the Company pursuant to Section 2.2(b)(xvi) related thereto shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is thirty (30) days after the expiration of the longest statute of limitations applicable to the Taxes addressed by such representation or warranty, after giving effect to any waiver, mitigation, tolling or extension thereof; provided, further, however, that in the event of a Fraud with respect to any such representation or warranty, such representation or warranty shall survive until the longer of the expiration of the foregoing applicable survival period or 11:59 p.m. (Prevailing Pacific Time) on the date that thirty (30) days after the expiration of the statute of limitations applicable to such Fraud; provided, further, that all such representations and warranties of or made on behalf of the Company shall survive beyond the Expiration Date or other survival periods specified above if a Claim Notice is delivered hereunder prior to the expiration of the survival period for such representation or warranty, in which case such representation or warranty shall survive only as to such Claim Notice until such Claim Notice has been finally resolved.

(b) Acquiror. The representations and warranties of Acquiror and Merger Sub contained in Sections 4.1, 4.2, 4.3, and 4.7 and in the certificate delivered by Acquiror pursuant to Section 2.2(c)(v) shall survive for a period of twelve (12) months following the Closing Date, and all other representations and warranties of Acquiror and Merger Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect at the Closing.

(c) Agreement Controls. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that the respective survival periods and termination dates set forth in this Section 9.1 supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties, and certifications.

9.2 Indemnification.

(a) From and after and by virtue of the Merger, the Indemnifying Parties agree, severally and not jointly to indemnify and hold harmless Acquiror and its Affiliates (including the Surviving Corporation) and its and their respective Representatives (the “Indemnified Parties”) from and against all losses, liabilities, damages (excluding punitive or exemplary damages except to the extent awarded to a third party in any Action), deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties and expenses, including attorneys’, consultants’, experts’ and other professionals’ fees and expenses (including in connection with investigation, defending against, prosecuting, or settling any of the foregoing) and court or arbitration costs (individually, a “Loss” and, collectively “Losses”), paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims) directly or indirectly resulting from, arising out of, or relating to any of the following:

(i) (x) any breach of, or inaccuracy in, as of the execution and delivery of this Agreement or as of the Effective Time (as though made as of such time), any representation or warranty of the Company contained in Article III of this Agreement (other than the Fundamental Representations), or any breach of, or inaccuracy in, any representation or warranty in any certificate referenced in this Agreement and delivered pursuant hereto (other than concerning the Fundamental Representations), or (y) any Action by a third-party, including the investigation, defense, prosecution or settlement thereof, if an adverse judgment in connection with such Action could give the Indemnified Parties a claim for indemnification under clause (x) of this Section 9.2(a)(i);

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(ii) (x) any breach of, or inaccuracy in, as of the execution and delivery of this Agreement or as of the Effective Time (as though made as of such time), of any Fundamental Representation, or any breach of, or inaccuracy in, any representation or warranty in any certificate referenced in this Agreement and delivered pursuant hereto (excluding the certificates referenced in Sections 9.2(a)(i)), or (y) any Action by a third-party, including the investigation, defense, prosecution, or settlement thereof, if an adverse judgment in connection with such Action could give the Indemnified Parties a claim for indemnification under clause (x) of this Section 9.2(a)(ii);

(iii) any breach of, default in, or failure by the Company or the Securityholder Representative to perform or comply with any of its covenants or agreements set forth in this Agreement (that in the case of the Company, require performance at or prior to the Effective Time);

(iv) regardless of any disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information or calculations set forth in the Payment Spreadsheet, or the Statement of Expenses, including any inaccuracy in the calculation of, and any overstatement, or understatement or failure to include, in the Payment Spreadsheet the Total Closing Consideration (or any component thereof, including with respect to Closing Indebtedness, Closing Cash, Third Party Expenses or the Tax Amount), provided, however, that for the avoidance of doubt, the provisions of Section 7.15 sets forth the sole remedy with respect to the calculation and recovery of a Closing Net Working Capital Shortfall and any liability thereto;

(v) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(vi) regardless of any disclosure of any matter set forth in the Disclosure Schedule, (x) any breach of fiduciary duty by any current or former director or officer of the Company or any of the Company’s Subsidiaries, (y) any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any claim, action or proceeding in respect of Dissenting Shares, or (z) any Action by a third-party, including the investigation, defense, or prosecution, but not any settlement thereof, if an adverse judgment in connection with such Claim Action could give the Indemnified Parties a claim for indemnification under either clause (x) or (y) of this Section 9.2(a)(vi);

(vii) any Fraud in respect of a representation or warranty set forth in Article III of this Agreement, any certificate referenced in this Agreement and delivered pursuant hereto, or a covenant or agreement set forth in this Agreement;

(viii) any Fraud committed by the Company or any of its Subsidiaries or any of their respective Representatives acting on behalf of or the benefit of the Company or any of its Subsidiaries in connection with or in furtherance of this Agreement, the Merger or the other transactions contemplated hereby, which Fraud is not in respect of a representation or warranty set forth in Article III of this Agreement, any certificate referenced in this Agreement and delivered pursuant hereto, or a covenant or agreement set forth in this Agreement; or

(ix) any Pre-Closing Taxes.

(b) No Indemnifying Party (including any officer or director of the Company or any of its Subsidiaries) shall have any right of contribution, indemnification or right of advancement from Acquiror or any of its Affiliates (including the Surviving Corporation) with respect to any Loss due and payable by such Indemnifying Party under this Article IX in his, her, or its capacity as an Indemnifying Party.

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(c) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Laws.

(d) Subject to Section 8.3, this Article IX shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties from and after the Effective Time in connection with a claim arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 9.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief as contemplated by Section 11.9, and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article IX shall not be the sole and exclusive remedy in respect of such Indemnifying Party) for Fraud committed by such Indemnifying Party or of which Fraud such Indemnifying Party had actual knowledge.

(e) For purposes of this Article IX only, when determining the amount of Losses suffered by an Indemnified Party as a result of any, or whether there occurred any, breach or inaccuracy of a representation or warranty or any failure to perform or comply with any covenant or agreement applicable that is qualified or limited in scope as to materiality or Company Material Adverse Effect or similar qualification, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.

(f) In the event an Indemnified Party has suffered a Loss which would give rise to a right to be indemnified under more than one of the subclauses of Section 9.2(a), such Indemnified Party shall be entitled to make a claim for such Losses under any and all such subclauses; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim. For the avoidance of doubt, nothing in this Agreement shall require any Indemnified Party to make any claim under this Article IX and, subject to the survival periods set forth in Section 9.1, no such claim shall be waived or otherwise prejudiced as a result of any delay in making such claim.

(g) Subject to the other applicable provisions regarding indemnification contained in this Article IX, if the Indemnifying Parties are obligated to reimburse or compensate the Indemnified Parties for any Losses in connection with a claim by any of the Indemnified Parties under this Article IX, then indemnification for such Losses shall, subject to the applicable limitations, if any, set forth in this Article IX, be satisfied first from the Indemnity Escrow Fund, and second, to the extent the Indemnity Escrow Fund is insufficient to satisfy such claims, by asserting claims directly against one or more Indemnifying Parties, in each case, subject to the limitations set forth in this Article IX. For purposes of satisfaction of indemnification claims under this Article IX and determining the limitations on liability set forth in this Article IX, the Indemnity Escrow Shares and any other Acquiror Ordinary Shares issued pursuant to this Agreement shall be valued at the Acquiror Share Price.

(h) The rights of the Indemnified Parties to indemnification, compensation, reimbursement, or payment of Losses or any other remedy under this Agreement shall not be affected by any investigation or examination conducted with respect to, or any knowledge possessed or acquired (or capable of being possessed or acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, by or on behalf of any of the Indemnified Parties or any of their Affiliates or any of their respective Representatives with respect to the accuracy or inaccuracy or breach of, or compliance with, any representation, warranty, certification, covenant, or any other matter. The waiver of any condition in this Agreement based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation, reimbursement, or payment of Losses, or any other remedy based on any such representation, warranty, certification, covenant, or agreement. Except in the case of Fraud, no

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Indemnified Party shall be required to show reliance on any representation, warranty, certification, or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation, reimbursement, or payment hereunder.

9.3 Limitations on Indemnification.

(a) Subject to Section 9.3(f), the Indemnified Parties, as a group, may not recover any Losses pursuant to a claim under Section 9.2(a)(i), subclause (y) of Sections 9.2(a)(ii), Section 9.2(a)(iii), or Section 9.5(c), (i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,000,000 in Losses in the aggregate (the “Deductible”), in which case, subject to the other applicable limitations herein, the Indemnified Parties shall be entitled to recover Losses paid, incurred, suffered or sustained by the Indemnified Parties as a group in excess of the Deductible, and (ii) unless such claim or series of related claims exceeds $100,000 (the “Per Claim Threshold”), in which case, subject to the other applicable limitations herein, the Indemnified Parties shall be entitled to recover all Losses, including the Per Claim Threshold, paid, incurred, suffered or sustained by the Indemnified Parties with respect to such claim or series of related claims. For the avoidance of doubt, the limitations set forth in this Section 9.3(a) shall not apply to claims under subclause (x) of Section 9.2(a)(ii) or clauses (iv) through (ix) of Section 9.2(a), inclusive.

(b) Subject to Section 9.3(f), the Indemnified Parties’ sole and exclusive source of recovery for claims under Section 9.2(a)(i), subclause (y) of Section 9.2(a)(ii), clause (z) of Section 9.2(a)(vi), Section 9.2(a)(viii), and Section 9.5(c) shall be recourse against the Indemnity Escrow Fund. For the avoidance of doubt, the limitations set forth in this Section 9.3(b) shall not apply to claims under subclause (x) of Section 9.2(a)(ii), clauses (iii), (iv), (v), (vii) and (ix) of Section 9.2(a), or clauses (x) or (y) of Section 9.2(a)(vi) and the Indemnified Parties shall, subject to the other applicable limitations herein, be permitted to recover directly from the Indemnifying Parties for claims under subclause (x) of Section 9.2(a)(ii), clauses (iii), (iv), (v), (vii) and (ix) of Section 9.2(a), or clauses (x) or (y) of Section 9.2(a)(vi), in each case, only up to such Indemnifying Party’s Pro Rata Portion of such claim.

(c) Subject to Section 9.3(f), the aggregate liability of each Indemnifying Party for indemnification claims recovered directly from such Indemnifying Party under Section 9.2(a) (excluding, for the avoidance of doubt, claims recovered from the Indemnity Escrow Fund) shall be limited, in the aggregate, to a dollar amount equal to the sum of (i) the value of the Acquiror Ordinary Shares issued or issuable (including any Indemnity Escrow Shares transferred from the Escrow Agent) to such Indemnifying Party (or his, her, or its designee, assignee, transferee, or successor in interest), plus (ii) any and all amounts deducted or withheld in respect of Taxes or any Loan Repayment Amount with respect to such Indemnifying Party, plus (iii) such Indemnifying Party’s aggregate Per Share Expense Contribution.

(d) The amount of any Loss payable under this Article IX by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from insurance policies, net of the following: (i) third party costs and expenses (including Taxes) incurred by such Indemnified Party or its Affiliates and its and their respective Representatives in procuring such recovery; (ii) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums); and (iii) deductibles and other amounts incurred in connection with such recovery; provided, however that, other than with respect to the Company D&O Tail Policy, the Indemnified Parties shall have no obligation to seek recovery under any insurance policies or to maintain any insurance policies for any period of time.

(e) The Indemnified Parties shall, to the extent required by applicable Law, use commercially reasonable efforts to mitigate Losses indemnifiable under this Article IX; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, other than with respect to the Company D&O Tail Policy, in no event shall any of the Indemnified Parties be required to assert any claim or otherwise

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seek recourse any against any current or former insurers, insurance policies, customers, suppliers, resellers, vendors, partners, commercial counterparties, or other Representatives of any of the Indemnified Parties or their respective Affiliates.

(f) Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit (i) the liability of an Indemnifying Party for Fraud committed by such Indemnifying Party or of which Fraud such Indemnifying Party had actual knowledge, or (ii) the right of Acquiror or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto. Notwithstanding anything herein to the contrary, but subject to Section 8.3, if the Merger is not consummated, nothing in this Article IX shall limit the liability of any party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement, any Related Agreement (against the parties thereto) or any certificates or other instruments executed and delivered by any party in connection with the transactions contemplated by this Agreement.

9.4 Claim Procedures.

(a) Subject to the limitations set forth in Section 9.3, if an Indemnified Party wishes to make a claim under this Article IX, such Indemnified Party shall deliver a written notice (a “Claim Notice”) to the Securityholder Representative (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) to the extent reasonably available, specifying such Losses in reasonable detail, the date that each such Loss was paid, incurred, suffered or sustained, or the basis for such anticipated Losses, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable matter. Acquiror may update a Claim Notice from time to time to reflect any change in circumstances following the date thereof. A failure by an Indemnified Party to give complete, accurate, or, subject to the survival periods set forth in Section 9.1, timely notice of a Claim Notice will not affect the rights or obligations of any party hereunder. If a claim under this Article IX may be brought under different or multiple sections, clauses or sub-clauses of Section 9.2(a) (or with respect to different or multiple representations, warrants or covenants), then the Indemnified Parties shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision.

(b) If the Securityholder Representative on behalf of the Indemnifying Parties shall not object in writing within thirty (30) days of delivery of a Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable claim (a “Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative on behalf of the Indemnifying Parties that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice (an “Unobjected Claim”). In such event, Acquiror and the Securityholder Representative shall, as promptly as practicable thereafter (and in any event within two (2) Business Days thereafter), deliver a joint written instruction to the Escrow Agent to release to Acquiror from the Indemnity Escrow Fund that number of Indemnity Escrow Shares having an aggregate value equal to the amount of Losses set forth in the Unobjected Claim. Should the Indemnity Escrow Shares then-remaining in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the full amount of Losses set forth in the Unobjected Claim, then, subject to any applicable limitations set forth in this Article IX, each Indemnifying Party shall, within ten (10) Business Days following the date of such failure to so object, pay to Acquiror in cash such Indemnifying Party’s Pro Rata Portion of such shortfall.

(c) In the event that the Securityholder Representative shall deliver a Claim Objection Notice in accordance with Section 9.4(b), the Securityholder Representative and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder

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Representative and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Resolution Memorandum”). In such event, Acquiror and the Securityholder Representative shall, as promptly as practicable thereafter (and in any event within two (2) Business Days thereafter), deliver a joint written instruction to the Escrow Agent to release to Acquiror from the Indemnity Escrow Fund that number of Indemnity Escrow Shares having an aggregate value equal to the amount of Losses set forth in the Resolution Memorandum. Should the Indemnity Escrow Shares then-remaining in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the full amount of Losses set forth in the Resolution Memorandum, then, subject to any applicable limitations set forth in this Article IX, each Indemnifying Party shall, within ten (10) Business Days following the date of such Resolution Memorandum, pay to Acquiror in cash such Indemnifying Party’s Pro Rata Portion of such shortfall.

9.5 Third Party Claims.

(a) In the event that Acquiror becomes aware of third-party written claim against an Indemnified Party that constitutes a matter for which either (i) an Indemnified Party is entitled to indemnification, compensation, or reimbursement under Section 9.2(a) or (ii) if determined adversely to Acquiror or any other Indemnified Party, would provide a basis for a claim under any of the matters indemnifiable under Section 9.2(a) (each, a “Third Party Claim”), Acquiror shall provide the Securityholder Representative notice of such Third Party Claim and Acquiror shall have the right in its sole discretion to conduct the defense and prosecution of and to settle or resolve any such Third Party Claim; provided, however, that a failure by Acquiror to give, or a delay in giving, such notice will not affect the liability of the Indemnifying Parties hereunder, except to the extent and only to the extent the Securityholder Representative demonstrates that the defense or prosecution of such Third Party Claim is materially prejudiced thereby. The Securityholder Representative shall have the right to receive copies of all pleadings, material written notices, and material written communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege of or relating to any Indemnified Party, subject to the execution by the Securityholder Representative of Acquiror’s (and, if required, such third party’s) standard non-disclosure agreement, and shall be entitled, at the expense of the Securityholder Representative (on behalf of Indemnifying Parties), to participate in, but not to determine or conduct, any defense or prosecution of the Third Party Claim or settlement negotiations with respect to the Third Party Claim.

(b) Except with the consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned, or delayed, and which shall be deemed to have been given unless the Securityholder Representative shall have objected in writing within ten (10) Business Days after a written request for such consent by Acquiror, the amount paid in the settlement or resolution of any such Third Party Claim to the third-party claimant shall not be determinative of the amount of Losses relating to such matter or whether such Losses are indemnifiable under this Article IX. In the event that the Securityholder Representative has consented to (or shall have been deemed to have consented to) any such settlement or resolution: (i) neither the Securityholder Representative nor the Indemnifying Parties shall have any power or authority to object under any provision of this Article IX to the amount of any claim by or on behalf of any Indemnified Party against the Indemnity Escrow Fund or directly against such Indemnifying Parties for indemnity with respect to such settlement or resolution, subject to the limitations in this Article IX; (ii) Acquiror and the Securityholder Representative shall, as promptly as practicable thereafter (and in any event within two (2) Business Days thereafter), deliver a joint written instruction to the Escrow Agent to release to Acquiror from the Indemnity Escrow Fund that number of Indemnity Escrow Shares having an aggregate value equal to the amount of Losses set forth in such settlement or resolution; and (iii) should the Indemnity Escrow Shares then-remaining in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the full amount set forth in such settlement or resolution, then, subject to any applicable limitations set forth in this Article IX, each Indemnifying Party shall, within fifteen (15) Business Days following the date of such consent or deemed consent, pay to Acquiror in cash such Indemnifying Party’s Pro Rata Portion of such shortfall.

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(c) Without limiting any other provision in this Agreement or any right of recovery under Section 9.2(a), from and after and by virtue of the Merger, the Indemnifying Parties agree, severally and not jointly to indemnify and hold harmless the Indemnified Parties from and against all reasonable and documented costs and expenses, including attorneys’, consultants’, experts’ and other professionals’ fees and expenses (including in connection with investigation, defending against, and prosecuting) and court or arbitration costs paid, incurred, suffered or sustained by the Indemnified Parties, or any of them directly or indirectly resulting from, arising out of, or relating to any Third Party Claim. For the avoidance of doubt, this Section 9.5(c) does not provide any indemnification for any amounts owing pursuant to a settlement of any Third Party Claim to which the Securityholder Representative does not consent (including deemed consent).

9.6 Distribution of the Indemnity Escrow Fund. On or prior to the date that is five (5) Business Days after the Expiration Date, Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund that number of Indemnity Escrow Shares equal to (a) the Indemnity Escrow Shares then-remaining in the Indemnity Escrow Fund, less (b) the number of Indemnity Escrow Shares that would reasonably be required to satisfy Indemnifying Parties’ indemnification obligations under Section 9.2(a) for pending claims specified in Claim Notices delivered prior to the end of the Expiration Date that have not been resolved prior to the Expiration Date (the number of Indemnity Escrow Shares to be released, the “Initial Indemnity Escrow Release Shares”, it being understood that, if the foregoing calculation of “Initial Indemnity Escrow Release Shares” results in a negative number, then “Initial Indemnity Escrow Release Shares” means zero (0) Indemnity Escrow Shares), and transfer to the Indemnifying Parties the Initial Indemnity Escrow Release Shares in accordance with their respective Escrow Pro Rata Portion. Upon the resolution of any pending claims for which Indemnity Escrow was withheld and retained in the Indemnity Escrow Fund, and after any distributions from the Indemnity Escrow Fund to the Indemnified Parties in accordance with this Article IX with respect to such claims, Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund, the remaining Indemnity Escrow Shares that were withheld with respect to such resolved claim (each such shares so released the “Subsequent Indemnity Escrow Release Shares”), and transfer to the Indemnifying Parties the Subsequent Indemnity Escrow Release Shares in accordance with their respective Escrow Pro Rata Portion. Upon the resolution of all pending claims for which Indemnity Escrow was withheld and retained in the Indemnity Escrow Fund, and after any distributions from the Indemnity Escrow Fund to the Indemnified Parties in accordance with this Article IX, Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund all then-remaining Indemnity Escrow Shares in the Indemnity Escrow Fund (the “Final Indemnity Escrow Release Shares”), and transfer to the Indemnifying Parties the Final Indemnity Escrow Release Shares in accordance with their respective Escrow Pro Rata Portion. Notwithstanding anything herein to the contrary, the aggregate number of Indemnity Escrow Shares to be transferred to any Indemnifying Party at any particular time in accordance with this Section 9.6 shall be rounded down to the nearest whole number of shares and, to the extent there are any Indemnity Escrow Shares remaining as a result of such rounding, such remaining shares shall be transferred to Acquiror for no consideration and the Indemnifying Parties shall have no right or interest in or to such shares.

ARTICLE X

SECURITYHOLDER REPRESENTATIVE

10.1 Appointment and Authority of Securityholder Representative. By virtue of the execution and delivery of a Joinder Agreement, the adoption of this Agreement and approval of the Merger by the Stockholders, or the conversion of the Company Securities into the right to receive the Merger Consideration, and participating in the Merger and receiving the benefits thereof, each of the Securityholders shall be deemed to have agreed, and hereby agree, to appoint Shareholder Representative Services LLC as her, his, or its lawful and exclusive representative, agent, proxy, and attorney-in-fact (with full power of substitution) for and on behalf of each of the

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Securityholders for all purposes in connection with this Agreement and the agreements ancillary hereto, including (a) to give and receive notices and communications in respect of all Relevant Matters, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby, (b) to authorize or object to any claims hereunder, including those by any Indemnified Party, (c) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Relevant Matter, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby, (d) consent or agree to any amendment to this Agreement at any time, (e) grant any extension or waiver under or in connection with this Agreement, and (f) and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or in connection with this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement, or (ii) specifically mandated, permitted, or contemplated by the terms of this Agreement. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein, in the Escrow Agreement, or in the Securityholder Representative Engagement Agreement. The powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund. The Securityholder Representative may resign at any time. Such agency may be changed by the Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to Acquiror; provided, however, that the Securityholder Representative may not be removed without the agreement of the Indemnifying Parties having a majority of the aggregate Pro Rata Portion to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representative may be filled by Indemnifying Parties having a majority of the aggregate Pro Rata Portion. No bond shall be required of the Securityholder Representative. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Indemnifying Parties.

10.2 Exculpation and Indemnification of Securityholder Representative. Certain Indemnifying Parties have entered, or will enter, into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement, and the Securityholder Representative Engagement Agreement (such Indemnifying Parties, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Securityholders agree that neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”) shall incur any liability of any kind with respect to any action or omission by the Securityholder Representative in connection with the Securityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Securityholder Representative’s fraud, gross negligence or willful misconduct. The Indemnifying Parties shall indemnify and defend the Securityholder Representative and hold the Securityholder Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and costs incurred in connection with seeking recovery from insurers) (collectively, “Securityholder Representative Expenses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Securityholder Representative Expense is suffered or

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incurred; provided that in the event that any such Securityholder Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Securityholder Representative Expense to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Securityholder Representative Group by the Indemnifying Parties, any such Securityholder Representative Expenses may be recovered by the Securityholder Representative from (i) the funds in the Expense Fund and (ii) the Indemnity Escrow Fund at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties; provided, that while this section allows the Securityholder Representative Group to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Securityholder Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative Group from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Furthermore, the Securityholders agree that the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing or the termination of this Agreement or the Escrow Agreement. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 11.5 or Section 11.6, shall constitute a decision of the Securityholders and shall be final, conclusive and binding upon the Securityholders and each such Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are waived. Acquiror and the other Indemnified Parties may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Securityholders. Acquiror and the other Indemnified Parties are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative. The Securityholders agree that the Securityholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party.

ARTICLE XI

GENERAL PROVISIONS

11.1 Certain Interpretations; Definitions. When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “include,”

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“includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from but not including or through and including, respectively. References to one gender include all genders. When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. References to the Company means the Company and its Subsidiaries unless context otherwise requires. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Annex A.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with acknowledgment of receipt (including automatically generated delivery or read receipts)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):

(a)	if to Acquiror, Merger Sub, the Surviving Corporation, to:

Elastic N.V.

800 West El Camino Real, Suite 350

Mountain View, CA 94040

Attention: Office of the General Counsel

Email: legal@elastic.co

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road

Palo Alto, California 94304

Attention: Steven Bernard

Email: sbernard@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael Ringler

Email: mringler@wsgr.com

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(b)	if to the Company (prior to the Closing), to:

Endgame, Inc.

3101 Wilson Boulevard, Suite 500

Arlington, Virginia 22201

Attention: Chief Executive Officer

Email: nfick@endgame.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention: David J. Segre

Email: dsegre@cooley.com

(c)	if to the Securityholder Representative, or, after Closing to the Securityholders, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

All such notices and other communications shall be deemed to have been duly given or sent (i) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, or (ii) on the date on which delivered personally or by facsimile or email transmission, as the case may be, and addressed as aforesaid. After the Closing, any notice to be given to any Securityholder hereunder or under the Joinder Agreements may be given to the Securityholder Representative.

11.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.13 or any information obtained pursuant to the notice requirements of Section 7.14, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement, dated April 9, 2019 (the “Non-Disclosure Agreement”), between the Company and Acquiror. Without limiting the foregoing, the Securityholder Representative shall maintain the confidentiality, and shall not disclose or use, any information provided to, or learned by, the Securityholder Representative in connection with the transactions contemplated hereby; provided, however, that, following the Closing, the Securityholder Representative shall be permitted to disclose information to its Representatives and the Securityholders, in each case, to the extent such Persons have a bona fide need to know such information in connection with the Securityholder Representative’s fulfillment of its duties under this Agreement and who are subject to confidentiality obligations at least as protective as the restrictions contained herein (provided that the Securityholder Representative shall be responsible and liable (as a principal and not as a guarantor) for any action taken or omissions made by its Representatives to whom it disclosed information that would have resulted in a violation or breach of the terms of this Agreement by its Representatives if such Representatives were a party to, and subject to the terms of, this Agreement as if such Person were the Securityholder Representative).

11.4 Public Disclosure. None of the Company, the Securityholder Representative or any of their respective Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor,

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without the consent of Acquiror, in each case, except to the extent (a) required by applicable Law, (b) reasonably required in order to obtain the consents and approvals required under or expressly contemplated by this Agreement, including the Company Requisite Stockholder Approval, or under applicable Law, (c) such information is or becomes generally known to the public without violation of this Agreement, the Non-Disclosure Agreement or any other Contract or obligations restricting the disclosure of such information by such party, and (d) made by a Securityholder that is a venture capital or private equity fund in communications to its investors solely to the extent as may be (i) contractually required under the terms of such Securityholder’s limited partnership or similar organizational agreement, or (ii) reasonably necessary in the good faith exercise of the fiduciary duties of the general partner or similar fiduciary of such Securityholder. Without limiting the foregoing, the Company and Acquiror will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any written press release or written public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger.

11.5 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 11.5, the Securityholders are deemed to have agreed that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Securityholders whether or not they have signed such amendment.

11.6 Extension and Waiver. At any time prior to the Closing, Acquiror, on the one hand, and the Company, on the other hand, may, and at any time after the Closing, Acquiror, on the one hand, and the Securityholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved). For purposes of this Section 11.6, the Securityholders are deemed to have agreed that any extension or waiver signed by the Company (if prior to Closing) or the Securityholder Representative (if after the Closing) shall be binding upon and effective against all Securityholders whether or not they have signed such extension or waiver.

11.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

11.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.9 Specific Performance and Other Remedies.

(a) Subject to Section 8.2, the parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, or any Securityholder, of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an

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injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Subject to Section 8.2 and Section 9.2(d), any and all remedies expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

11.10 Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, any Related Agreement (in each case, other than the Employment Agreements of the Continuing Employees and the Non-Competition and Non-Solicitation Agreement), or the negotiation, administration, performance, or enforcement of this Agreement or any Related Agreement (in each case, other than the Employment Agreements of the Continuing Employees and the Non-Competition and Non-Solicitation Agreement), including any claim or cause of action may resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement or any Related Agreement (in each case, other than the Employment Agreements of the Continuing Employees and the Non-Competition and Non-Solicitation Agreement) (the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, including its statutes of limitations. Notwithstanding anything herein to the contrary, the corporate law aspects of the Issuance shall be governed by Dutch Law.

11.11 Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the Securityholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Securityholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto and the Securityholders hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, OR ANY OTHER RELEVANT MATTER.

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11.13 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements (with respect to the parties thereto), and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder; provided, however, that, notwithstanding anything herein to the contrary, (a) Article IX is intended to benefit the Indemnified Parties, each of whom is an express third party beneficiary thereof, and (b) Section 7.16 is intended to benefit the Company Indemnified Parties, each of whom is an express third party beneficiary thereof.

11.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

ELASTIC N.V.

By:	/s/ W.H. Baird Garrett
Name:	W.H. Baird Garrett
Title:	Senior Vice President of Legal

AVENGERS ACQUISITION CORP.

By:	/s/ W.H. Baird Garrett
Name:	W.H. Baird Garrett
Title:	Senior Vice President of Legal

[SIGNATURE PAGE TO MERGER AGREEMENT]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

ENDGAME, INC.

By:	/s/ Nathaniel C. Fick
Name:	Nathaniel C. Fick
Title:	Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Securityholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[SIGNATURE PAGE TO MERGER AGREEMENT]

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ANNEX A

CERTAIN DEFINED TERMS

“280G Waivers” means the waivers (in a form approved by Acquiror) to be executed and delivered by certain Employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) in connection with the solicitation of the Stockholder vote pursuant to Section 7.3(b).

“Accounting Principles” means a determination in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials; provided that, if there is a conflict between GAAP and such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, GAAP shall control; provided further that, notwithstanding the foregoing, “Accounting Principles” shall be subject to the exceptions to such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that are set forth on Schedule A-1.

“Acquiror Closing VWAP” means an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of the Acquiror Ordinary Shares on the NYSE for the twenty (20) consecutive trading days ending with the complete trading day ending five (5) trading days prior to the Closing Date.

“Acquiror Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, or financial condition, of the Acquiror and its Subsidiaries taken as a whole, other than, in each case, any Effect resulting from or attributable to (a) changes in general economic, financial market, business or geopolitical conditions, (b) general changes or developments in any of the industries in which the Acquiror and its Subsidiaries operate, (c) changes following the Agreement Date in any Laws or legal, regulatory or political conditions or changes following the Agreement Date in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (d) any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (e) any failure by the Acquiror to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Acquiror Material Adverse Effect (except to the extent otherwise provided herein)); (f) any announcement or pendency of this Agreement and the transactions contemplated hereby (including (i) the identity of the Company and its Subsidiaries, (ii) the loss or departure of officers or other employees of the Acquiror or any of its Subsidiaries, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (iv) any other negative development (or potential negative development) in Acquiror’s relationships with any of its customers, suppliers, distributors or other business partners, in each case, of the foregoing clauses (i) through (iv), solely to the extent arising from any announcement or pendency of this Agreement and the transactions contemplated hereby); (g) any change in the price or trading volume of Acquiror Ordinary Shares or any other publicly traded securities of Acquiror in and of itself (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Acquiror Material Adverse Effect (except to the extent otherwise provided herein); (h) any reduction in the credit rating of Acquiror in and of itself (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Acquiror Material Adverse Effect (except to the extent otherwise provided herein); provided that such Effects referenced in clauses (a) through (e) do not, individually or when taken together with all other such Effects, have a disproportionate effect on the Acquiror and its Subsidiaries.

“Acquiror Ordinary Share” means an ordinary share, with a nominal value of €0.01 per share, in the share capital of Acquiror.

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“Acquiror Preference Share” means a preference share, with a nominal value of €0.01 per share, in the share capital of Acquiror.

“Acquiror Share Price” means (i) if the Acquiror Closing VWAP is equal to or less than $68.49 (the “Floor Price”), then the Floor Price, (ii) if the Acquiror Closing VWAP is greater than the Floor Price and less than $98.55 (the “Cap Price”), then the Acquiror Closing VWAP, or (iii) if the Acquiror Closing VWAP is equal to or greater than the Cap Price, then the Cap Price.

“Action” means any action, demand letter, suit, claim, cause of action, charge, complaint, litigation, investigation, audit, proceeding, arbitration, mediation or other similar dispute.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Aggregate Liquidation Preference” means the sum of (i) the product obtained by multiplying (a) the sum of (x) aggregate number of shares of Company Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time, plus (y) the aggregate number of shares of Company Series A Preferred Stock issuable upon exercise in full of each Company Series A Preferred Warrant that is an In-the-Money Company Warrant and is outstanding immediately prior to the Effective Time, by (b) the Per Series A Share Liquidation Preference, plus (ii) the product obtained by multiplying (a) the aggregate number of shares of Company Series A-1 Preferred Stock that are issued and outstanding immediately prior to the Effective Time, by (b) the Per Series A-1 Share Liquidation Preference, plus (iii) the product obtained by multiplying (a) the aggregate number of shares of Company Series A-2 Preferred Stock that are issued and outstanding immediately prior to the Effective Time, by (b) the Per Series A-2 Share Liquidation Preference, plus (iv) the product obtained by multiplying (a) the aggregate number of shares of Company Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time, by (b) the Per Series B Share Liquidation Preference, plus (v) the product obtained by multiplying (a) the sum of (x) aggregate number of shares of Company Series C Preferred Stock that are issued and outstanding immediately prior to the Effective Time, plus (y) the aggregate number of shares of Company Series C Preferred Stock issuable upon exercise in full of each Company Series C Preferred Warrant that is an In-the-Money Company Warrant and is outstanding immediately prior to the Effective Time, by (b) the Per Series C Share Liquidation Preference, plus (iv) the product obtained by multiplying (a) the sum of (x) aggregate number of shares of Company Series D Preferred Stock that are issued and outstanding immediately prior to the Effective Time, plus (y) the aggregate number of shares of Company Series D Preferred Stock issuable upon exercise in full of each Company Series D Preferred Warrant that is an In-the-Money Company Warrant and is outstanding immediately prior to the Effective Time, by (b) the Per Series D Share Liquidation Preference.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, any rules or regulations thereunder, the U.S. Travel Act, the United Kingdom Bribery Act of 2010, the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other Laws concerning anti-corruption, anti-bribery, or money laundering.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate competition, antitrust, or actions for the purpose or effect of monopolization or restraint of trade, or that have the effect of doing so, in any case that are applicable to the Merger or the other transactions contemplated by this Agreement.

“Applicable Conversion Ratio” means (i) for each share of Company Series A Preferred Stock and Company Series A-1 Preferred Stock, a number equal to 1.21558791, (ii) for each share of Company Series A-2

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Preferred Stock, a number equal to 1.07046892, and (iii) for each share of Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock, a number equal to 1.

“Behavioral Data” means, to the extent constituting Personal Data, data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including by means of an advertisement or other content), to develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or to target advertisements or other content to an individual, device, or application.

“Business Day” means each day that is not (i) a Saturday, Sunday, (ii) other day on which banking institutions located in San Francisco, California are or obligated by law or executive order to close, or (iii) a public holiday in the State of Delaware or other day on which the parties could not file a Certificate of Merger with the Secretary of State of the State of Delaware.

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in such capacity.

“CFIUS Approval” means (a) CFIUS has issued a written notification stating that (i) CFIUS has concluded that the none of the Merger or the other transactions contemplated by this Agreement are a “covered transaction” or “pilot program covered transaction” subject to review under the DPA; or (ii) the review of the Merger and the other transactions contemplated by this Agreement under the DPA, has been concluded, and CFIUS has determined that there are no unresolved national security concerns with respect to the Merger and the other transactions contemplated by this Agreement; or (b) CFIUS has sent a report to the President of the United States of America requesting the President’s decision with respect to the Merger and the other transactions contemplated by this Agreement and either (i) the period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Merger and the other transactions contemplated by this Agreement has expired without any such action being taken and without that Presidential review having been suspended, or (ii) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the Merger or the other transactions contemplated by this Agreement.

“Closing Cash” means, without duplication, as of the Effective Time, (i) the aggregate amount of all cash and cash equivalents held by the Company and the Subsidiaries, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case, to the extent constituting “cash and cash equivalents” determined in accordance with the Accounting Principles, plus (ii) to the extent not already reflected in cash and cash equivalents, the aggregate amount of all un-cleared deposits of the Company and the Subsidiaries, minus (iii) the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company or any Subsidiary but not cleared, minus (iv) any cash or cash equivalents subject to any legal or contractual restriction on the ability to transfer or use such cash or cash equivalents for any lawful purpose, including security deposits, collateral reserve accounts, escrow accounts, custodial accounts, and other similar restricted cash or cash equivalents, minus (v) all Taxes and other costs and expenses associated with the repatriation of any cash or cash equivalents into the United States from sources outside of the United States, plus (vi) any Excluded Severance Costs actually paid by the Company prior to the Effective Time.

“Closing Indebtedness” means, without duplication, as of the Effective Time, the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its

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Subsidiaries, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the Effective Time).

“Closing Net Working Capital” means an amount equal to (i) the sum of all current assets of the Company and its Subsidiaries, minus (ii) the sum of all current liabilities of the Company and its Subsidiaries, in each case, as of the Effective Time; provided, however, that “Closing Net Working Capital” shall exclude all (a) Closing Cash, (b) Tax assets (other than prepaid Taxes), (c) accounts receivable outstanding for a period of ninety (90) days or longer (to the extent not already included in the Company’s reserve for doubtful accounts receivable determined in accordance with the Accounting Principles, (d) Closing Indebtedness, (e) Third Party Expenses, (f) deferred revenue and (g) Tax Amount. Closing Net Working Capital, and each of the components thereof, shall be determined in accordance with the Accounting Principles.

“Closing Net Working Capital Adjustment Amount” means the amount (if any) by which the Closing Net Working Capital is less or more than the Net Working Capital Collar (it being understood that if the Closing Net Working Capital is within the Net Working Capital Collar, the Closing Net Working Capital Adjustment Amount shall be $0). For the avoidance of doubt, if Closing Net Working Capital is less than the lowest number within the Net Working Capital Collar, the Closing Net Working Capital Adjustment Amount shall be expressed as a negative number, and if Closing Net Working Capital is greater than the greatest number within the Net Working Capital Collar, the Closing Net Working Capital Adjustment Amount shall be expressed as a positive number.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Common Stock, and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Convertible Note” means any convertible note, promissory note, or other similar instrument issued by the Company or any of its Subsidiaries to a purchaser thereof, in each case, that is convertible into shares of Company Capital Stock.

“Company Employee Plan” means any plan, fund, program, policy, practice, Contract, or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, bonus, performance awards, incentive compensation, equity or equity-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or material remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“Company IP” means Company IPR and Company Technology.

“Company IPR” means any and all Intellectual Property Rights that are owned by, purported to be owned by, or exclusively licensed to, the Company or any Subsidiary.

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“Company Material Adverse Effect” means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, or financial condition, of the Company and its Subsidiaries taken as a whole, other than, in each case, any Effect resulting from or attributable to (a) changes in general economic, financial market, business or geopolitical conditions, (b) general changes or developments in any of the industries in which the Company and its Subsidiaries operate, (c) changes following the Agreement Date in any Laws or legal, regulatory or political conditions or changes following the Agreement Date in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (d) any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (e) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)); or (f) any announcement or pendency of this Agreement and the transactions contemplated hereby (including (i) the identity of Acquiror, (ii) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (iv) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, in each case, of the foregoing clauses (i) through (iv), solely to the extent arising from any announcement or pendency of this Agreement and the transactions contemplated hereby); provided that such Effects referenced in clauses (a) through (e) do not, individually or when taken together with all other such Effects, have a disproportionate effect on the Company and its Subsidiaries.

“Company Options” means all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, including, but not limited to, stock options granted under the Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, and the Company Series D Preferred Stock.

“Company Privacy Policy” means each external or internal, past or present privacy policy or, except as set forth in any Contract, each privacy or security-related representation, policy, or promise of the Company or any Subsidiary, including any policy, representation, or promise relating to: (i) the privacy of users of any Company Product or any website or service operated by or on behalf of the Company or any Subsidiary; or (ii) the creation, collection, use, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal, or other processing of any Private Data.

“Company Product Data” means (i) all data and content uploaded or otherwise provided by or for customers or users of the Company or any of its Subsidiaries to, or stored by or for customers or users of the Company or any of its Subsidiaries on, the Company Products or any prior products or services of the Company or any of its Subsidiaries, and (ii) all data and content created, compiled, inferred, derived, transmitted, intercepted, or otherwise collected or obtained by or for the Company Products or any prior products or services of the Company or any of its Subsidiaries.

“Company Products” means all products and services marketed, licensed out, distributed, made available, offered online, offered for sale, or sold by or on behalf of the Company or any Subsidiary at any time during the four (4) year period prior to the Agreement Date (including through resellers and other channel partners), and any product, service or Technology currently under development by or on behalf of the Company or any Subsidiary, including any Company Site, excluding any product or services no longer supported by the Company.

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“Company Restricted Stock” means any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other Contract with the Company or under which the Company has any rights.

“Company Securities” means the Company Capital Stock, the Company Options, the Company Warrants, the Retention Bonus Pool Awards, and any other Equity Interests in the Company.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Series A Preferred Warrants” means any warrant to purchase or otherwise acquire shares of Company Series A Preferred Stock.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Warrants” means any warrant to purchase or otherwise acquire shares of Company Series C Preferred Stock.

“Company Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D Preferred Warrants” means any warrant to purchase or otherwise acquire shares of Company Series D Preferred Stock.

“Company Support Stockholders” means those Stockholders set forth on Schedule A-2.

“Company Technology” means any Technology owned by, purported to be owned by, or exclusively licensed to, the Company or any Subsidiary.

“Company Warrants” means the Company Series A Preferred Warrants, the Company Series C Preferred Warrants, and the Company Series D Preferred Warrants.

“Confidential Information” means confidential or non-public information of the Company (including trade secrets) or any of its Subsidiaries and the confidential or non-public information provided to Company or any of its Subsidiaries by any third party which the Company or any of its Subsidiaries is obligated to keep confidential or non-public.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious code, software

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routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent.

“Continuing Employees” means the Employees who are employed or engaged by the Company or any of its Subsidiaries as of the Closing Date and who accept an Offer Letter with Acquiror or its designated Affiliate to begin employment on the first Business Day following the Closing Date.

“Contract” means any agreement, contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, instrument, arrangement, understanding or commitment, permit, concession, franchise or license, in each case, whether oral or written.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Dutch Law” means the Laws of the Netherlands.

“DOL” means the United States Department of Labor.

“DSS” means the Defense Security Service.

“DSS Approval” means the execution and delivery of either (i) a commitment letter, or (ii) an approved FOCI mitigation agreement and, as necessary, associated ancillary plans and policies, in either case, by and among DSS, Acquiror and the other Persons party thereto, that sets forth the terms of the mitigation to be required by DSS in connection with the Merger and the other transactions contemplated hereby.

“Employee” means any current or former employee, consultant, independent contractor, officer, director or other service provider of the Company or any ERISA Affiliate.

“Employee Compensation Expenses” means all Employee compensation expenses and other liabilities arising on or prior to the Closing Date, including vacation, or paid time off that has been accrued but unused as of the Closing Date by any Employee, all salary, wages, commissions, pro-rated bonuses and other accrued but unpaid benefits of any Employee as of the Closing Date.

“Environmental Law” means any Law or Order relating to pollution, protection of the environment or natural resources, protection of public or occupational health and safety, or to Hazardous Materials, including the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Hazardous Materials or products containing Hazardous Materials.

“Equity Interests” means, with respect to any Person, (i) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (iv) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Subsidiary of the Company and any other Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agreement” means an Escrow Agreement in a form acceptable to Acquiror and the Company (each acting reasonably).

“Escrow Pro Rata Portion” means, with respect to an Indemnifying Party, an amount equal to the quotient obtained by dividing (a) the aggregate value of the amount of cash paid or payable and Acquiror Ordinary Shares issued or issuable to such Person pursuant to the Participation Provisions, by (b) the aggregate value of the amount of cash paid or payable and Acquiror Ordinary Shares issued or issuable to all Persons pursuant to the Participation Provisions. For purposes of clarity, the sum of all “Escrow Pro Rata Portions” of the Indemnifying Parties shall at all times equal one-hundred percent (100%) and each Acquiror Ordinary Share shall be valued at the Acquiror Share Price. For purposes of this definition, “Participation Provisions” means each of Sections 1.3(b)(i) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), 1.3(b)(ii) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), 1.3(b)(iii) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), 1.3(b)(iv) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), 1.3(b)(v) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), 1.3(b)(vi) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), 1.3(b)(vii), 1.3(d)(i) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), 1.3(d)(ii) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), 1.3(d)(iii) (without giving effect to subclause (1)(x)(i) when calculating the sum in clause (1)(x)), and 1.3(e).

“Euro Par Value” means the Euro par value amount of an Acquiror Ordinary Share (which, as of the Agreement Date, is €0.01 per share).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Severance Costs” means the aggregate cash severance paid or payable to all Employees employed by the Company as of the Agreement Date who do not receive an Offer Letter (which amount, on a per Employee basis, shall be approved by Acquiror in writing, solely to the extent such amount is in excess of the severance payable to such Employee pursuant to an Employee Agreement or Company Employee Plan that is set forth on Schedule A-3 and Made Available to Acquiror).

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“FOCI” means foreign ownership, control, and influence.

“Fraud” means actual fraud with scienter.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any (a) federal, state, provincial, local or other government, (b) any federal, state, provincial, local, or other governmental or supra-national entity, regulatory or administrative authority, agency, department, board, division, instrumentality or commission, educational agency, political party, body, or judicial or arbitral body, board, tribunal, or court, (c) any royal family, (d) any public international organization (e.g., the World Bank, the Red Cross, etc.), (e) any industry self-regulatory authority, or (f) any business, entity, or enterprise owned or controlled by any of the foregoing.

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“Governmental Official” means (a) an officer, agent or employee of any Governmental Entity, or (b) any candidate for any office of or position with any Governmental Entity.

“Hazardous Material” means any substance, material, emission or waste for which liability or standards of conduct may be imposed, or that has been listed, defined or designated by any Governmental Entity or by any Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 (the “HITECH Act”), and as otherwise may be amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Breach Notification Rule (45 C.F.R. § 164.400 et seq.) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act, and any and all implementing regulations and guidance).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Company Option” means each Company Option having a per share exercise price equal to or less than the Per Share Residual Amount.

“In-the-Money Company Warrant” means (i) each Company Series A Preferred Warrant having a per share exercise price equal to or less than the sum of (a) Per Series A Share Liquidation Preference, plus (b) the Per Share Closing Participation Amount, (ii) each Company Series C Preferred Warrant having a per share exercise price equal to or less than the sum of (a) Per Series C Share Liquidation Preference, plus (b) the Per Share Closing Participation Amount, and (iii) each Company Series D Preferred Warrant having a per share exercise price equal to or less than the sum of (a) Per Series D Share Liquidation Preference, plus (b) the Per Share Closing Participation Amount.

“Inbound Licenses” means any Contract pursuant to which the Company or any Subsidiary has been granted any rights to access or use any Technology of another Person, or pursuant to which the Company or any Subsidiary is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Indebtedness” of any Person means, as of a specified date, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (iv) above, to the extent of the obligation guaranteed; (vi) the aggregate amount of all

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accrued interest payable with respect to any of the items described in clauses (i) through (v) above; and (vii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” balloon payments or fees, costs, expenses and other payment obligations that would arise if any or all of the items described in clauses (i) through (vi) above were prepaid, extinguished, unwound and settled in full as of such specified date.

“Indemnifying Parties” means the Stockholders as of immediately prior to the Effective Time, the Warrantholders as of immediately prior to the Effective Time, and the Retention Bonus Pool Participants as of immediately prior to the Effective Time.

“Indemnity Escrow Amount” means $21,000,000.

“Indemnity Escrow Shares” means a number of Acquiror Ordinary Shares equal to the quotient obtained by dividing (i) the Indemnity Escrow Amount, by (ii) the Acquiror Share Price, rounded down to the nearest whole number of shares.

“Intellectual Property Rights” means all intellectual property rights, including all statutory, common law and other rights in, to, or arising out of, Technology (whether recorded or not and regardless of form or method of recording), which may exist or be created under the Laws of any jurisdiction in the world, including without limitation all rights the following types: (i) rights associated with works of authorship (including rights in Software), including copyrights, rights of attribution and integrity and other moral rights; (ii) rights in or arising out of logos, trademark, trade dress, business name, domain name and trade name rights and similar rights; (iii) rights associated with confidential information, including trade secret rights; (iv) patent and industrial design property rights, and equivalent or similar rights in, or arising out of, inventions (whether or not patentable), invention disclosures, improvements, modifications, methods or processes; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) rights in, or arising out of, or associated with databases; and (vii) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, re-examinations, and reissues of, and right to apply for applications or the applications for, any of the rights referred to in clauses (i) through (vii) above; and (viii) together with, in each of clauses (i) through (vi) above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same.

“International Employee Plan” means each Company Employee Plan or employment agreement that has been adopted or maintained by the Company, any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means the Persons set forth on Schedule A-4.

“Key Holders” means the Persons set forth on Schedule A-5.

“Knowledge” or “Known” means, with respect to the Company, the actual knowledge of the Persons set forth on Schedule A-6, and, in each case, the knowledge such persons would have obtained after due and diligent inquiry.

“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

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“Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its Subsidiaries or Affiliates, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.

“Licensed IP” means Intellectual Property Rights or Technology licensed to the Company or any Subsidiary.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Made Available” means that the referenced materials have been posted to the virtual data room at https://datasiteone.merrillcorp.com/manda/project/5c9e76fa821d6c000ebaed9c/content/index/mode/index (the “Data Room”) by the Company and made available to Acquiror and its Representatives, but only if so posted and made available in the Data Room on a continuous and uninterrupted basis during the three (3) Business Day period prior to the Agreement Date.

“Merger Consideration” means all consideration payable to the Securityholders upon the terms set forth in Section 1.3 and throughout this Agreement, whether in cash, Acquiror Ordinary Shares or Equity Interests to acquire Acquiror Ordinary Shares.

“Net Working Capital Collar” means a dollar range from and including negative three million one-hundred thousand dollars (-$3,100,000) to and including two million nine-hundred thousand dollars ($2,900,000).

“NISPOM” means the National Industrial Security Program Operating Manual, DoD Manual 5220.22-M, including any applicable provisions of supplements, amendments or revised editions thereof.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any other license that requires the distribution of source code in connection with the distribution of any software or materials, that requires modifications or derivative works be distributed under the same license, or that prohibits one from charging a fee or otherwise seeking compensation in connection with sublicensing, displaying or distributing any software or materials. “Open Source License” includes, without limitation, a Creative Commons License, open database license, the Mozilla Public License (including any variants thereof), the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License.

“Open Source Software” means any software, or other materials that are distributed as “free software” or “open source software” or are otherwise generally distributed publicly or made publicly available under terms of an Open Source License.

“Optionholder” means any holder of any Company Option.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

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“Out-of-the-Money Company Option” means each Company Option that is not an In-the-Money Company Option.

“Out-of-the-Money Company Warrant” means each Company Warrant that is not an In-the-Money Company Warrant.

“Outbound License” means any Contract pursuant to which any Person has been granted any rights to access or use any Company Products, or that contains any assignment or license of, or any covenant not to assert or enforce, any Company IPR.

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Series A Liquidation Preference” means, with respect to a share of Company Series A Preferred Stock, the sum of (i) $1.6938, plus (ii) any declared but unpaid dividends on such share of Company Series A Preferred Stock.

“Per Series A-1 Liquidation Preference” means, with respect to a share of Company Series A-1 Preferred Stock, the sum of (i) $1.6938, plus (ii) any declared but unpaid dividends on such share of Company Series A-1 Preferred Stock.

“Per Series A-2 Liquidation Preference” means, with respect to a share of Company Series A-2 Preferred Stock, the sum of (i) $1.6938, plus (ii) any declared but unpaid dividends on such share of Company Series A-2 Preferred Stock.

“Per Series B Liquidation Preference” means, with respect to a share of Company Series B Preferred Stock, the sum of (i) $1.9367, plus (ii) any declared but unpaid dividends on such share of Company Series B Preferred Stock.

“Per Series C Liquidation Preference” means, with respect to a share of Company Series C Preferred Stock, the sum of (i) $4.4479, plus (ii) any declared but unpaid dividends on such share of Company Series C Preferred Stock.

“Per Series D Liquidation Preference” means, with respect to a share of Company Series D Preferred Stock, the sum of (i) $6.3352, plus (ii) any declared but unpaid dividends on such share of Company Series D Preferred Stock.

“Per Share Adjustment Consideration” means a number of shares of Acquiror Ordinary Shares equal to the quotient obtained by dividing (i) the quotient obtained by dividing (a) the Final Net Working Capital Surplus (if any), by (b) the Stock and Warrant Share Number, by (ii) the Acquiror Share Price.

“Per Share Closing Participation Amount” means an amount equal to (i) the product obtained by multiplying (a) the Per Share Residual Amount, by (b) the Applicable Conversion, minus (ii) the Per Share Expense Contribution.

“Per Share Expense Contribution” means an amount equal to the quotient obtained by dividing (i) the Expense Fund Amount, by (ii) the Stock and Warrant Share Number.

“Per Share Residual Amount” means an amount equal to the quotient obtained by dividing (i) the sum of (a) the Residual Consideration, plus (b) the aggregate exercise price of (x) all Company Options that are In-the-Money-Company Options, and (y) all Company Warrants that are In-the-Money Company Warrants, by (ii) the Total Share Number.

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“Permitted Liens” means (a) statutory Liens securing payments not yet due, (b) Liens with respect to the payment of Taxes, in all cases that are not yet due or payable, (c) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by applicable Law created in the ordinary course of business for amounts that are not yet delinquent, and (d) non-exclusive licenses of Intellectual Property Rights granted to customers or resellers of the Company or any Subsidiary in the ordinary course of business consistent with past practices.

“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by the Company or any Subsidiary allows the identification of or contact with a natural person, (ii) any other information if such information is defined as “personal data”, “personally identifiable information”, “nonpublic personal information”, “customer proprietary network information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Privacy Law; and (iii) any other information associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Plan” means the Company’s Amended and Restated 2010 Stock Incentive Plan, as amended.

“Pre-Closing Tax Period” means any Tax period or portion thereof that ends on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means (A) any Taxes of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period, provided the amounts described in this definition shall be determined by including in the Pre-Closing Tax Period any Taxes attributable to any amount required to be included in the income of the Company or any of its Subsidiaries or Affiliates under Section 951 or Section 951A of the Code (or, in each case, any similar provision of state, local or other Tax Law) to the extent such amount would be allocable to the Pre-Closing Tax Period if the taxable year of each relevant entity ended on the Closing Date, (B) any Transaction Payroll Taxes, and (C) any Taxes attributable to the conversion of or repayment of any Indebtedness, (D) any amounts payable after the Closing Date as a result of an election under Section 965(h) of the Code by or with respect to the Company or any of its Subsidiaries, and (E) Taxes payable by the Securityholders pursuant to Section 7.9(d); provided, further that Pre-Closing Taxes shall not include any Taxes: (u) payable by Acquiror pursuant to Section 7.9(d)), (v) taken into account in the Tax Amount, Third Party Expenses, or Closing Indebtedness and that result in a reduction to the Closing Consideration as finally determined hereunder; (w) attributable to or imposed in any taxable period (or portion thereof) ending after the Closing Date (other than Losses arising from breaches of the representations and warranties in Sections 3.9(e), (f), (g), (l), (m) , (n), (o), (p) and (s); (x) that are due to the unavailability in any taxable period (or portion thereof) ending after the Closing Date of any net operating losses, credits or other Tax attributes from a Pre-Closing Tax Period; or (y) resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement).

“Privacy Law” means any applicable Law (including, to the extent applicable, the EU General Data Protection Regulation (GDPR), Privacy and Electronic Communications Directive 2002/58/EC, Personal Information Protection and Electronic Documents Act, the CAN-SPAM Act, HIPAA, and any other applicable Laws (including any Laws within any country where the Company or any of its Subsidiaries is conducting, or has

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conducted, any business, or that otherwise apply to the Company or any of its Subsidiaries), any applicable rule or other requirement of a self-regulatory organization with which the Company or any Subsidiary has represented compliance with, agreed to comply with, or has been legally bound to comply with, including the EU-U.S. and Swiss- Privacy Shield programs, as applicable, and any applicable published industry best practice or other standard (including the PCI Data Security Standard, as applicable) with which the Company or any Subsidiary has represented compliance with, agreed to comply with, or has been legally bound to comply with, or contractual requirement, as in each case amended from time to time, that: pertains to (i) privacy or restrictions or obligations related to the creation, collection, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception or other processing of Private Data or (ii) direct marketing to consumers, or the initiation, transmission, or monitoring or recording of communications (in any format, including voice, video, email, text messaging, or otherwise).

“Private Data” means, collectively, Personal Data, Company Product Data, and Behavioral Data.

“Pro Rata Portion” means, with respect to each Indemnifying Party, an amount, measured from time to time, equal to the quotient obtained by dividing (x) the aggregate value of the amount of cash then-paid or payable and Acquiror Ordinary Shares then-issued or issuable to such Indemnifying Party pursuant to Sections 1.3(b), 1.3(d) and 1.3(e), by (y) the aggregate value of the amount of cash then-paid or payable and Acquiror Ordinary Shares then-issued or issuable to all Indemnifying Parties pursuant to Sections 1.3(b), 1.3(d) and 1.3(e). For purposes of clarity, the sum of all “Pro Rata Portions” of the Indemnifying Parties shall at all times equal one-hundred percent (100%) and each Acquiror Ordinary Share shall be valued at the Acquiror Share Price.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or by, or issued under the authority of, any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.

“Related Agreements” means the Non-Disclosure Agreement, the Stockholder Written Consent, the Joinder Agreements, the Company Support Agreements, the Acquiror Support Agreements, the 280G Waivers, the Warrant Cancellation Agreements, the Payoff Letters, the Escrow Agreement, and all other agreements and certificates entered into or otherwise delivered by on behalf of the Company or any of the Securityholders in connection with the transactions contemplated herein.

“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, stockholders, officers, employees, advisors, counsel, accountants, agents or other representatives of such Person and its Affiliates.

“Residual Consideration” means that amount equal to (i) the Total Closing Consideration, minus (ii) the Aggregate Liquidation Preference, minus (iii) the aggregate Retention Bonus Pool Award Value of all Retention Bonus Pool Awards.

“Restricted Person” means any person listed on or covered by, including being owned or controlled by and person on, any list of sanctioned or restricted persons for export, import, sanctions, government contracting or related reasons administered by any government in which the Company or any Subsidiary conducts business, including the United States, Russia, and India. The lists include but are not limited to the Bank of England Financial Sanctions List, List of Denied Persons and Entity List administered by the U.S. Department of Commerce, the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of Treasury, European Union Sanctions List, United Kingdom Proscribed Terrorist Groups, and the United Nations Security Council Sanctions.

“Retention Bonus Pool Amount” means an amount equal to (A) six hundred thousand dollars ($600,000), plus (B) an amount equal to (i) eight percent (8%), multiplied by, (ii) that amount equal to (a) the Total Closing

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Consideration, minus (b) that amount equal to the Per Share Residual Amount, multiplied by (y) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all unvested Company Options that are In-the-Money Company Options that are outstanding immediately prior to the Effective Time, plus (c) the aggregate Closing Indebtedness payable in respect of Company Convertible Notes.

“Retention Bonus Pool Award” means a Retention Bonus under the Company’s Retention Bonus Plan, as amended.

“Retention Bonus Pool Award Value” means, with respect to a Retention Bonus Pool Award, (i) an amount equal to (a) the Retention Bonus Pool Amount, multiplied by (b) the percentage corresponding to the Retention Bonus Pool Participant entitled to such Retention Bonus Pool Award, as set forth on Schedule A-7, minus (ii) an amount equal to the aggregate value of all shares of Company Common Stock held by such Retention Bonus Pool Participant and all vested Company Options that are In-the-Money Company Options, in each case, as of immediately prior to the Effective Time (such value being determined in accordance with the conversion of such Company Securities pursuant to Section 1.3(b)(vii) and Section 1.3(c)(i)).

“Retention Bonus Pool Participant” means each of the individuals set forth on Schedule A-7. Upon the reasonable request of Acquiror, the Company shall update Schedule A-7 and deliver to Acquiror a certified copy of such updated Schedule A-7.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the Stockholders, the Optionholders, the Warrantholders, Retention Bonus Pool Participants and any other holder of Company Securities.

“Shrink-Wrap Software” means any generally commercially available software in executable code form that (i) is available for a cost of not more than U.S. $10,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations in any fiscal year); and (ii) is not incorporated into or used directly in the design, development, delivery, hosting, provision or distribution of, any Company Product.

“Software” means computer software and databases, whether in object code, Source Code, or executable form, and documentation related thereto.

“Source Code” means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.

“Standard Form IP Contract” means each standard form of Contract used by the Company or any Subsidiary at any time that has been Made Available by the Company, including each standard form of: (i) customer or end user agreement for a Company Product(s) (including trial and reseller agreements); (ii) agreement for receipt of development services; (iii) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement.

“Stock and Warrant Share Number” means a number equal to (i) the aggregate number of shares of Company Capital Stock (on an as-converted to Common Stock basis, as applicable) issued and outstanding immediately prior to the Effective Time, plus (ii) the maximum aggregate number of shares of Company Capital

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Stock (on an as-converted to Common Stock basis, as applicable) issuable upon full exercise, exchange or conversion of all Company Warrants that are In-the-Money Company Warrants and outstanding immediately prior to the Effective Time, minus (iii) the aggregate number of Cancelled Shares, minus (iv) the aggregate number of Dissenting Shares.

“Stock Award Exchange Ratio” means a fraction (i) the numerator of which is the Per Share Residual Amount and (ii) the denominator of which is the Acquiror Share Price.

“Stockholder” means any holder of any Company Capital Stock.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“subsidiary” means, with respect to any Person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or Affiliates.

“Systems” means all information technology or data processing networks, systems, equipment, facilities or services owned or controlled by the Company and its Subsidiaries, including all information technology or data processing networks, systems, equipment, facilities or services owned or controlled by the Company and its Subsidiaries and used by or for Employees in the performance of services for the Company or its Subsidiaries, in whole or in part.

“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law.

“Tax Amount” means, without duplication, an amount equal to (i) all Pre-Closing Taxes that remain unpaid as of the Effective Time, plus (ii) any Transaction Payroll Taxes.

“Technology” means algorithms, APIs, diagrams, formulae, inventions (whether or not patentable), invention disclosures, programmer’s notes, improvements, modifications, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, confidential information, proprietary information, protocols, schematics, specifications, product designs, roadmaps, marketing strategies, Software (in any form, including Source Code and executable or object code), subroutines, techniques, user interfaces, domain name registrations, URLs, web sites, social media accounts,

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systems, tools, databases, data collections, concepts, data, coding, images, designs, documentation, books (including lab books), records, works of authorship (including written, audio and visual materials) and all other forms of technology, including all tangible or digital embodiments of Intellectual Property Rights.

“Total Closing Consideration” means, without duplication, an amount equal to (i) $234,000,000, less (ii) Closing Indebtedness, plus (iii) Closing Cash, less (iv) Third Party Expenses (not including any Third Party Expenses to the extent paid by the Company prior to the Closing), less (v) the Tax Amount, plus (vi) the Estimated Closing Net Working Capital Adjustment Amount.

“Total Consideration” means the sum of (i) the Total Closing Consideration, plus (ii) the Final Net Working Capital Surplus, plus (iii) an amount equal to (i) the Euro Par Value, multiplied by, all Acquiror Ordinary Shares issued pursuant to this Agreement.

“Total Share Number” means a number equal to (i) the aggregate number of shares of Company Capital Stock issued and outstanding (on an as-converted to Common Stock basis, as applicable) immediately prior to the Effective Time, plus (ii) the maximum aggregate number of shares of Company Capital Stock (on an as-converted to Common Stock basis, as applicable) issuable upon full exercise, exchange or conversion of (a) all Company Options that are In-the-Money Company Options, and (b) all Company Warrants that are In-the-Money Company Warrants, minus (iii) the aggregate number of Cancelled Shares.

“Transaction Payroll Taxes” means all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the consummation of the Merger or the other transactions contemplated hereby, including those arising from or related to the payment of any amounts hereunder or under any other Contract as a result of, or in connection with, the consummation of the Merger and the other transactions contemplated hereby, in each case, other than the employer portion payroll or employment Taxes incurred as a result of any retention payments payable or equity awards granted by Acquiror or any of its Affiliates pursuant to the terms of any Offer Document or other post-Closing employment arrangement with Acquiror or any of its Affiliates.

“Transfer Taxes” means all sales, use, transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Warrantholder” means any holder of a Company Warrant.

“Willful Breach” means with respect to any representation, warranty, agreement, or covenant, any intentional or deliberate action or omission that constitutes a breach of such representation, warranty, agreement or covenant and that the breaching party actually knows or should reasonably be expected to know at the time is or would constitute a breach of such representation, warranty, agreement or covenant.

Exhibit A

Form of Company Support Agreement

Exhibit B

Form of Joinder Agreement

Exhibit C

Form of Acquiror Support Agreement

Exhibit D

Form of Option Amendment Agreement

Exhibit E

Form of Certificate of Merger

Exhibit F

Form of Restated Certificate of Incorporation

Exhibit G

Form of Restated Bylaws

Exhibit K

Form of Warrant Cancellation Agreement